                                5,000,000 Shares

                                 [INSWEB LOGO]

                                  Common Stock
                                 -------------

    This is an initial public offering of shares of common stock of InsWeb. All of the 5,000,000 shares of common stock are being sold by InsWeb.

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "INSW."

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF INSWEB COMMON STOCK.

                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                                                        Per Share       Total
                                                                                       -----------  --------------
Initial public offering price........................................................   $   17.00   $   85,000,000
Underwriting discount................................................................   $    1.19   $    5,950,000
Proceeds, before expenses, to InsWeb.................................................   $   15.81   $   79,050,000

    To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from InsWeb at the initial public offering price less the underwriting discount.

                               ------------------

    The underwriters expect to deliver the shares against payment in New York, New York on July 28, 1999.

GOLDMAN, SACHS & CO.

               BANCBOSTON ROBERTSON STEPHENS

                              DONALDSON, LUFKIN & JENRETTE

                               ------------------

                        Prospectus dated July 22, 1999.

                             Description of Artwork

                              [INSIDE FRONT COVER]

    [Eight photographs depict a consumer in various stages of shopping for insurance over the telephone. Photographs include a consumer using a telephone directory and waiting while placed on hold. The insweb.com logo, the slogan "Where You And Your Insurance Really Click" and the following text appear in the center of the photograph: "The old way of shopping for insurance has just changed."]

                                   [GATEFOLD]

    [At the top of the page there is the InsWeb logo with the following caption:
"All the tools, information and help you need to comparison shop for insurance quotes--online."]

    [A picture of InsWeb's online insurance marketplace at insweb.com. Two-page screen shot of InsWeb's website with textual descriptions of the tools, information and help available to consumers, surrounded by the following text flowed to both sides.]

DETAILED, PERSONALIZED QUOTES FOR EVERY INSURANCE NEED.

    InsWeb's step-by-step process offers consumers convenience and value--making it easy to compare free, customized quotes from some of the most recognized names in insurance. Whether it's auto, health, homeowners, life or renters insurance they need, consumers can comparison shop for quotes quickly and easily--all in one place.

TOOLS & ADVICE PUT POWER IN THE HANDS OF THE CONSUMER.

    Our insurance marketplace puts consumers in complete control of their insurance decisions. An array of tools help and information guides them through the intricacies of insurance. And our interactive content--calculators, coverage analyzers, estimators and quizzes--helps consumers make educated buying decisions.

SAFEGUARDING CUSTOMER PRIVACY IS OUR PRIORITY.

    Recognizing the importance of earning trust by protecting consumers' privacy, InsWeb maintains an unbiased and safe marketplace for them to conduct their insurance business. To ensure the security of data transmissions, we employ encryption technology, which protects sensitive consumer information. We also utilize firewall technology to safeguard all data on our site. Additionally, InsWeb is a member of the TRUSTe Privacy Program.

CONSUMER PROFILE SAVED FOR FUTURE VISITS.

    Individual data and consumer preferences are saved, making it even simpler for consumers to come back to compare quotes as their insurance needs change.

EVERYTHING CONSUMERS NEED TO SHOP FOR AUTO, HEALTH, HOME, LIFE AND RENTERS INSURANCE.

    Available 24-hours a day, 7-days a week, InsWeb offers the tools, advice and ease-of-use insurance shoppers are looking for. It is a convenient way for people to compare quotes--and get all the information they need in a comfortable, pressure-free environment.

                                  [Back Cover]

    [At the top center of the page is the following heading:]

                               National Coverage
                         Auto/Health/Home/Life/Renters

    [Beneath the heading, there is a map of the United States which depicts the carrier coverage for each insurance product as of June 1999.]

    [Below the map, the InsWeb logo is centered above the following text:]

                       PARTICIPATING INSURANCE COMPANIES

    The InsWeb Online Insurance Marketplace includes many of the largest and most recognized insurance companies in the United States.

AAA Michigan         Blue Cross/Blue      Hartford             Metropolitan Life    RelianceDirect
AIG                  Shield of Florida    IAG (Hartford)       The MONY Group/      Reliant
American Family      CNA                  John Hancock         MONY Life Insurance  State Farm
Amica                The Commerce Group   Kemper               Company              TIG
Auto Club South      Country              Lincoln Benefit      Mutual of Omaha      Tri-State
(AAA)                Explorer             (Allstate)           Nationwide           United Security
Avomark (Ohio        GE Auto Insurance                         Ohio National        Western Southern
Casualty)            Program from                                                   Zurich Kemper
                     Colonial Penn
                     Insurance Company

    InsWeb-Registered Trademark- is a registered trademark of InsWeb. All other brand names or trademarks appearing in this prospectus are the property of the holders of those names or marks.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN INSWEB COMMON STOCK. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING INSWEB AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                     INSWEB

    InsWeb operates an online insurance marketplace that enables consumers to shop online for automobile, term life, homeowners, renters and individual health insurance and obtain insurance company-sponsored quotes for actual coverage. InsWeb's marketplace brings consumers and insurance companies together online, providing consumers with the insurance they need and insurance companies with the customers they want. InsWeb's service is free to consumers; its principal source of revenues is transaction fees paid by insurance companies. Based on published reports by Media Metrix concerning recent site visit data, published estimates by Forrester Research and Cyber Dialogue regarding the total number of consumers shopping online for insurance, and publicly available financial and operational data of other companies offering online insurance quotes, InsWeb believes that its website is one of the three leading insurance marketplaces in the United States.

    InsWeb has combined extensive knowledge of the insurance industry, technological expertise and close relationships with more than 35 insurance companies to develop a sophisticated, integrated online technology platform that delivers significant benefits to both consumers and insurance companies.

    Consumers benefit from:

    - One-stop comparison shopping for multiple insurance products in an unbiased marketplace;

    - Accurate, insurance company-sponsored quotes;

    - Easy access to insurance-related information and proprietary analytical tools; and

    - Convenience, control and privacy without sales pressure.

    Insurance companies benefit from:

    - Lower customer acquisition and service costs made possible by an Internet-based model that is largely automated and therefore cost-efficient and scalable, allowing substantial increases in the number of transactions on the online marketplace with minimal increases in costs;

    - Access to consumers who have been pre-screened based on filtering criteria provided by the insurance company to ensure that they meet the insurer's risk profile and who have indicated an interest in purchasing insurance from the insurance company;

    - Rapid feedback on their market performance enabling quick and easy adjustments to their product offerings; and

    - Improved underwriting profitability and the opportunity to provide enhanced product offerings.

    InsWeb's strategy is to provide the leading online insurance marketplace by:

    - Adding insurance company relationships and increasing the number of products and services each company offers and the number of states in which each company offers them;

    - Continuing to build strong relationships with an expanding base of insurance companies whose filtering and underwriting criteria are integrated into InsWeb's technology platform;

    - Working with participating insurance companies to utilize the InsWeb platform to further reduce the costs of acquiring and servicing their customers;

    - Leveraging its technology platform and consumer database to provide additional services to consumers and insurance companies; and

    - Enhancing its brand awareness and market presence by expanding its offline and online marketing campaigns as well as its network of online relationships.

    Transaction fees related to automobile insurance accounted for approximately 75% of InsWeb's revenues in 1998 and 84% in the six months ended June 30, 1999, and InsWeb expects that such fees will continue to account for a substantial portion of its revenues for the foreseeable future. InsWeb intends to expand its other product offerings and expects fees related to automobile insurance to eventually decrease as a percentage of revenues as additional insurance companies and products are brought online.

    InsWeb has incurred significant losses since inception and had an accumulated deficit of $53.2 million as of June 30, 1999. InsWeb intends to continue to invest heavily in product development, sales and marketing and its administrative infrastructure. As a result, InsWeb believes that it will continue to incur substantial operating losses for the forseeable future.

                                  THE OFFERING

    Unless stated otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares in this offering, that all outstanding shares of preferred stock are converted to common stock upon the closing of this offering, and that a three-for-two split of InsWeb common stock is effected before the completion of this offering.

Shares offered by InsWeb..........................  5,000,000 shares
Shares to be outstanding after the offering.......  33,524,825 shares
Use of proceeds...................................  For general corporate purposes, principally working capital and capital expenditures. See "Use
                                                    of Proceeds."
Nasdaq National Market symbol.....................  INSW

    These share numbers are based on shares outstanding as of June 30, 1999, but exclude:

    - 3,469,823 shares of common stock issuable upon exercise of options outstanding at June 30, 1999 under InsWeb's stock option plans, with a weighted average exercise price of $6.46 per share;

    - 2,347,586 shares of common stock available for future grant or issuance under InsWeb's various stock plans; in July 1999 InsWeb granted options to purchase 1,200,000 of these shares to its executive officers and members of its management team, at exercise prices ranging from $45.00 to $60.00 per share; and

    - 12,246 shares of common stock issuable upon exercise of warrants at an exercise price of $10.86 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     PERIOD FROM
                                                     FEBRUARY 28,                                          SIX MONTHS
                                                         1995                                                ENDED
                                                    (INCEPTION) TO      YEAR ENDED DECEMBER 31,             JUNE 30,
                                                     DECEMBER 31,   --------------------------------  --------------------
                                                         1995         1996       1997        1998       1998       1999
                                                    --------------  ---------  ---------  ----------  ---------  ---------
                                                                                                          (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................   $         --   $     248  $     750  $    4,310  $   1,027  $   8,372
Operating expenses................................          2,025       7,640     10,106      26,211      8,707     23,186
Loss from operations..............................         (2,025)     (7,392)    (9,356)    (21,901)    (7,680)   (14,814)
Net loss..........................................         (2,031)     (7,270)    (9,063)    (22,490)    (7,890)   (14,998)
Net loss per share--basic and diluted (1).........   $    (677.00)  $   (0.56) $   (0.62) $    (1.52) $   (0.54) $   (0.94)
Shares used in computing net loss per share--basic
  and diluted (1).................................              3      13,055     14,601      14,813     14,663     16,024

                                                                                             JUNE 30, 1999
                                                                                       --------------------------
                                                                                        ACTUAL    AS ADJUSTED (2)
                                                                                       ---------  ---------------

                                                                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................................................  $   9,660     $  87,710
Short-term investments...............................................................     15,840        15,840
Working capital......................................................................     25,406       103,456
Total assets.........................................................................     48,480       126,530
Long-term debt.......................................................................      1,240         1,240
Total stockholders' equity...........................................................     40,946       118,996

----------------
(1) See Note 2 of Notes to InsWeb's Consolidated Financial Statements for a description of the computation of the number of shares and net loss per share.

(2) Adjusted to reflect the sale of 5,000,000 shares of common stock in this offering after deducting the underwriting discount and estimated offering expenses and giving effect to the application of the net proceeds. See "Use of Proceeds" and "Capitalization."

    InsWeb was incorporated in California in February 1995 and reincorporated in Delaware in November 1996. InsWeb's principal executive offices are located at 901 Marshall Street, Redwood City, California 94063, its telephone number is
(650) 298-9100, and its website is located at www.insweb.com. Information on InsWeb's website is not a part of this prospectus.

                                  RISK FACTORS

    SET FORTH BELOW IS A DISCUSSION OF WHAT WE BELIEVE TO BE THE PRINCIPAL RISKS AND UNCERTAINTIES AFFECTING OUR BUSINESS OR AN INVESTMENT IN OUR COMMON STOCK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO BUY OUR COMMON STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE DID NOT BEGIN TO GENERATE SIGNIFICANT REVENUES FROM OUR CORE BUSINESS UNTIL 1998

    We were incorporated in February 1995, but we did not begin to generate significant transaction fees from our online marketplace until 1998. Our limited operating history makes an evaluation of our future prospects very difficult. An investor in our common stock must consider the uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. These uncertainties include:

    - an evolving and unpredictable business model, which makes prediction of future results uncertain and an investment in our common stock highly speculative;

    - the lack of a well-developed brand identity, which may limit our ability to draw consumers to our website;

    - the potential development of comparable services by competitors, which may reduce our market share;

    - the uncertainty of the extent to which the consumer market will adopt the Internet as a medium for comparison shopping for insurance, which may limit our ability to generate revenue from consumers that visit our online marketplace; and

    - our potential inability to successfully manage our anticipated growth, which could lead to management distractions and increased operating expenses.

To address these uncertainties, we must, among other things:

    - enhance the brand identity of our online insurance marketplace;

    - maintain and increase our strategic alliances with other online businesses to increase traffic to our website;

    - maintain, increase and geographically diversify our base of participating insurance companies;

    - continue to ensure that our participating insurance companies offer competitive insurance products;

    - satisfy legal and regulatory requirements applicable to the insurance industry; and

    - continue to address consumer privacy concerns.

    Our business strategy may not be successful and we may not be able to successfully address these uncertainties. Moreover, our ability to take the foregoing steps may be hampered by our limited financial resources should we fail to rapidly increase revenues or should increased revenues be more than offset by increased operating expenses .

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

    Given planned investment levels, our ability to achieve profitability will depend upon our ability to generate and sustain substantially increased revenues. As a result, we believe that we will incur substantial operating losses for the foreseeable future. We incurred operating losses of $21.9 million for the year ended December 31, 1998 and $14.8 million for the six months ended June 30, 1999, and as of June 30, 1999, our accumulated deficit was $53.2 million. We intend to make significant expenditures related to marketing, hiring of additional personnel and development of our website, technology and infrastructure. Although we have experienced significant revenue growth in recent periods, this growth rate is not sustainable and will decrease in the future. Our operating results for future periods are subject to numerous uncertainties, and we may not achieve sufficient revenues to become profitable. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we are unable to achieve profitability, we will need to seek additional financing to continue our business operations. Such financing could be on terms that are dilutive to our existing stockholders or could involve the issuance of securities that have rights and preferences that are senior to those associated with our common stock. Moreover, if such financing were not available or were available only upon terms that were unacceptable to us, we could be required to significantly curtail our operations.

OUR FUTURE REVENUES ARE UNPREDICTABLE, OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE FROM QUARTER TO QUARTER, AND IF WE FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY

    Due to our limited operating history, the emerging nature of the market in which we compete and the high proportion of our revenues that are derived from consumer traffic on our website, our future revenues are inherently difficult to forecast. We believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of our future performance. Moreover, our expense levels are based largely on our investment plans and estimates of future revenues. We may be unable to adjust our spending to compensate for an unexpected shortfall in revenues. Accordingly, any significant shortfall in revenues relative to our planned expenditures would harm our results of operations and could cause our stock price to fall sharply, particularly following quarters in which our operating results fail to meet the expectations of securities analysts or investors.

    Factors that may cause fluctuations in our operating results include the following, many of which are outside our control:

    - We may experience consumer dissatisfaction with our online marketplace as we add or change features, or as the insurance coverage offered by participating insurance companies varies;

    - Consumer traffic on our online marketplace may decline as a result of the announcement or introduction of a competing online insurance marketplace or other new websites, products or services offered by our competitors;

    - Such consumer traffic may also fluctuate as a result of changes in consumer acceptance of Internet commerce, particularly in connection with shopping for insurance;

    - Our revenues may be harmed if we lose a significant insurance company relationship or if any of our participating insurance companies merge with one another;

    - Use of the Internet by consumers may fluctuate due to seasonal factors or other uncontrollable factors affecting consumer behavior and may be affected by occasional slow Internet performance due to technical problems or traffic bottlenecks on the network;

    - Our ability to convert site visits into transaction fees may fluctuate due to changes in our user interface or other features on our site or changes in the filtering criteria used by our participating insurance companies to determine which consumers will be offered quotes; and

    - Our ability to generate transaction fees may also be harmed due to technical difficulties on our website that hamper a consumer's ability to start or complete a shopping session.

SEASONALITY AFFECTING INSURANCE SHOPPING AND INTERNET USAGE MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS

    Our business may experience seasonality as it matures. If this occurs, investors may not be able to predict our annual operating results based on a quarter-to-quarter comparison of our operating results. We believe that our business may be subject to such seasonality; however, to date, our quarter-to-quarter growth in revenues has offset any effects due to seasonality, and therefore it has not been possible thus far to assess the degree to which our business may be seasonal.

BECAUSE SUBSTANTIALLY ALL OF OUR REVENUE IS ATTRIBUTABLE TO AUTOMOBILE INSURANCE SHOPPING ON OUR ONLINE MARKETPLACE, WE ARE ESPECIALLY VULNERABLE TO RISKS RELATED TO THE ONLINE MARKET FOR AUTOMOBILE INSURANCE OR THE AUTOMOBILE INSURANCE INDUSTRY GENERALLY

    Automobile insurance accounted for approximately 75% of our revenues in the year ended December 31, 1998 and approximately 84% in the six months ended June 30, 1999. We anticipate that automobile insurance will continue to account for a substantial portion of our revenues for the foreseeable future. As a result, if we fail to attract a broad base of consumers to shop for automobile insurance on our site, or if changes in the automobile insurance industry make electronic commerce a less attractive means to shop for this type of insurance, our ability to generate revenue will be reduced and our business will be harmed. In addition, our business is likely to be affected by any events or changes that affect the automobile insurance industry as a whole.

IF WE ARE UNABLE TO PROMOTE OUR BRAND AND EXPAND OUR BRAND RECOGNITION, OUR ABILITY TO DRAW CONSUMERS TO OUR WEBSITE WILL BE LIMITED

    A growing number of websites offer services that are similar to and competitive with the services offered on our online insurance marketplace. Therefore, establishing and maintaining our brand is critical to attracting additional consumers to our website, strengthening our relationships with participating insurance companies and attracting new insurance companies. If our brand does not achieve positive recognition in the market, our ability to draw consumers to our website will be limited. In order to attract and retain consumers and insurance companies and to promote and maintain our brand, we intend to increase our financial commitment to creating and maintaining prominent brand awareness. We currently use online advertising and marketing and radio advertisements in key markets to promote our brand. In addition, we are continuously expanding our offline mass-marketing campaign, which includes increasing spending on a combination of radio, television and print media. If our marketing efforts do not generate a corresponding increase in revenues or we otherwise fail to successfully promote our brand, or if these efforts require excessive expenditures, our business will be harmed. Moreover, if visitors to our website do not perceive our existing services or the products and services of our participating insurance companies to be of high quality, or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brand could be harmed.

OUR PLANS TO EXPAND OUR OPERATIONS COULD RESULT IN SIGNIFICANT EXPENDITURES, AND WE MAY NOT GENERATE SUFFICIENT REVENUE TO OFFSET THESE EXPENDITURES

    We intend to expand our operations by, among other things:

    - offering new and complementary products such as small group health insurance and small business property and casualty insurance;

    - adding new insurance companies and helping our existing insurance companies to expand the number of states in which they are offering coverage in our online marketplace;

    - increasing the level of technology integration between our platform and the systems of our participating insurance companies;

    - expanding our geographic coverage outside the United States; and

    - extending our market presence through relationships with Internet portals, financial institutions, websites oriented to activities that involve the purchase of insurance, such as automobile shopping sites, and other online companies.

We may not be able to accomplish this expansion in a cost-effective or timely manner, or these efforts may not increase the overall market acceptance of our products and services. Expansion of our operations in this manner could also require significant additional expenditures and strain our management, financial and operational resources. The lack of market acceptance of these efforts or our inability to generate enough revenue from these expanded services or products to offset their cost could harm our business.

COMPETITION IN THE MARKET FOR ONLINE DISTRIBUTION OF INSURANCE IS INTENSE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH CURRENT COMPETITORS OR NEW COMPETITORS THAT ENTER THE MARKET, THE FEES PAID TO US BY PARTICIPATING INSURANCE COMPANIES MAY FALL, THE FEES CHARGED BY ONLINE COMPANIES WITH WHICH WE HAVE STRATEGIC RELATIONSHIPS MAY RISE, AND OUR MARKET SHARE MAY SUFFER

    The online insurance distribution market is a new industry and, like the broader electronic commerce market, is rapidly evolving and is highly competitive. Increased competition, particularly by companies offering online insurance distribution, could reduce the fees we are able to charge our participating insurance companies or increase the fees we are required to pay to online companies with which we have strategic relationships, resulting in reduced margins or loss of market share, any of which could harm our business.

    Some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, we believe we will face increasing competition as the online financial services industry develops and evolves. Our current and future competitors may be able to:

    - undertake more extensive marketing campaigns for their brands and services;

    - devote more resources to website and systems development;

    - adopt more aggressive pricing policies; and

    - make more attractive offers to potential employees, online companies and third-party service providers.

    Accordingly, we may not be able to maintain or grow consumer traffic to our website and our base of participating insurance companies, our competitors may grow faster than we do, or companies with whom we have strategic relationships may discontinue their relationships with us, any of which would harm our business. See "Business--Competition."

IF OUR PARTICIPATING INSURANCE COMPANIES DO NOT CONTINUE TO PROVIDE HIGH-QUALITY PRODUCTS AND SERVICE TO CONSUMERS, OUR BRAND WILL BE HARMED AND OUR ABILITY TO ATTRACT CONSUMERS TO OUR WEBSITE WILL BE LIMITED

    Our ability to provide a high-quality shopping experience to consumers depends in part on the quality of the products and services consumers receive from our participating insurance companies, including timely response to requests for quotes or coverage. If our participating insurance companies do not provide consumers with high-quality products and services, the value of our brand may be harmed and the number of consumers using our services may decline. We have from time to time received complaints from consumers who have not received a timely response to a request for an insurance quote. Although we have taken steps to encourage our participating insurance companies to be responsive to consumer requests, these steps may not be successful. In addition, if any of our major participating insurance companies were to discontinue their business, be downgraded by insurance company rating services or be financially harmed by trends in the insurance industry, our brand may be harmed.

BECAUSE SEVERAL OF THE INSURANCE COMPANIES WITH WHICH WE HAVE RELATIONSHIPS ARE MAJOR STOCKHOLDERS OR ARE ASSOCIATED WITH MEMBERS OF OUR BOARD OF DIRECTORS, WE MAY FIND IT DIFFICULT TO TERMINATE OR SUSPEND THE PARTICIPATION OF ONE OF THESE INSURANCE COMPANIES BASED UPON THE QUALITY OF ITS SERVICE. THIS COULD, IN TURN, CAUSE THE QUALITY OF OUR SERVICES TO DECREASE AND HARM OUR BRAND IMAGE WITH CONSUMERS

    Several insurance companies participating in our online marketplace own significant portions of our outstanding stock, are affiliated with members of our board of directors or have close business relationships with members of our board. One insurance company, Nationwide, holds 11.2% of our outstanding common stock, and Richard D. Headley, senior vice president and chief information officer of Nationwide Insurance Enterprise, an affiliate of Nationwide, is a member of our board. Another insurance company, CNA, is affiliated with Insurance Information Exchange, L.L.C., which holds 8.8% of our outstanding common stock. Philip L. Engel, president of the CNA insurance companies, is a member of our board. Most of our other outside directors are affiliated with companies, such as insurance brokerage firms, that may have substantial business dealings with many of the insurance companies with which we have relationships. As a result of such affiliations or relationships, we may find it difficult to terminate or suspend the participation of one of these insurance companies based upon the quality of its service. This could, in turn, cause the quality of our services to decrease and harm our brand image with consumers.

BECAUSE A LIMITED NUMBER OF INSURANCE COMPANIES ACCOUNT FOR A MAJORITY OF OUR REVENUES, THE LOSS OF A SINGLE INSURANCE COMPANY RELATIONSHIP COULD RESULT IN A SUBSTANTIAL DROP IN OUR REVENUES

    Revenues from State Farm, AIG and American Family accounted for approximately 31%, 12% and 11%, respectively, of our revenues for the six months ended June 30, 1999, and revenues from State Farm, AIG and RelianceDirect accounted for approximately 40%, 16% and 10%, respectively, of our revenues for the year ended December 31, 1998. Should one of these insurance companies cease to participate in our online marketplace, or should it change its filtering criteria in a way that reduces the proportion of consumers that are offered quotes from that insurance company, our operating results could be materially harmed. Because of the broad market presence of some of our participating insurance companies, we expect to continue to generate a substantial portion of our revenues from a limited number of insurance companies for the foreseeable future.

IN MOST JURISDICTIONS, WE RELY ON THE PARTICIPATION OF A LIMITED NUMBER OF INSURANCE COMPANIES ON OUR ONLINE MARKETPLACE, AND THE LOSS OF ANY OF THESE INSURANCE COMPANIES COULD MAKE OUR ONLINE MARKETPLACE LESS ATTRACTIVE TO CONSUMERS

    Consumer demand for the services offered on our website in any jurisdiction is substantially dependent upon the participation of competing brand-name insurance companies offering competitive quotes for a given insurance product in that jurisdiction. Accordingly, the success of our business depends on our ability to attract and retain well-known insurance companies to participate in our marketplace. Although we currently have relationships with 38 insurance companies overall, in individual jurisdictions where competing quotes for comparable products are available on our online marketplace, the number of companies offering quotes ranges from two to 12. If we are unable to increase the number of insurance companies that participate in our online marketplace, particularly in the jurisdictions where we currently offer comparable insurance products from only two or three insurance companies, we may not be able to attract additional consumers or may lose our existing consumers to other online competitors offering a wider variety of insurance companies. Of the 30 jurisdictions in which there are three or fewer insurance companies offering automobile

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
insurance quotes on our online marketplace, State Farm is a participant in 26 jurisdictions and AIG is a participant in 16 jurisdictions. If either of these insurance companies discontinued or significantly reduced its participation in our online marketplace, the attractiveness of the marketplace to consumers in these jurisdictions would be diminished.

    In addition, we believe that there is a general trend toward consolidation in the insurance industry. For example, Allstate Corp. recently announced an agreement to acquire the personal lines business of CNA Financial Corp., one of our participating insurance companies. In the jurisdictions where we currently offer comparable insurance products from three or fewer insurance companies, the loss of one or more of these companies, whether due to industry consolidation or otherwise, could materially reduce the selection of insurance companies available to consumers on our website, substantially reducing the attraction of our online marketplace to consumers.

WE MAY HAVE DIFFICULTY INTEGRATING NEW INSURANCE COMPANIES INTO OUR ONLINE MARKETPLACE, WHICH COULD HURT OUR ABILITY TO OFFER IMPROVED COMPARISON SHOPPING OPPORTUNITIES AND THUS LIMIT THE ATTRACTIVENESS OF OUR SERVICE TO CONSUMERS

    Integration of an insurance company into our online marketplace requires a significant commitment of time and resources on our part and on the part of the insurance company, and is a technologically difficult process. This integration process typically takes from three to six months to complete and typically requires us to expend between 160 and 2,000 man-hours. Potential participating insurance companies may not be willing to invest the time and resources necessary to achieve this integration, or we may not be able to overcome the technological difficulties associated with, or devote the time and resources necessary to, successfully integrate the insurance company into our online marketplace.

WE DO NOT HAVE EXCLUSIVE RELATIONSHIPS OR LONG-TERM CONTRACTS WITH INSURANCE COMPANIES, WHICH MAY LIMIT OUR ABILITY TO RETAIN THESE INSURANCE COMPANIES AS PARTICIPANTS IN OUR MARKETPLACE AND MAINTAIN THE ATTRACTIVENESS OF OUR SERVICES TO CONSUMERS

    We do not have an exclusive relationship with any of the insurance companies whose insurance products are offered on our online marketplace, and thus, consumers may obtain quotes and coverage from these insurance companies without using our website. Our participating insurance companies offer their products directly to consumers through insurance agents, mass marketing campaigns or through other traditional methods of insurance distribution. These insurance companies can also offer their products and services over the Internet, either directly to consumers or through one or more of our online competitors, or both. In addition, most of our agreements with our participating insurance companies are cancelable at the option of either party upon 90 days' notice or less.

TRAFFIC ON OUR WEBSITE IS HEAVILY DEPENDENT ON OUR ONLINE RELATIONSHIPS. THESE RELATIONSHIPS MAY NOT GENERATE SUFFICIENT REVENUES TO JUSTIFY THE FEES WE PAY TO ONLINE COMPANIES, AND OUR CONSUMER TRAFFIC MAY DECLINE IN THE EVENT AN ONLINE RELATIONSHIP IS UNSUCCESSFUL

    We rely on relationships with a variety of Internet portals, financial institutions, and other online companies to attract consumers to our website. In a typical arrangement, the online company includes a "link" on its website on which a user can click to jump to our website or to a site that we operate under the online company's name; as part of the arrangement, we typically pay the online company a portion of the resulting transaction fees and in some cases a fixed fee. These relationships may not continue to generate a substantial amount of new traffic on our website, or the revenues generated by these relationships may be insufficient to justify our payment obligations. Furthermore, the value of these relationships is based on the continued positive market presence, reputation and growth of these online companies' websites and services. Any decline in

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
the market presence, business or reputation of these online companies' websites and services will reduce the value of these relationships to us and could harm our business.

    We have entered into an arrangement with Yahoo! Inc. under which our site is the exclusive insurance site included in the Yahoo! Insurance Information Center. In the six months ended June 30, 1999, we received approximately 19% of our website traffic from our online relationship with Yahoo!, and approximately 45% of our traffic from all of our online relationships combined. Our ability to increase our revenues will depend, in part, on increased traffic to our website that we expect to generate through these online relationships.

    Our relationships with online companies typically have a 12-month term and do not provide us with automatic renewal rights upon termination. In addition, these agreements are typically terminable by either party on 30 to 90 days' notice. The termination, nonrenewal or renewal on unfavorable terms of a relationship from which we generate significant traffic to our website, such as our relationship with Yahoo!, would harm our business. Additionally, an online company's failure to maintain efficient and uninterrupted operation of its computer and communications hardware systems would likely reduce the amount of traffic we receive from the company's site, harming our business.

LAWS AND REGULATIONS THAT GOVERN THE INSURANCE INDUSTRY COULD EXPOSE US, OR OUR PARTICIPATING INSURANCE COMPANIES, OUR OFFICERS, OR AGENTS WITH WHOM WE CONTRACT TO LEGAL PENALTIES IF WE FAIL TO COMPLY, AND COULD REQUIRE CHANGES TO OUR BUSINESS

    We perform functions for licensed insurance companies and are, therefore, required to comply with a complex set of rules and regulations that often vary from state to state. If we fail to comply with these rules and regulations, we, an insurance company doing business with us, our officers, or agents with whom we contract could be subject to various sanctions, including censure, fines, a cease-and-desist order or other penalties. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could expose us to additional costs, including indemnification of participating insurance companies for their costs, and could require changes to our business or otherwise harm our business. Furthermore, because the application of online commerce to the consumer insurance market is relatively new, the impact of current or future regulations on InsWeb's business is difficult to anticipate. See "Business--Government Regulation."

OUR INTENDED EXPANSION OF OUR BUSINESS WILL SUBJECT US TO ADDITIONAL REGULATIONS WHICH MAY DELAY OR PREVENT OUR EXPANSION AND HARM OUR BUSINESS

    We intend to expand our operations to include new products and services and to offer existing and new products in new jurisdictions within and outside the United States, which may require us to comply with additional laws and regulations. If we fail to adequately comply with these laws and regulations, our ability to offer some of our products or services in a particular jurisdiction could be delayed or prevented and our business could be harmed. For example, we recently introduced our automobile insurance shopping service in several provinces in Canada. This expansion will require us to comply with the laws and regulations of the various provinces or the Canadian national insurance regulatory scheme. Compliance with these laws and regulations and those of other jurisdictions into which we expand may require us to obtain appropriate business licenses, make necessary filings and obtain necessary bonds, appoint foreign agents and make periodic business reports.

IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF CONSUMERS' AND PARTICIPATING INSURANCE COMPANIES' CONFIDENTIAL DATA, CONSUMERS AND INSURANCE COMPANIES MAY NOT USE OUR SERVICES AND OUR BUSINESS MAY BE HARMED

    A significant barrier to electronic commerce and communications is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. If any compromise or breach of security were to occur, it could harm our

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
reputation and expose us to possible liability. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches. To date, we have experienced no breaches in our network security. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as names, addresses, Social Security and credit card numbers, user names and passwords and insurance company rate information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms we use to protect consumers' and insurance companies' confidential information.

UNCERTAINTY IN THE MARKETPLACE REGARDING THE USE OF INTERNET USERS' PERSONAL INFORMATION, OR PROPOSED LEGISLATION LIMITING SUCH USE, COULD REDUCE DEMAND FOR OUR SERVICES AND RESULT IN INCREASED EXPENSES

    Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. Legislation has been proposed that would limit the uses of personally identifiable information of Internet users gathered online or require online services to establish privacy policies. Many state insurance codes limit the collection and use of personal information by insurance companies, agents, or insurance service organizations. Moreover, the Federal Trade Commission has recently settled a proceeding against one online service that agreed in the settlement to limit the manner in which personal information could be collected from users and provided to third parties.

SYSTEM FAILURES COULD REDUCE OR LIMIT TRAFFIC ON OUR WEBSITE AND HARM OUR ABILITY TO GENERATE REVENUE

    Since launching our online marketplace, we have experienced occasional minor system failures or outages which have resulted in the online marketplace being out of service for a period ranging from several minutes to three hours while our technicians brought backup systems online. We may experience further system failures or outages in the future that could disrupt the operation of our website and could harm our business. Our revenues depend in large part on the volume of traffic on our website and, more particularly, on the number of insurance quotes generated by our website in response to consumer inquiries. Accordingly, the performance, reliability and availability of our website, quote-generating systems and network infrastructure are critical to our reputation and our ability to attract a high volume of traffic on our website and to attract and retain participating insurance companies. Moreover, we believe that consumers who have a negative experience with an electronic commerce website may be reluctant to return to that site. Thus, a significant failure or outage affecting our systems could result in severe long-term damage to our business.

IF WE DO NOT SUCCESSFULLY ENHANCE OR EXPAND OUR TECHNOLOGY INFRASTRUCTURE TO ACCOMMODATE INCREASES IN THE VOLUME OF TRAFFIC ON OUR WEBSITE, OUR WEBSITE MAY NOT PERFORM AT LEVELS THAT ARE SATISFACTORY TO CONSUMERS

    We are continually enhancing and expanding our technology, quote generating systems, network infrastructure and other technologies to accommodate a substantial increase in the volume of traffic on our website. We may be unsuccessful in these efforts or we may be unable to accurately project the rate or timing of increases in the volume of traffic on our website. In addition, we cannot predict whether additional network capacity will be available from third party suppliers as we need it. Also, our network or our suppliers' networks might be unable to timely achieve or maintain a sufficiently high capacity of data transmission to timely process orders or effectively

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
download data, especially if our website traffic increases. Our failure to achieve or maintain high capacity data transmission could significantly reduce consumer demand for our services.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED LOSSES, AND WE MAY NOT HAVE ADEQUATE INSURANCE TO COVER SUCH LOSSES

    Our computer hardware operations are located in leased facilities in Redwood City. A full backup system is located in Irvine, California. Each of these areas is susceptible to earthquakes. If both of these locations experienced a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins and similar events. If we seek to replicate our systems at other locations, we will face a number of technical challenges, particularly with respect to database replications, which we may not be able to address successfully. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

WE MAY EXPERIENCE TECHNOLOGICAL PROBLEMS OR SERVICE INTERRUPTIONS WITH INDIVIDUAL INSURANCE COMPANIES, WHICH COULD HARM THE QUALITY OF SERVICE ON OUR WEBSITE

    Several of our participating insurance companies have chosen a technical solution that requires that our Web servers communicate with these insurance companies' computer systems in order to perform the filtering and risk analysis functions required to generate quotes. Thus, the availability of quotes from a given insurance company may depend in large part upon the reliability of that insurance company's own computer systems, over which we have no control. A malfunction in an insurance company's computer system or in the Internet connection between our Web servers and the insurance company's system, or an excess of data traffic on that system could result in a delay in the delivery of e-mail quotes or could cause an insurance company that provides instant quotes to go offline until the problem can be remedied. Further, a computer malfunction could cause an insurance company to quote erroneous rates, in which case the insurance company would be required to take itself offline until the malfunction can be corrected. Any technological problems with or interruption of communications with an insurance company's computer systems could materially reduce the number of competing insurance companies available to provide quotes, and therefore the level of service perceived by consumers, on our online marketplace.

OUR RECENT GROWTH HAS PLACED A SIGNIFICANT STRAIN ON OUR MANAGEMENT, SYSTEMS AND RESOURCES, AND WE MAY EXPERIENCE DIFFICULTIES IN MANAGING OUR EXPECTED GROWTH IN THE FUTURE

    We are currently experiencing growth and expansion which has placed, and will likely continue to place, a strain on our administrative, operational and financial resources and increased demands on our systems and controls. If our management is unable to manage this growth effectively, our business will be harmed. This growth has resulted in a continuing increase in the level of responsibility for our management personnel. We anticipate that continued growth will require us to recruit, hire, train and retain a substantial number of new managerial, technical, sales and marketing personnel. Of our 228 employees as of June 30, 1999, 133 have been with us less than 18 months, and we expect that our rate of hiring will continue at a very high pace. Our ability to manage our growth successfully will also require us to continue to expand and improve our operational, management and financial systems and controls on a timely basis.

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
WE RELY ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND THE INSURANCE INDUSTRY AND TECHNICAL EXPERTISE WOULD BE EXTREMELY DIFFICULT TO REPLACE

    Our future success is substantially dependent on the continued services and continuing contributions of our senior management and other key personnel, particularly Hussein A. Enan, our Chairman, President and Chief Executive Officer. The loss of the services of any of our executive officers or other key employees could harm our business. We have no long-term employment agreements with any of our key personnel other than Mr. Enan, whose employment agreement expires in July 2002. We maintain a $2 million life insurance policy on Mr. Enan that names us as the beneficiary, but maintain no similar insurance on any of our other key employees.

BECAUSE OF INTENSE COMPETITION FOR TECHNICAL PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD SLOW THE PROCESS OF ADDING NEW INSURANCE COMPANIES TO OUR WEBSITE OR OTHERWISE HARM OUR BUSINESS

    Our future success depends on our continuing to attract, retain and motivate highly skilled employees, particularly with respect to technology development and implementation, including integration of insurance companies into our online marketplace. If we are not able to attract and retain new personnel, particularly to expand our technology development and implementation team, our business will be harmed. The implementation of new insurance companies on our site is a technologically complex and labor-intensive process. Accordingly, any difficulty we face in attracting and retaining talented development and implementation personnel could slow the process of adding new insurance companies to our online marketplace and therefore limit our ability to increase the attractiveness of our services to consumers. Competition for personnel in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications.

OUR SUCCESS DEPENDS ON CONTINUED GROWTH OF ELECTRONIC COMMERCE, WHICH MAY NOT ACHIEVE BROAD ACCEPTANCE BY CONSUMERS

    Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet by consumers as an effective medium for commerce. Rapid growth in the use of the Internet is a recent phenomenon, and it may not continue, or the Internet may not be adopted as a medium of commerce by a broad base of consumers. If a broad base of consumers do not adopt the Internet as a medium of commerce, our business may fail.

OUR SUCCESS DEPENDS ON THE WILLINGNESS OF CONSUMERS TO SHOP FOR INSURANCE ON THE INTERNET INSTEAD OF BY MORE TRADITIONAL MEANS. CONSUMERS MAY NOT BE WILLING TO DO THIS

    Shopping for insurance on the Internet is a relatively untested concept, and if it does not gain widespread acceptance, our business may fail. Demand and market acceptance for recently introduced services and products on the Internet are subject to a high level of uncertainty, and there are few proven services and products. Our success will depend on our ability to engage consumers who have historically shopped for insurance through traditional distribution channels. In order for us to be successful, many of these consumers must be willing to utilize new ways of conducting business and exchanging information. In addition, a substantial proportion of the consumers who use our website may be using our service because it is new and different rather than because they believe that it offers a better way to shop for insurance. Such consumers may use our service only once or twice and then return to more familiar means of shopping for insurance.

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
IF THE INTERNET DOES NOT CONTINUE TO DEVELOP AND RELIABLY SUPPORT THE DEMANDS PLACED ON IT BY ELECTRONIC COMMERCE AND OTHER HIGH-VOLUME APPLICATIONS, OUR BUSINESS WILL SUFFER

    The Internet may not become a viable medium for commerce or comparison insurance shopping for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant growth in the number of users, levels of traffic or networks' capacities for transmitting large amounts of data, the Internet's infrastructure may not be able to support the demands placed upon it. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face additional outages and delays in the future. These delays might include outages and delays resulting from year 2000 readiness issues. If the systems supporting the Internet infrastructure are not year 2000 ready, our business could be seriously harmed. These outages and delays could reduce the level of traffic and therefore the number of consumer insurance inquiries on our website. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet could also result in slower response times and reduced use of the Internet.

REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD INHIBIT THE GROWTH OF THE INTERNET AND OTHERWISE HARM OUR BUSINESS

    The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. Furthermore, the growth and development of the market for electronic commerce may prompt the enactment of more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of additional laws or regulations may inhibit the growth of the Internet as a medium for commerce and comparison insurance shopping, which could, in turn, decrease demand for our services, increase our cost of doing business, or otherwise harm our business. In addition, applicability to the Internet of existing laws governing issues including property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

OUR PLANNED INTERNATIONAL EXPANSION MAY BE DIFFICULT AND WILL EXPOSE US TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS, INCLUDING RECESSIONS IN FOREIGN ECONOMIES, DIFFICULTIES IN COLLECTIONS AND REGULATORY REQUIREMENTS

    A component of our strategy is to expand our international operations. However, our investments in establishing these operations may not produce enough revenue to justify our investments. We have recently entered into a joint venture to develop an online insurance marketplace in Japan through InsWeb Japan K.K., of which we currently own a 25% equity interest. We also recently began offering automobile insurance quoting services in some provinces of Canada. Our international operations are subject to other inherent risks, including:

    - the impact of recessions in foreign economies on the level of consumers' insurance shopping and purchasing behavior;

    - greater difficulty in accounts receivable collection and longer collection periods;

    - unexpected changes in regulatory requirements, particularly with respect to the insurance industry;

    - difficulties and costs of staffing and managing foreign operations;

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
    - reduced protection for intellectual property rights in some countries;

    - seasonal reductions in business activity during the summer months in Europe and other parts of the world;

    - potentially adverse tax consequences; and

    - political and economic instability.

    To the extent we do business with foreign insurance companies, our international revenues may be denominated in foreign currencies. Accordingly, fluctuations in currency exchange rates may reduce revenues from international sales.

OUR PLANNED INTERNATIONAL EXPANSION MAY BE UNSUCCESSFUL AS A RESULT OF OUR LIMITED EXPERIENCE WITH INTERNATIONAL OPERATIONS

    We have limited experience with the insurance industry outside the United States and with marketing and selling our products and services internationally. Accordingly, our planned international expansion may not be successful. We cannot be sure that we will be able to attract insurance companies in these or other jurisdictions or that we will be able to successfully adapt our online insurance marketplace model to the regulatory system of, and insurance products and services offered in, these jurisdictions. In addition, competitors which have greater local market knowledge or regulatory understanding may exist or arise in other markets and impede our ability to successfully expand in these markets.

OUR ENTRY INTO ADDITIONAL INTERNATIONAL MARKETS WILL REQUIRE SIGNIFICANT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES, WHICH MAY LESSEN OUR ABILITY TO MANAGE OUR EXISTING BUSINESS EFFECTIVELY

    Our entry into additional international markets will require significant management attention and financial resources, which may lessen our ability to manage our existing business effectively. Entry into new markets will involve increases in the level of responsibility of our management personnel. It may also require us to hire additional management personnel and integrate them with our existing management team. Our ability to successfully enter into additional markets will also require us to continue to expand and improve our operational and management systems. If our management is unable to manage this process effectively, or if expenses associated with such expansion are not offset by revenues from such markets, our business will be harmed.

ANY ACQUISITIONS THAT WE UNDERTAKE, INCLUDING OUR RECENT ACQUISITION OF BENELYTICS, INC., COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND HARM OUR OPERATING RESULTS

    We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. For example, in December 1998, we acquired Benelytics, Inc., a developer of employee health benefits selection and management software and reference data products. The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume much of our management's time and attention that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition, including Benelytics, may not be realized. We currently do not have any understandings, commitments or agreements with respect to any other material acquisition, and we are not currently pursuing any other material acquisition. We may be unable to identify, negotiate or finance future acquisitions successfully, or to integrate successfully any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. For example, in connection with the Benelytics acquisition, we recorded $7.3 million in goodwill, which will be amortized over a period of three years, and $1.4 million to software and other intangible assets, which will be amortized over two years.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

    We regard our intellectual property as critical to our success. We rely on trademark, copyright and trade secret laws to protect our proprietary rights. We have registered the INSWEB mark in the U.S. and have also applied for registration in the U.S. of the InsWeb logo and the marks InsWeb.com, Simplifying Your Insurance Decisions, Where You And Your Insurance Really Click, EAgent, Benelytics and Powered by InsWeb. We have also applied for registration of the InsWeb logo and the marks InsWeb and InsWeb.com in Japan and Korea. Our trademark registration applications may not be approved or granted, or, if granted, may be successfully challenged by others or invalidated through administrative process or litigation. Notwithstanding these laws, we may be unsuccessful in protecting our intellectual property rights or in obtaining patents or registered trademarks for which we apply. See "Business--Intellectual Property."

WE MAY BE SUBJECT TO CLAIMS FOR INFRINGEMENT OF INTELLECTUAL PROPERTY, WITH OR WITHOUT MERIT, WHICH COULD BE COSTLY TO DEFEND OR SETTLE

    We may from time to time be subject to claims of infringement of other parties' proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. In the past we have been subject to infringement claims in the ordinary course of business, including claims of alleged infringement of the trademark rights of third parties by us and companies with which we have business relationships. Any claims of this type, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention and resources or require us to enter into royalty or license agreements. License agreements may not be available on reasonable terms, if at all, and the assertion or prosecution of any infringement claims could significantly harm our business.

WE INCORPORATE THIRD-PARTY TECHNOLOGIES AND SERVICES INTO OUR ONLINE MARKETPLACE, AND IF THE PROVIDERS OF THESE TECHNOLOGIES AND SERVICES FAIL IN A TIMELY MANNER TO DEVELOP, LICENSE OR SUPPORT TECHNOLOGY NECESSARY TO OUR SERVICES, MARKET ACCEPTANCE OF OUR ONLINE MARKETPLACE COULD BE HARMED

    We have incorporated technology developed by third parties into our online marketplace, and we will continue to incorporate third-party technology in our future products and services. We have limited control over whether or when these third-party technologies will be developed or enhanced. If a third-party fails to timely develop, license or support technology necessary to our services, market acceptance of our online marketplace could be harmed.

IF OUR INTERNAL SYSTEMS, OR THE INTERNAL SYSTEMS OF OUR PARTICIPATING INSURANCE COMPANIES OR OTHER ONLINE COMPANIES, ARE NOT YEAR 2000 READY, THE OPERATION OF OUR WEBSITE COULD BE DISRUPTED AND OUR BUSINESS COULD BE SERIOUSLY HARMED

    Many existing computer programs and installed computer systems include computer code that uses only two digits to identify a year. These systems could fail to function or produce delayed or erroneous results if they interpret "00" to mean 1900 rather than 2000. As a result of this problem, commonly referred to as the "year 2000" problem, older computer programs or systems may need to be upgraded or replaced. Any failure of our internal systems, the systems that carry Internet traffic on our online marketplace or those of our participating insurance companies or online companies with which we have relationships as a result of the year 2000 problem could harm our business.

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
    We know of no practicable way to overcome a third-party system failure or a failure of the systems that carry Internet traffic. Because of this view, and because we believe that our own mission-critical systems are year 2000 compliant, we have not developed and do not intend to develop contingency plans to address our potential worst-case scenarios associated with a failure of such systems related to the year 2000 problem. Any such failure could result in a significant slowdown in the rate at which traffic is transmitted to or from our website, a reduction in the traffic that is directed to our website by other online companies, or a temporary shutdown of our online marketplace, any of which would materially harm our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

OUR EXECUTIVE OFFICERS AND DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AFTER THE OFFERING, WHICH WILL ALLOW THEM TO SIGNIFICANTLY INFLUENCE ALL MATTERS REQUIRING STOCKHOLDER APPROVAL

    Our executive officers and directors and entities affiliated with them will beneficially own approximately 74.1% of our outstanding common stock following the completion of this offering. These persons and entities, acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combinations and may make decisions that are not in the best interest of all stockholders.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS

    The net proceeds to us from this offering are estimated to be approximately $78.1 million after deducting the underwriting discount and estimated offering expenses. We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management will have the discretion to allocate the net proceeds to uses that some stockholders may not deem desirable. Management's allocation of the proceeds of this offering may not benefit our business, and we may not be able to obtain a significant return on any use of the proceeds of this offering.

OUR STOCK PRICE MAY FLUCTUATE WIDELY, AND INTERNET STOCKS IN PARTICULAR HAVE BEEN EXTREMELY VOLATILE

    The trading price of our common stock is likely to be highly volatile and may be significantly affected by factors including actual or anticipated fluctuations in our operating results, new products or new contracts by us or our competitors, conditions and trends in the electronic commerce and insurance industries, changes in financial estimates by securities analysts, general market conditions and other factors. The trading prices of many Internet stocks have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These fluctuations may continue and could harm our stock price. Any negative change in the public's perception of the prospects of Internet or electronic commerce companies could also depress our stock price regardless of our results.

AN AGGREGATE OF 28,500,180 SHARES, OR 85.0%, OF OUR OUTSTANDING STOCK WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET BETWEEN 90 DAYS AND ONE YEAR AFTER THIS OFFERING, AND FUTURE SALES OF SUCH STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

    Sales of substantial amounts of our common stock in the public market after this offering could reduce the prevailing market prices for our common stock. Of the 33,524,825 shares of common stock to be outstanding upon the closing of this offering, the 5,000,000 shares offered hereby will be freely tradable without restriction or further registration, other than shares purchased by our officers, directors or other "affiliates" within the meaning of Rule 144 under the Securities Act of

1933, which will be restricted from sale until 180 days after the date of this prospectus pursuant to agreements between these affiliates and the underwriters. An additional 24,645 shares held by existing stockholders prior to this offering will be eligible for immediate sale in the public market without restriction. The remaining 28,500,180 shares of our common stock held by existing stockholders upon the completion of this offering will become eligible for resale in the public market as follows:

              NUMBER OF
           SHARES/PERCENT
          OUTSTANDING AFTER
            THE OFFERING                   DATE WHEN SHARES BECOME AVAILABLE FOR RESALE IN THE PUBLIC MARKET
-------------------------------------  --------------------------------------------------------------------------
             14,542/0.1%               90 days after the date of this prospectus.

          19,891,030/59.3%             180 days after the date of this prospectus pursuant to agreements between the stockholders and the underwriters or InsWeb, provided that the underwriters can waive this restriction at any time. 17,712,491 of these shares will also be subject to sales volume restrictions under Rule 144 under the Securities Act.

           8,594,608/25.6%             Upon expiration of applicable one-year holding periods under Rule 144, which will expire between February 26, 2000 and June 3, 2000, subject to sales volume restrictions under Rule 144.

    In addition, we intend to file a registration statement on Form S-8 under the Securities Act approximately 90 days after the date of this offering to register an aggregate of 6,267,428 shares of common stock issued or reserved for issuance under our various stock plans.

DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER, EVEN IF SUCH A TRANSACTION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS

    Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. See "Description of Capital Stock."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE STOCK YOU PURCHASE

    We expect the initial public offering price to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $13.66 in the book value per share of the common stock from the price you pay for the common stock. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words like "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties regarding their estimates of the growth of electronic commerce and the insurance market. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including those described in the risk factors above and elsewhere in this prospectus. You should carefully read the entire prospectus before purchasing our common stock.

                                USE OF PROCEEDS

    The net proceeds to InsWeb from the sale of the 5,000,000 shares of common stock in this offering are estimated to be approximately $78.1 million, after deducting the underwriting discount and estimated offering expenses. Assuming the exercise by the Underwriters of their over-allotment option, the net proceeds to InsWeb from this offering would be approximately $89.9 million, after deducting the underwriting discount and estimated offering expenses. InsWeb intends to use these net proceeds for general corporate purposes, principally working capital and capital expenditures. InsWeb may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies, although InsWeb has no current commitments or agreements with respect to any of these types of acquisitions or investments. Pending these uses, InsWeb will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    InsWeb has never paid cash dividends on its capital stock. InsWeb currently expects to retain earnings, if any, to finance the growth and development of its business, and does not anticipate paying any cash dividends on its stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth InsWeb's capitalization as of June 30, 1999:

    - on an actual basis;

    - on a pro forma basis, giving effect to the conversion of all outstanding shares of preferred stock into an aggregate of 12,286,830 shares of common stock upon the closing of this offering; and

    - on a pro forma basis, as adjusted to reflect an increase in the authorized number of shares of common stock and preferred stock and the sale of the 5,000,000 shares of common stock in this offering, after deducting the underwriting discount and estimated offering expenses, and InsWeb's receipt and application of the net proceeds.

                                                                                        JUNE 30, 1999
                                                                            -------------------------------------
                                                                                                      PRO FORMA
                                                                              ACTUAL     PRO FORMA   AS ADJUSTED
                                                                            ----------  -----------  ------------
                                                                                  (UNAUDITED, IN THOUSANDS)
Long-term debt............................................................  $    1,240   $   1,240    $    1,240
                                                                            ----------  -----------  ------------
Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares authorized, 819,122 shares issued and outstanding, actual; 5,000,000 shares authorized, none issued or outstanding, pro forma; 5,000,000 shares authorized,
    none issued or outstanding, pro forma as adjusted.....................           1          --            --
  Common stock, $0.001 par value; 150,000,000 shares authorized,
    16,237,995 shares issued and outstanding, actual; 150,000,000 shares authorized, 28,524,825 shares issued and outstanding, pro forma;
    150,000,000 shares authorized, 33,524,825 shares issued and
    outstanding, pro forma as adjusted(1).................................          16          28            33
  Paid-in capital.........................................................      96,936      96,925       174,970
  Common stock warrants...................................................         113         113           113
  Deferred stock compensation.............................................      (2,912)     (2,912)       (2,912)
  Accumulated deficit.....................................................     (53,208)    (53,208)      (53,208)
                                                                            ----------  -----------  ------------
    Total stockholders' equity............................................      40,946      40,946       118,996
                                                                            ----------  -----------  ------------
      Total capitalization................................................  $   42,186   $  42,186    $  120,236
                                                                            ----------  -----------  ------------
                                                                            ----------  -----------  ------------

--------------
(1) Excludes:

    - 3,469,823 shares issuable upon exercise of options outstanding at June 30, 1999 under InsWeb's various stock option plans, with a weighted average exercise price of $6.46 per share;

    - 2,347,586 shares of common stock available for future grant or issuance under InsWeb's various stock plans; in July 1999 InsWeb granted options to purchase 1,200,000 of these shares to its executive officers and members of its management team, at exercise prices ranging from $45.00 to $60.00 per share; and

    - 12,246 shares of common stock issuable upon exercise of warrants at an exercise price of $10.86 per share.

    See "Management--Stock Plans," "Description of Capital Stock" and Notes 11, 12 and 15 of Notes to InsWeb's Consolidated Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of InsWeb's common stock as of June 30, 1999 was approximately $33.8 million, or $1.19 per share. Pro forma net tangible book value per share represents the amount of InsWeb's total assets, excluding net intangible assets, less its total liabilities, divided by the total number of shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of preferred stock into common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of InsWeb common stock in this offering and the pro forma net tangible book value per share of InsWeb's common stock immediately after the offering. After giving effect to InsWeb's sale of the 5,000,000 shares of common stock in this offering, and after deducting the underwriting discount and estimated offering expenses payable by InsWeb, the pro forma net tangible book value of InsWeb's common stock would have been $111.9 million, or $3.34 per share. This represents an immediate increase in net tangible book value of $2.15 per share to existing stockholders and an immediate dilution of $13.66 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.............................             $   17.00
  Pro forma net tangible book value per share as of June 30, 1999...  $    1.19
  Increase in net tangible book value per share attributable to new
    public investors................................................  $    2.15
                                                                      ---------
Pro forma net tangible book value per share after the offering......             $    3.34
                                                                                 ---------
Dilution per share to new public investors                                       $   13.66
                                                                                 ---------
                                                                                 ---------

    The following table sets forth, on a pro forma basis as of June 30, 1999, the number of shares of common stock purchased from InsWeb by existing stockholders and by the new investors, together with the total price and average price per share paid by each of these groups. The information presented is based upon the initial public offering price of $17.00 per share, before deducting the underwriting discount and estimated offering expenses payable by InsWeb:

                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                  ------------------------  ---------------------------  AVERAGE PRICE
                                     NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                  -------------  ---------  ----------------  ---------  --------------
Existing stockholders...........     28,524,825      85.1%  $     87,643,005      50.8%    $     3.07
New investors...................      5,000,000       14.9        85,000,000       49.2         17.00
                                  -------------  ---------  ----------------  ---------
  Total.........................     33,524,825     100.0%  $    172,643,005     100.0%          5.15
                                  -------------  ---------  ----------------  ---------
                                  -------------  ---------  ----------------  ---------

    The foregoing discussion and tables are based upon the number of shares actually outstanding on June 30, 1999 and assume no exercise of options or warrants outstanding as of June 30, 1999. As of that date, there were:

    - 3,469,823 shares issuable upon exercise of options outstanding under InsWeb's various stock plans, with a weighted average exercise price of $6.46 per share; and

    - 12,246 shares of common stock issuable upon exercise of warrants at an exercise price of $10.86 per share.

    To the extent these options and warrants are exercised, there will be further dilution to the new investors. See "Management--Stock Plans" and Notes 11, 12 and 15 of Notes to InsWeb's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and InsWeb's consolidated financial statements and the notes thereto included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from, and are qualified by reference to, InsWeb's audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the period from February 28, 1995 (inception) to December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data set forth below for the six month periods ended June 30, 1998 and 1999 and the consolidated balance sheet data as of June 30, 1999 are derived from, and are qualified by reference to, InsWeb's unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of InsWeb's financial position and results of operations. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999, or any other future period.

                                                    PERIOD FROM
                                                    FEBRUARY 28,
                                                        1995                                          SIX MONTHS ENDED
                                                   (INCEPTION) TO      YEAR ENDED DECEMBER 31,            JUNE 30,
                                                    DECEMBER 31,   -------------------------------  --------------------
                                                        1995         1996       1997       1998       1998       1999
                                                   --------------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)(UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Transaction fees...............................   $         --   $       7  $     116  $   3,152  $     662  $   7,324
  Development and maintenance fees...............             --         199        551        789        346      1,042
  Other revenues.................................             --          42         83        369         19          6
                                                   --------------  ---------  ---------  ---------  ---------  ---------
    Total revenues...............................             --         248        750      4,310      1,027      8,372
                                                   --------------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Product development............................            774       2,900      3,210     10,077(1)     2,040     3,770
  Sales and marketing............................            551       2,010      3,167      8,954      3,773     12,140
  General and administrative.....................            700       2,730      3,729      7,180      2,894      5,712
  Amortization of intangible assets..............             --          --         --         --         --      1,564
                                                   --------------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.....................          2,025       7,640     10,106     26,211      8,707     23,186
                                                   --------------  ---------  ---------  ---------  ---------  ---------
Loss from operations.............................         (2,025)     (7,392)    (9,356)   (21,901)    (7,680)   (14,814)
                                                   --------------  ---------  ---------  ---------  ---------  ---------
Other income, net................................             --          --         --        600         --         --
Interest income (expense), net...................             (6)        122        293     (1,189)      (210)      (184)
                                                   --------------  ---------  ---------  ---------  ---------  ---------
Net loss.........................................   $     (2,031)  $  (7,270) $  (9,063) $ (22,490) $   7,890  $ (14,998)
                                                   --------------  ---------  ---------  ---------  ---------  ---------
                                                   --------------  ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted(2).........   $    (677.00)  $   (0.56) $   (0.62) $   (1.52) $   (0.54) $   (0.94)
                                                   --------------  ---------  ---------  ---------  ---------  ---------
                                                   --------------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per
  share--basic and diluted(2)....................              3      13,055     14,601     14,813     14,663     16,024
                                                   --------------  ---------  ---------  ---------  ---------  ---------
                                                   --------------  ---------  ---------  ---------  ---------  ---------

                                                                                DECEMBER 31,
                                                                 ------------------------------------------   JUNE 30,
                                                                   1995       1996       1997       1998        1999
                                                                 ---------  ---------  ---------  ---------  -----------
                                                                                     (IN THOUSANDS)          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents....................................  $       6  $   6,807  $   2,360  $   8,337   $   9,660
  Short-term investments.......................................         --         --         --         --      15,840
  Working capital (deficit)....................................     (1,564)     6,739      2,040      5,496      25,406
  Total assets.................................................        423      9,353      5,140     49,357      48,480
  Long-term debt...............................................         --         --         --      2,089       1,240
  Total stockholders' equity (deficit).........................     (1,184)     7,476      3,063     19,582      40,946

------------------
(1) Product development costs for the year ended December 31, 1998 include $5.5 million of software licenses expensed due to InsWeb's decision not to integrate the software into its products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) See Note 2 of Notes to InsWeb's Consolidated Financial Statements for a description of the computation of the number of shares and net loss per share.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

    Effective December 31, 1998, InsWeb acquired all of the outstanding shares of Benelytics, Inc., a developer of employee health benefits selection and management software and reference data products. The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The following unaudited pro forma consolidated statement of operations data reflects the acquisition of Benelytics as if the acquisition had occurred on January 1, 1998. The pro forma consolidated statement of operations data may not be indicative of the results of operations had the acquisition actually occurred on January 1, 1998, nor do they purport to indicate the future results of operations of InsWeb.

                                                                                                   YEAR ENDED
                                                                                                DECEMBER 31, 1998
                                                                                               -------------------
                                                                                                 (IN THOUSANDS,
                                                                                                EXCEPT PER SHARE
                                                                                                      DATA)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Transaction fees...........................................................................      $     3,152
  Development and maintenance fees...........................................................              789
  Other revenues.............................................................................              374
                                                                                                      --------
    Total revenues...........................................................................            4,315
                                                                                                      --------
Operating expenses:
  Product development........................................................................           10,465(1)
  Sales and marketing........................................................................            9,147
  General and administrative.................................................................            7,856
  Amortization of intangible assets..........................................................            3,129
                                                                                                      --------
    Total operating expenses.................................................................           30,597
Loss from operations.........................................................................          (26,282)
                                                                                                      --------
Other income, net............................................................................              601
Interest income (expense), net...............................................................           (1,287)
                                                                                                      --------
Net loss.....................................................................................      $   (26,968)
                                                                                                      --------
                                                                                                      --------
Pro forma net loss per share--basic and diluted(2)...........................................      $     (1.72)
                                                                                                      --------
                                                                                                      --------
Shares used in computing pro forma net loss per share--basic and diluted(2)..................           15,678
                                                                                                      --------
                                                                                                      --------

--------------

(1) Product development costs include $5.5 million of software licenses expensed due to InsWeb's decision not to integrate the software into its products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) See Note B of Notes to Consolidated Pro Forma Financial Information for a description of the method used to compute basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO INSWEB'S FUTURE FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THE FACTORS DESCRIBED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, THAT COULD CAUSE INSWEB'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE CURRENTLY ANTICIPATED.

OVERVIEW

    InsWeb operates an online insurance marketplace that enables consumers to shop online for a variety of insurance products, including automobile, term life, homeowners, renters and individual health insurance, and obtain insurance company-sponsored quotes for actual coverage. In order to create this marketplace, InsWeb has established close relationships with more than 35 insurance companies throughout the United States.

    InsWeb was incorporated in February 1995. During 1995 and 1996, InsWeb's operating activities principally involved the design of its online marketplace and the development of a technology platform capable of handling the complex processing requirements of numerous insurance companies as well as heavy volumes of consumer traffic. From late 1996 through early 1998, InsWeb focused its efforts on establishing relationships with leading insurance companies, assisting them with the development of their online distribution strategies and building custom interfaces between their information systems and InsWeb's technology platform. In the second quarter of 1998, InsWeb initiated activities designed to attract consumer traffic to its website, including commencing local advertising campaigns and the establishment of strategic relationships with key Internet portals such as Yahoo!, as well as other online businesses that are sources of insurance shoppers, such as personal finance, automobile purchase and mortgage origination websites. As a result of these activities, consumer visits to the InsWeb site and completed shopping sessions (site visits in which a consumer completes a quote form for a particular insurance product) have increased substantially in subsequent quarters.

    InsWeb's principal source of revenues is transaction fees. While quotes obtained through InsWeb's online insurance marketplace are provided to consumers free of charge, InsWeb's participating insurance companies pay transaction fees to InsWeb generally based on qualified leads delivered to them electronically. Qualified leads are produced in two ways: for insurance companies offering consumers instant online quotes, a qualified lead is produced when a consumer requests insurance coverage based on a specific quote; for insurance companies providing e-mail or other offline quotes, a qualified lead is produced when the consumer clicks to request the quote itself. In either case, transaction fees are payable whether or not the consumer actually purchases an insurance policy from the insurance company, and revenue from transaction fees is recognized at the time the qualified lead is delivered to the insurance company.

    InsWeb also generates development and maintenance fees from its participating insurance companies. InsWeb charges a fee to design and develop customized interfaces between an insurance company's information system and the InsWeb site. Development fees are typically recognized when the insurance company's integration with the InsWeb site becomes operational. Additional development fees are charged as insurance companies add new products, increase their geographic coverage and convert to instant quoting capability on InsWeb's online insurance marketplace, as well as for periodic upgrades and changes to insurance companies' information resident on the InsWeb site. InsWeb charges maintenance fees for maintaining and servicing the programs of the individual insurance companies and for maintaining any hardware at InsWeb's facility that is dedicated to specific insurance companies. These maintenance fees are typically payable monthly and are recognized as revenue ratably over the term of the maintenance agreement. Prepaid development and maintenance fees are recorded as deferred revenue until earned. Development and maintenance fees are expected to account for a declining percentage of total revenues as InsWeb's online marketplace expands and transaction fees increase.

    InsWeb initially focused its efforts on developing insurance company coverage for automobile insurance in order to be able to offer true comparative online shopping for this important segment of the insurance market. Automobile insurance accounted for approximately 64% of total revenues in 1997, 75% in 1998 and 84% in the six months ended June 30, 1999. Automobile insurance is expected to continue to account for a substantial portion of InsWeb's revenues for the foreseeable future and may continue to increase as a percentage of revenues as transaction fees account for a greater portion of InsWeb's revenues. However, InsWeb intends to continue to expand its online insurance marketplace by adding new products and additional insurance companies and expects fees related to automobile insurance to eventually decrease as a percentage of revenues as additional insurance companies and products are brought online.

    Despite the ongoing addition of new insurance companies to its online insurance marketplace, InsWeb has been dependent on a limited number of insurance companies for a majority of its revenues. Revenues from State Farm, AIG and American Family accounted for approximately 31%, 12% and 11%, respectively, of InsWeb's revenues for the six months ended June 30, 1999, and revenues from State Farm, AIG and RelianceDirect accounted for approximately 40%, 16% and 10%, respectively, of InsWeb's revenues for the year ended December 31, 1998. InsWeb expects its revenues to become less concentrated as the Company continues to add new insurance companies to its online insurance marketplace. However, because of the broad market presence of some of InsWeb's participating insurance companies, InsWeb expects to continue to generate a substantial portion of its revenues from a limited number of insurance companies for the foreseeable future.

    Product development expenses consist primarily of payroll and related expenses for development and technology personnel. To date, InsWeb has not capitalized any of its software development costs. Because the timing of the commercial release of its products has substantially coincided with their technological feasibility, all software development costs have been expensed as incurred. InsWeb intends to continue to expand its online insurance marketplace by adding additional product offerings and participating insurance companies and expects that these activities will require additional personnel. Accordingly, InsWeb expects that its product development expenses will continue to increase for the foreseeable future.

    Sales and marketing expenses consist primarily of payroll and related expenses for InsWeb's sales and marketing personnel as well as consumer marketing expenditures for advertising, public relations, promotions and fees paid to online companies with which InsWeb has relationships. InsWeb intends to significantly increase its sales and marketing expenses in order to establish and maintain relationships with insurance companies, attract increased consumer traffic to the InsWeb site, and develop the InsWeb brand. InsWeb intends to invest substantially in an integrated consumer marketing program including the expansion and enhancement of its network of online relationships as well as traditional offline and online advertising campaigns designed to increase consumer awareness of InsWeb and its online insurance marketplace. At the same time, InsWeb intends to continue to devote substantial resources to market the InsWeb online marketplace to insurance companies, to add new insurance companies and expand relationships with participating companies so that it can offer consumers greater comparison shopping opportunities over an increasingly broad selection of products.

    General and administrative expenses consist primarily of payroll and related expenses for InsWeb's management, administrative and accounting personnel, expenses relating to site operations, professional fees and other general corporate expenses. InsWeb expects that, in support of the continued growth of its business and its operations as a public company, general and administrative expenses will continue to increase for the foreseeable future.

    In order to accelerate the development of its health insurance product offerings, InsWeb acquired Benelytics, Inc., a developer of employee health benefits selection and management software and reference data products. The acquisition was effective on December 31, 1998 and was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values as of the acquisition date. The total purchase price of $8.7 million consisted of 908,561 shares and warrants to purchase an aggregate of 12,246 shares of the Company's common stock with an estimated fair value of approximately $8.5 million and acquisition-related expenses and assumed liabilities. Of the total purchase price, $7.3 million was allocated to goodwill and $1.4 million to software and other intangible assets. The goodwill will be amortized over three years, and the other intangible assets will be amortized over two years.

    Since its inception, InsWeb has incurred significant losses, and as of June 30, 1999, InsWeb had an accumulated deficit of $53.2 million. These losses and this accumulated deficit have resulted from the significant costs incurred in the development of InsWeb's technology platform, the establishment of relationships with insurance companies, their integration with the InsWeb site, and InsWeb's marketing and sales activities. InsWeb intends to continue to invest heavily in product development, sales and marketing and in its administrative infrastructure. As a result, InsWeb believes that it will continue to incur substantial operating losses for the foreseeable future. Although InsWeb has experienced significant revenue growth in recent periods, its operating results for future periods are subject to numerous uncertainties, and there can be no assurance that InsWeb's revenue growth will continue or that it will be able to achieve or sustain profitability. In view of the rapidly evolving nature of InsWeb's business and its limited operating history, InsWeb believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RESULTS OF OPERATIONS

    The following table sets forth statement of operations data as a percentage of total revenues for the periods indicated:

                                                              YEAR ENDED                SIX MONTHS ENDED
                                                             DECEMBER 31,                   JUNE 30,
                                                   ---------------------------------  ---------------------
                                                      1996        1997       1998        1998       1999
                                                   ----------  ----------  ---------  ----------  ---------
Revenues:
  Transaction fees...............................         2.7%       15.4%      73.1%       64.5%      87.5%
  Development and maintenance fees...............        80.4        73.6       18.3        33.7       12.4
  Other revenues.................................        16.9        11.0        8.6         1.8        0.1
                                                   ----------  ----------  ---------  ----------  ---------
    Total revenues...............................       100.0       100.0      100.0       100.0      100.0
                                                   ----------  ----------  ---------  ----------  ---------
Operating expenses:
  Product development............................     1,169.7       428.1      233.8       198.7       45.0
  Sales and marketing............................       810.7       422.4      207.7       367.5      145.0
  General and administrative.....................     1,101.2       497.5      166.6       281.8       68.2
  Amortization of intangible assets..............          --          --         --          --       18.7
                                                   ----------  ----------  ---------  ----------  ---------
    Total operating expenses.....................     3,081.6     1,348.0      608.1       848.0      276.9
                                                   ----------  ----------  ---------  ----------  ---------
Loss from operations.............................    (2,981.6)   (1,248.0)    (508.1)     (748.0)    (176.9)
                                                   ----------  ----------  ---------  ----------  ---------
Other income, net................................          --          --       13.9          --         --
Interest income (expense), net...................        49.0        39.1      (27.6)      (20.4)      (2.2)
                                                   ----------  ----------  ---------  ----------  ---------
Net loss.........................................    (2,932.6)%   (1,208.9)%    (521.8)%     (768.4)%    (179.1)%
                                                   ----------  ----------  ---------  ----------  ---------
                                                   ----------  ----------  ---------  ----------  ---------

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

REVENUES

    TRANSACTION FEES. Transaction fees accounted for $7.3 million, or 87.5%, of total revenues for the six months ended June 30, 1999, compared to $662,000, or 64.5%, for the comparable period in 1998. This increase was the result of a substantial increase in the number of completed shopping sessions and, to a lesser extent, increased revenues per completed shopping session. The increase in shopping sessions resulted from increased consumer traffic due to InsWeb's consumer marketing activities and the addition of a substantial number of online relationships. The increase in revenues per completed shopping session was due to increased insurance company coverage and, to a lesser degree, increases in the average transaction fee per qualified lead.

    DEVELOPMENT AND MAINTENANCE FEES. Development and maintenance fees accounted for $1.0 million, or 12.4%, of total revenues for the six months ended June 30, 1999, compared to $346,000, or 33.7%, for the comparable period in 1998. The increase in development fees resulted primarily from an increased number of participating insurance companies whose integration with the InsWeb online insurance marketplace became operational during the six months ended June 30, 1999, compared to the comparable period in 1998. Maintenance fees increased as a result of the expansion in the overall number of InsWeb's participating insurance companies.

OPERATING EXPENSES

    PRODUCT DEVELOPMENT. Product development expenses increased to $3.8 million for the six months ended June 30, 1999 from $2.0 million for the comparable period in 1998. This increase was primarily attributable to the hiring of personnel to support the requirements of InsWeb's growing network of participating insurance companies and online relationships and to design, test and deploy InsWeb's expanding line of product offerings.

    SALES AND MARKETING. Sales and marketing expenses increased to $12.1 million for the six months ended June 30, 1999 from $3.8 million for the comparable period in 1998. This increase was due to substantial increases in consumer marketing expenses, including increased costs and fees associated with new and existing online relationships, costs related to national radio and television campaigns, an increase in sales and marketing personnel and operating costs associated with establishing the Company's e-Care Center to provide additional customer service.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $5.7 million for the six months ended June 30, 1999 from $2.9 million for the comparable period in 1998. This increase was primarily due to increased personnel and related costs, increased office and occupancy costs associated with additional leased office facilities and increased depreciation related to capital expenditures.

    AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets during the six months ended June 30, 1999 was $1.6 million. This amount was attributable to the acquisition of Benelytics in December 1998.

INTEREST INCOME (EXPENSE), NET

    Interest income (expense), net includes income earned on InsWeb's invested cash and expense related to its outstanding debt obligations. Net interest expense for the six months ended June 30, 1999 was $184,000, compared to $210,000 for the comparable period in 1998. The decrease in net interest expense was primarily a result of the repayment of the line of credit and the investment of the proceeds from the issuances of preferred stock.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

REVENUES

    TRANSACTION FEES. Transaction fees increased to $3.2 million in 1998 from $116,000 in 1997 and $7,000 in 1996. These increases were primarily due to substantial increases in the number of completed shopping sessions and, to a lesser extent, increased revenues per completed shopping session. The increase in shopping sessions resulted from increased consumer traffic due to InsWeb's consumer marketing activities that were initiated in the second quarter of 1998 and the addition of a substantial number of online relationships. The increase in revenues per completed shopping session was due to increased insurance company coverage and, to a lesser degree, increases in the average transaction fee per qualified lead.

    DEVELOPMENT AND MAINTENANCE FEES. Development and maintenance fees increased to $789,000 in 1998 from $551,000 in 1997 and $199,000 in 1996. These increases were primarily the result of increases in the number of new insurance carriers added to the InsWeb online insurance marketplace.

    OTHER REVENUES. Other revenues of $369,000 in 1998 related primarily to fees received under a non-recurring license of software technology. Other revenues of $83,000 and $42,000 in 1997 and 1996, respectively, related to services which InsWeb no longer offers.

OPERATING EXPENSES

    PRODUCT DEVELOPMENT. Product development expenses increased to $10.1 million in 1998 from $3.2 million in 1997 and $2.9 million in 1996. The increase in 1998 was primarily due to the $5.5 million cost of software licenses which were expensed due to InsWeb's decision not to integrate the software into its products. The remainder of the increase was due to the continued hiring of personnel to support the requirements of InsWeb's growing network of participating insurance companies and online relationships and to design, test and deploy InsWeb's expanding line of product offerings.

    SALES AND MARKETING. Sales and marketing expenses increased to $9.0 million in 1998 from $3.2 million in 1997 and $2.0 million in 1996. These increases were due to a substantial increase in consumer marketing expenses, including costs and fees associated with new online relationships, as well as an increase in sales and marketing personnel and related costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $7.2 million in 1998 from $3.7 million in 1997 and $2.7 million in 1996. These increases were primarily due to increased personnel and related costs, increased office and occupancy costs and increased depreciation related to capital expenditures.

OTHER INCOME, NET

    Other income, net in 1998 represented income from the sale of assets of InsWeb's property and casualty agents line of business, net of a $50,000 non-compete fee.

INTEREST INCOME (EXPENSE), NET

    Net interest expense of $1.2 million in 1998 was due to interest paid on increased borrowings. Net interest income in 1997 and 1996 resulted from InsWeb's investment of proceeds received from the sale of preferred and common stock.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited consolidated statement of operations data for the six quarters ended June 30, 1999, and such data expressed as a percentage of total revenues for each quarter. This information has been derived from InsWeb's unaudited consolidated financial statements. In management's opinion, this unaudited information has been prepared on the same basis as InsWeb's annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                  THREE MONTHS ENDED
                                         --------------------------------------------------------------------
                                         MAR. 31,    JUNE 30,     SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                           1998        1998         1998        1998       1999       1999
                                         ---------  -----------  -----------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Transaction fees.....................  $     172   $     490    $   1,059   $   1,431  $   2,868  $   4,456
  Development and maintenance fees.....        103         243          204         239        443        599
  Other revenues.......................          9          10           --         350         --          6
                                         ---------  -----------  -----------  ---------  ---------  ---------
    Total revenues.....................        284         743        1,263       2,020      3,311      5,061
                                         ---------  -----------  -----------  ---------  ---------  ---------
Operating expenses:
  Product development..................        893       1,147        1,232       6,805      1,551      2,219
  Sales and marketing..................      1,272       2,501        2,223       2,958      3,849      8,291
  General and administrative...........      1,332       1,562        1,758       2,528      2,682      3,030
  Amortization of intangible assets....         --          --           --          --        782        782
                                         ---------  -----------  -----------  ---------  ---------  ---------
    Total operating expenses...........      3,497       5,210        5,213      12,291      8,864     14,322
                                         ---------  -----------  -----------  ---------  ---------  ---------
Loss from operations...................     (3,213)     (4,467)      (3,950)    (10,271)    (5,553)    (9,261)
                                         ---------  -----------  -----------  ---------  ---------  ---------
Other income, net......................         --          --           --         600         --         --
Interest income (expense), net.........        (18)       (192)        (370)       (609)      (468)       284
                                         ---------  -----------  -----------  ---------  ---------  ---------
Net loss...............................  $  (3,231)  $  (4,659)   $  (4,320)  $ (10,280) $  (6,021) $  (8,977)
                                         ---------  -----------  -----------  ---------  ---------  ---------
                                         ---------  -----------  -----------  ---------  ---------  ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Transaction fees.....................       60.6%       66.0%        83.8%       70.9%      86.6%      88.1%
  Development and maintenance fees.....       36.3        32.7         16.2        11.8       13.4       11.8
  Other revenues.......................        3.1         1.3           --        17.3         --         .1
                                         ---------  -----------  -----------  ---------  ---------  ---------
    Total revenues.....................      100.0       100.0        100.0       100.0      100.0      100.0
                                         ---------  -----------  -----------  ---------  ---------  ---------
Operating expenses:
  Product development..................      314.4       154.4         97.5       336.9       46.9       43.8
  Sales and marketing..................      447.9       336.6        176.0       146.4      116.2      163.8
  General and administrative...........      469.0       210.2        139.2       125.2       81.0       59.9
  Amortization of intangible assets....         --          --           --          --       23.6       15.5
                                         ---------  -----------  -----------  ---------  ---------  ---------
    Total operating expenses...........    1,231.3       701.2        412.7       608.5      267.7      283.0
                                         ---------  -----------  -----------  ---------  ---------  ---------
Loss from operations...................   (1,131.3)     (601.2)      (312.7)     (508.5)    (167.7)    (183.0)
                                         ---------  -----------  -----------  ---------  ---------  ---------
Other income, net......................         --          --           --        29.7         --
Interest income (expense), net.........       (6.3)      (25.8)       (29.3)      (30.1)     (14.1)       5.6
                                         ---------  -----------  -----------  ---------  ---------  ---------
Net loss...............................   (1,137.6)%     (627.0)%     (342.0)%    (508.9)%    (181.8)%    (177.4)%
                                         ---------  -----------  -----------  ---------  ---------  ---------
                                         ---------  -----------  -----------  ---------  ---------  ---------

    InsWeb's transaction fee revenues have increased steadily over the last six quarters, primarily as a result of continued increases in the number of completed shopping sessions and, to a lesser extent, increased revenues per completed shopping session. Development and maintenance revenues have increased as a function of the addition and integration of new insurance companies to InsWeb's online insurance marketplace but have declined as a percentage of total revenues as consumer traffic and transaction fees have increased.

    Quarterly increases in operating expenses reflected the continued expansion of the Company's operations throughout the six-quarter period, although certain categories of expenditures fluctuated on a quarter-to-quarter basis. The increase in sales and marketing expenses for the quarter ended June 30, 1998 reflected the launch of InsWeb's advertising campaign and the establishment of several key online relationships. The increase in sales and marketing expenses for the quarter ended June 30, 1999 reflected national radio and television campaigns, increased fees associated with new and existing online relationships and costs associated with establishing the Company's e-Care Center. The increase in product development costs for the quarter ended December 31, 1998 was primarily due to the $5.5 million cost of software licenses which were expensed due to InsWeb's decision not to integrate the software into its products. Other income of $600,000 in the quarter ended December 31, 1998 represented the sale of assets of InsWeb's property and casualty agents line of business, net of a $50,000 non-compete fee. Net interest expense increased quarter-to-quarter during 1998 as a result of increased borrowings by InsWeb. Net interest expense decreased in the first quarter of 1999, when InsWeb repaid its outstanding borrowings with proceeds from the issuance of preferred stock. Net interest income increased in the second quarter of 1999 as a result of the investment of proceeds from issuances of preferred stock in March and April 1999.

    InsWeb expects to experience significant fluctuations in future quarterly operating results due to a variety of factors, many of which are outside of InsWeb's control. InsWeb's limited operating history and the emerging nature of the markets in which it competes make it difficult for InsWeb to accurately forecast its operating results. InsWeb's operating results in one or more future quarters may fall below the expectations of securities analysts and investors, which would almost certainly cause the trading price of InsWeb's common stock to decline.

LIQUIDITY AND CAPITAL RESOURCES

    InsWeb has financed its operations primarily through private placements of equity securities and borrowings from an affiliate of one of its investors. Through June 30, 1999, net proceeds from the sale of InsWeb's equity securities totaled $85.3 million. In November 1996, InsWeb entered into a $25 million line of credit arrangement with an affiliate of one of its investors under which it made periodic borrowings during 1998 to fund its working capital and capital expenditure requirements. This line of credit was reduced to $12.5 million in May 1999. At June 30, 1999, there were no borrowings outstanding under the line of credit, and the line of credit will terminate upon the closing of this offering.

    Net cash used in operating activities was $15.4 million in the first six months of 1999 and $18.0 million and $8.0 million in 1998 and 1997, respectively. In each period, the use of cash primarily consisted of InsWeb's net loss before noncash items. In 1998, the noncash items included a loss on software licenses of $5.5 million, $650,000 from the sale of the property and casualty agents line of business and $350,000 of revenue from an agreement to license software. Increases in accounts receivable and deposits, partially offset by increases in accounts payable and accrued expenses, also contributed to the cash used in operations in 1998 and the six months ended June 30, 1999.

    Net cash used in investing activities was $18.8 million in the first six months of 1999 and $3.9 million and $673,000 in 1998 and 1997, respectively. For the six months ended June 30, 1999, net cash used in investing activities primarily consisted of the purchase of short-term investments with the proceeds from the issuances of preferred stock. Net cash used in investing activities for 1998 and 1997 primarily consisted of investments in leasehold improvements and purchases of equipment and furniture.

    Net cash provided by financing activities was $35.5 million in the first six months of 1999 and $27.9 million and $4.2 million in 1998 and 1997, respectively. Net cash provided by financing activities during the six months ended June 30, 1999 primarily consisted of net proceeds of $56.3 million from the issuance of preferred stock, offset by the repayment of $19.3 million in borrowings under the line of credit. Net cash provided during 1998 primarily consisted of $19.3 million in net borrowings under the line of credit and $8.0 million in proceeds from the issuance of preferred stock. Net cash provided during 1997 primarily consisted of net proceeds of $4.2 million from the issuance of preferred stock.

    At June 30, 1999, InsWeb's principal sources of liquidity were $9.7 million in cash and cash equivalents, $15.8 million in short-term investments and $12.5 million available under its line of credit, which will terminate upon the closing of this offering.

    InsWeb had no material commitments for capital expenditures at June 30, 1999 but expects such expenditures to total approximately $3.8 million in 1999. Such expenditures will primarily be for equipment, software, furniture and leasehold improvements. InsWeb also has total minimum lease obligations of $23.1 million through September 2008 under noncancelable operating leases. In addition, InsWeb is obligated to make minimum payments totaling $10.3 million through April 2001 under various marketing agreements.

    InsWeb currently anticipates that its balances of cash and cash equivalents and short-term investments, together with the net proceeds of this offering and cash generated by its operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. InsWeb may require additional capital prior to the end of this period if, for example, it were to experience greater than expected losses from operations or if it were to pursue one or more business acquisitions or investments. InsWeb cannot be certain that additional financing will be available when required, on favorable terms or at all. If InsWeb is not successful in raising additional capital as required, its business could be materially harmed. If additional funds are raised through the issuance of equity securities, the percentage ownership of InsWeb's then-current stockholders would be reduced.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, or SOP 98-1. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed and when they may be capitalized. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Accordingly, InsWeb will adopt SOP 98-1 for its financial statements for the year ending December 31, 1999. Management does not believe that the adoption of SOP 98-1 will have a material effect on InsWeb's results of operations or financial condition.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, or SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999.

Management does not believe that the adoption of SFAS No. 133 will have a material effect on InsWeb's results of operations or financial condition.

YEAR 2000 READINESS

    Year 2000 issues may adversely affect our business. Many existing computer programs and installed computer systems include computer code that uses only two digits to identify a year. These systems could fail to function or produce delayed or erroneous results if they interpret "00" to mean 1900 rather than 2000. As a result of this problem, commonly referred to as the "year 2000" problem, older computer programs or systems may need to be upgraded or replaced. Any year 2000-related failure of InsWeb's internal systems, the systems that carry Internet traffic on InsWeb's online marketplace or those of insurance companies or online companies with which it has relationships could harm its business.

    InsWeb has implemented a year 2000 program to review and assure the year 2000 readiness of InsWeb's information technology, or IT, systems, which consist of a combination of internally-developed software and third-party software and hardware. The year 2000 program is being run by a year 2000 team led by members of InsWeb's senior management and technical staff.

    InsWeb has internally developed most of the systems used in the operation of its online insurance marketplace and believes that its internally-developed software is year 2000 compliant. These systems include software used to interconnect InsWeb with the IT systems of its participating insurance companies and software that runs InsWeb's consumer interaction and transaction processing functions. InsWeb has completed its assessment of these systems and is in the process of addressing the limited remediation issues identified during that phase. InsWeb expects to complete all remediation and testing work on these systems before the end of the third quarter of 1999.

    InsWeb is also assessing the year 2000 readiness of its third-party-supplied hardware and software. The failure of such software and systems to be year 2000 compliant could adversely impact InsWeb's internal business functions as well as the operation of its website. As part of its assessment program, InsWeb has contacted third-party vendors and licensors of software and computer technology to seek their assurance that their products and services are year 2000 compliant. InsWeb has been informed by the vendors of InsWeb's material third-party software and hardware components that the products being used by InsWeb are year 2000 compliant. The assessment process was substantially completed during the first quarter of 1999. InsWeb expects to fix or replace any noncompliant components before the end of the third quarter of 1999.

    In addition, InsWeb is performing full end-to-end testing of all key business functions in a closed, simulated operating environment each calendar quarter to ensure that hardware and software systems previously verified to be year 2000 compliant maintain such compliance as changes are made to these systems.

    To date, InsWeb has not incurred any material expenditures in connection with the assessment of its year 2000 readiness and related remediation. Most of its expenses have consisted of personnel costs that have been incurred since October 1998 and have been expensed as incurred. The total expenses associated with the completion of InsWeb's assessment program and any further remediation that may be required is inherently difficult to determine, although InsWeb currently expects that the total amount of such expenses will be approximately $700,000.

    The year 2000 readiness of the general infrastructure necessary to support InsWeb's operations is difficult to assess. For instance, InsWeb depends on the integrity and stability of the Internet to provide its services. InsWeb also depends on the year 2000 compliance of the computer systems used by insurance companies and online companies with which it has relationships as well as the computer networks and services used by consumers who seek to use InsWeb's online marketplace. Thus, the infrastructure necessary to support InsWeb's operations consists of a network of computers and telecommunications systems located throughout the United States and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire infrastructure. InsWeb's ability to assess the reliability of this infrastructure is limited and is based solely on generally available news reports, surveys and similar industry data. Based on these sources, InsWeb believes that most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of the year 2000 problem. A significant disruption in the ability of consumers to reliably access the Internet or portions of it would have an adverse effect on demand for InsWeb's services and would harm its business.

    InsWeb believes that its most reasonably likely worst-case scenarios related to the year 2000 problem are:

    - a significant year 2000 problem encountered by one or more of InsWeb's key participating insurance companies whose systems are linked electronically to InsWeb's online insurance marketplace, which could result in such companies' quotes being unavailable on the online marketplace, or in the inability of such companies to respond to consumers' requests for coverage;

    - a significant year 2000 problem encountered by one or more online companies with which InsWeb has a relationship, which could result in a material reduction in consumer traffic to InsWeb's online insurance marketplace; or

    - a failure of or degradation in performance due to year 2000 issues encountered by a substantial proportion of the systems that carry Internet traffic, which could adversely affect traffic to and performance of InsWeb's website.

    InsWeb's contingency plan in the event of a significant problem on the part of a participating insurance company is to remove that company from the online marketplace until the problem is addressed. InsWeb has not yet developed and does not intend to develop contingency plans to address its other potential worst-case scenarios because, in the case of its own systems, it believes such systems are year 2000 compliant, and, in the case of systems of online companies with which InsWeb has relationships and the systems that carry Internet traffic, it knows of no practical way to overcome a failure of such a system that materially affects the operation of the online marketplace. Any year 2000-related failure of the mission-critical systems of InsWeb, or any insurance companies or online companies with which InsWeb has relationships or a failure of a substantial proportion of the systems that carry Internet traffic could result in a significant slowdown in the rate at which traffic is transmitted to or from InsWeb's website, a reduction in the traffic that is directed to InsWeb's website by other online companies, or a temporary shut-down of its online marketplace, any of which could materially harm InsWeb's business.

                                    BUSINESS

    InsWeb operates an leading online insurance marketplace that enables consumers to shop online for a variety of insurance products, including automobile, term life, homeowners, renters and individual health insurance, and obtain insurance company-sponsored quotes for actual coverage. InsWeb's marketplace capitalizes upon the advantages of the Internet to directly link consumers and insurance companies, providing consumers with the insurance they need and insurance companies with the customers they want. InsWeb has combined extensive knowledge of the insurance industry, technological expertise and close relationships with more than 35 insurance companies to develop a sophisticated, integrated online delivery platform. InsWeb's platform enables consumers to efficiently research insurance-related topics, search for, analyze and compare insurance products and apply for and receive insurance company-sponsored quotes for actual coverage. In addition, InsWeb provides insurance companies with a flow of pre-qualified consumers at substantially lower acquisition costs as well as the scalable, cost-efficient distribution capabilities of InsWeb's Internet-based model. Based on published reports by Media Metrix concerning recent site visit data, published estimates by Forrester Research and Cyber Dialogue regarding the total number of consumers shopping online for insurance, and publicly available financial and operational data of other companies offering online insurance quotes, InsWeb believes that its website is one of the three leading insurance marketplaces in the United States.

INDUSTRY BACKGROUND

  ELECTRONIC COMMERCE

    The Internet has emerged as a global medium for communication, information and commerce. International Data Corporation estimates that there were 142 million Internet users worldwide at the end of 1998 and anticipates this number will grow to approximately 399 million users by the end of 2002. The Internet possesses a number of unique characteristics that differentiate it from traditional media and methods of commerce:

    - users are able to quickly and easily communicate or access information without geographic or temporal limitations;

    - companies can more cost-effectively and efficiently reach and serve a large and global group of customers electronically from a central location;

    - companies can provide personalized, low-cost and real-time customer interaction;

    - users enjoy greater convenience and privacy and face less sales pressure;

    - users can access a vast amount of information regarding the pricing, quality and specifications of products and services; and

    - companies can easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services.

    As a result of these unique characteristics and the Internet's growing adoption rate, businesses have a tremendous opportunity to conduct commerce over the Internet. International Data Corporation estimates that commerce over the Internet will increase from approximately $50 billion worldwide in 1998 to approximately $734 billion in 2002. While many companies initially focused on facilitating and conducting transactions between businesses over the Internet, more recently, companies have increasingly used the Internet for a wide variety of consumer transactions, beginning with the distribution of commodity products, including books, CDs and videocassettes. As consumers have begun to recognize the advantages of electronic commerce and have become more comfortable with the reliability and security of the Internet, companies have begun to offer more complex products and services online. This trend has continued with the proliferation of online financial services, beginning with comparatively simple electronic banking transactions, progressing in complexity to stock trading and mortgage lending and more recently extending to insurance products and services.

  THE TRADITIONAL MARKET FOR INSURANCE IN THE UNITED STATES

    According to A.M. Best, in 1997 the insurance market in the United States totaled more than $800 billion of direct premiums written. Approximately half of this market consists of personal insurance products such as automobile, homeowners, term life and health insurance, which are sold to consumers by insurance companies that compete, state-by-state, primarily on the basis of price and service. Insurance companies have traditionally used one of three separate and distinct distribution channels to market their products and services: independent agents, exclusive agents and direct marketing.

    Until the 1970s, the distribution of insurance products was dominated by independent agents, who solicited and sold insurance on behalf of a broad array of companies from which they received commissions. Historically, these agents were able to offer consumers the ability to comparison shop by providing access to information regarding policies available from multiple companies who accounted for a substantial majority of the policies being sold at that time. According to Conning and Company, Inc., however, the market share of independent agency-based insurance companies for the sale of personal lines of insurance decreased to 53% by 1972 and to 33% by 1996. Insurance companies representing the remainder of the market distribute their products either through exclusive agents, who offer only one company's products, or directly to consumers through mass marketing techniques such as direct mail and telephone solicitation.

    The fragmentation of the insurance industry into independent agent, exclusive agent and direct distribution channels has made comparison shopping across a broad range of insurance companies an extremely difficult and frustrating experience for the consumer. Because of this fragmentation, there is no single source where consumers can access information regarding the products and services of a competitive sample of insurance companies. In addition, many insurance products are complex and combine coverage for multiple risks, making it difficult for the consumer to compare products on an "apples-to-apples" basis. Price variability among insurance carriers is often significant. For example, publicly-filed insurance rates posted on the California Department of Insurance website in June 1999 show that, within some of the major metropolitan areas in California, for the same consumer, there was up to a 160% price differential for homeowners insurance premiums, a 408% differential for automobile insurance premiums and a 415% differential for renters insurance premiums. Consumers are often unaware of the extent of this potential price variability because effectively comparing quotes requires them to undertake the difficult and time-consuming task of separately contacting several companies and agents, filling out multiple applications and facing repeated sales pressure, with no guarantee of achieving their objective of a meaningful comparison.

    For insurance companies, regardless of the distribution channel they employ, the cost of acquiring and servicing customers remains a substantial expense and reduces profitability. Just finding the customers who fit within the company's specific targeted risk profiles is a very expensive and time-consuming process, requiring inefficient advertising and marketing techniques that necessarily target an overly broad range and large number of potential customers. Once these customers are identified, significant additional resources are usually required to effect a sale.

    The combination of these factors has led to an inefficient market that benefits neither the consumer nor the insurance company. Prices are high, comparison shopping is extremely difficult and the substantial costs of customer acquisition and servicing continue to put pressure on profitability.

  MARKET OPPORTUNITY FOR ONLINE INSURANCE

    According to Forrester Research, the market penetration for sales of personal insurance products which are researched and selected online, but purchased through any distribution channel, is expected to grow from $1.5 billion of personal insurance sales in 1998 to over

$11.1 billion in 2003, an annual growth rate of 49%. Insurance products are ideally suited to an Internet-based distribution and servicing model for the following reasons:

    - insurance products are information-based, thus requiring no physical delivery or warehousing;

    - complex insurance products can be made more understandable through readily accessible supporting information and glossaries;

    - through a single medium, consumers can access information regarding, and compare the products of, insurance companies using any of the three traditional distribution channels;

    - consumers can compare the terms, conditions and exact coverages of various insurance products at their own pace, without sales pressure;

    - customer data can be efficiently captured through a website, allowing real-time automated underwriting and streamlined overall processing; and

    - insurance companies can reduce the high costs associated with distribution and servicing through traditional channels.

    The Internet can be used in a variety of ways to provide consumers with an accessible source of pricing and explanatory information on insurance products and services and provide insurance companies with a cost-effective means of acquiring and servicing customers. To date, most efforts at using the Internet to achieve these objectives have employed one of the following three models, none of which fully capitalizes upon the inherent advantages of Internet-based distribution:

    - SINGLE INSURANCE COMPANY WEBSITE. Many insurance companies have implemented their own proprietary websites to provide quotes and services. These websites can be convenient for consumers and allow potential cost savings for insurance companies; however, they typically provide no comparative shopping opportunity for the consumer and each insurance company is required to bear all of the initial and ongoing technology and marketing costs related to its website.

    - WEB-BASED INFORMATION DELIVERY. Several companies have established websites that utilize publicly available rate data from generic filings made by insurance companies with state regulators to provide estimated quotes for a number of insurance companies. While offering online access to information and the appearance of comparison shopping and requiring no involvement on the part of insurance companies, this model affords no real online transactional capability. The estimated quotes may differ significantly from the price of any coverage actually offered by the insurance companies, and some companies for whom estimated quotes are given may not be willing to insure the consumer at all. In any case, the consumer must still go through the tedious process of completing separate applications for each insurance company in order to receive an actual quote.

    - WEB-ASSISTED AGENCY DISTRIBUTION. A third online model provides an Internet-based distribution channel for traditional insurance agencies. This model allows some limited comparison shopping and requires minimal investment on the part of the agency. However, like the information delivery model described above, the quotes provided are estimates that have not been approved by the insurance company and the consumer must work through the traditional agency process to receive a firm quote. In addition, the consumer does not have access to the products of insurance companies that choose not to distribute their products through independent agents, which represent approximately two-thirds of the personal insurance market. Because the agencies must process applications in the traditional way and must add additional personnel to process additional applications, there is little opportunity to use technology to reduce costs.

    InsWeb believes that, while each of these models brings some benefits to consumers and insurance companies, none adequately capitalizes on the powerful advantages of the Internet. In order to accomplish this, InsWeb believes that a model is needed that directly links consumers and insurance companies, allowing consumers to compare insurance company-sponsored quotes for actual coverage from a variety of companies on an apples-to-apples basis and enabling insurance companies to take full advantage of the cost-saving potential of the Internet.

THE INSWEB SOLUTION

    InsWeb has developed an online marketplace for insurance products and services that fully capitalizes upon the advantages of the Internet to directly link consumers and insurance companies, providing consumers with the insurance they need and insurance companies with the customers they want. InsWeb has combined extensive knowledge of the insurance industry, technological expertise and close relationships with a broad array of insurance companies to develop a sophisticated, integrated online delivery platform. InsWeb's platform enables consumers to efficiently research insurance-related topics, search for, analyze and compare insurance products and apply for and receive insurance company-sponsored quotes for actual coverage. In addition, InsWeb provides insurance companies with a flow of pre-qualified consumers at substantially lower acquisition costs as well as an Internet-based model that is largely automated and therefore cost-efficient and scalable, allowing substantial increases in the number of transactions on the online marketplace with minimal increases in costs.

  BENEFITS TO CONSUMERS

    ONE-STOP COMPARISON SHOPPING FOR MULTIPLE PRODUCTS. InsWeb provides an online marketplace through which consumers can choose among products offered by insurance companies using all three traditional distribution channels. To date, InsWeb has developed relationships with 38 leading insurance companies throughout the U.S. A consumer shopping for an insurance product at InsWeb's online marketplace can receive quotes from InsWeb's participating insurance companies who offer the product in the consumer's state. Consumers can receive quotes for automobile, homeowners/renters, individual health and term life insurance products in an unbiased marketplace in which consumers make their own decisions based on the reputation of the insurance company, the level of coverage and the price of the product being offered. Consumers save time, effort and money by avoiding the need to contact and complete applications with multiple insurance companies and agents.

    ACCURATE, INSURANCE COMPANY-SPONSORED QUOTES. InsWeb works directly with participating insurance companies to automate their data capture--I.E., the processes by which they receive consumer data; filtering--I.E., the evaluation of consumer data to determine which consumers they are willing to insure; rating--I.E., determining a price quote based on a consumer's data; and quote generation--I.E., electronic presentation of price quotes to consumers. As a result, InsWeb provides consumers accurate, insurance company sponsored quotes for actual insurance coverage. By contrast, the quotes provided by most online quotation and information services are estimated from insurance companies' public rate filings, and consumers using these services may find their actual premium to be significantly different from the initial quote they received, if the quoted company is willing to insure them at all. InsWeb believes that online consumers expect accurate quotes for actual coverage and is committed to working directly with insurance companies to meet that expectation.

    EASE OF USE. InsWeb offers consumers who want to purchase insurance a variety of helpful information in an easy-to-use format. At the click of a mouse, consumers can access educational materials on insurance, including answers to frequently asked questions, a glossary, informative articles and ratings of insurance companies. InsWeb also provides its customers with interactive website features to assist them in analyzing the type and amount of insurance coverage that is most suitable for their needs. InsWeb enables consumers to update and store their profiles after each interaction, so that repeated visits are more productive.

    CONVENIENCE AND CONTROL. InsWeb provides consumers with the convenience of shopping from home or office, 24 hours a day, 7 days a week. InsWeb rapidly responds to consumer inquiries with insurance company-sponsored quotes. InsWeb's technology and systems are designed to seamlessly and automatically feed the consumer's data to the insurance company, helping minimize the time and effort required to consummate a transaction. Through InsWeb's online tools and analyzers, consumers can assess and manage their insurance needs on their own. Consumers do not face any sales pressure and may proceed at their own pace, knowing that their information will be safely and privately stored by InsWeb so that future sessions can be conducted without the need to reenter the information. InsWeb is a member of the Online Privacy Alliance and a licensee of the TRUSTe Privacy Program and adheres to their standards regarding the protection of the confidential information of online consumers. See "--Privacy Policy."

  BENEFITS TO INSURANCE COMPANIES

    LOWER COSTS OF CUSTOMER ACQUISITION AND SERVICE. InsWeb's sophisticated, integrated technology platform allows each insurance company to offer its products online regardless of the traditional distribution channel that the company employs. The information systems of InsWeb's participating insurance companies are closely integrated with InsWeb's website, enabling them to fully capitalize on the advantages of its Internet-based distribution model. Because consumers are pre-screened, insurance companies do not waste resources on unqualified applicants. In addition, the efficiency and scalability of InsWeb's Internet-based distribution model allows insurance companies to screen and underwrite additional customers at minimal marginal cost. For insurance companies that utilize agents, InsWeb frees up agent time and resources for more productive, value-added uses, such as closing business and servicing customers.

    ENHANCED ACCESS TO NEW QUALIFIED CUSTOMERS. InsWeb enables insurance companies to take advantage of the Internet as part of their strategy to accelerate growth and improve their market share. InsWeb provides insurance companies with a flow of new customers that have been pre-screened based on each company's unique selection criteria. By participating in InsWeb's online insurance marketplace, insurance companies gain access to a growing population of technology-oriented consumers who are increasingly turning to the Internet as a preferred means of researching and purchasing products and services. InsWeb offers insurance companies the ability to benefit from the growth of the Internet and changes in consumer purchasing behavior, as well as improve their competitive position in attracting desirable new customers.

    RAPID MARKET FEEDBACK. InsWeb's advanced technology platform enables insurance companies to obtain rapid feedback on their comparative performance within the InsWeb insurance marketplace. This information allows insurance companies to more quickly and easily adjust their product offerings to add or remove particular products, change product features, adjust underwriting criteria and distribute current information to prospective customers. InsWeb believes that this access to market feedback offers its participating insurance companies a competitive advantage over other insurance companies.

    IMPROVED UNDERWRITING PROFITABILITY AND PRODUCT INNOVATION. Through InsWeb, insurance companies can acquire and service customers at lower costs. Reduced customer acquisition and servicing costs enable insurance companies to underwrite their existing products more profitably and potentially to expand their product offerings, since reduced costs may allow them to profitably underwrite more and varied risks. In addition, InsWeb's database of consumer information and behavior provides insurance companies with the ability to more frequently and easily evaluate the comparative attractiveness of their existing products, as well as the potential means to develop new products focused on previously unknown or unreachable market opportunities.

INSWEB'S STRATEGY

    InsWeb's strategy is to capitalize upon its expertise, technology and relationships to provide the leading online insurance marketplace for consumers and insurance companies. The key elements of InsWeb's strategy include:

    ENHANCE THE COMPARATIVE SHOPPING EXPERIENCE FOR CONSUMERS. InsWeb's objective is to provide consumers and small businesses with a comprehensive selection of insurance products and services. To achieve this objective, InsWeb intends to:

    - add additional insurance companies to the InsWeb online insurance marketplace;

    - increase the number of states where its participating insurance companies offer coverage online;

    - work with its participating insurance companies to expand the products and services they offer through the InsWeb online insurance marketplace;

    - work with both new and existing insurance companies to offer consumers more instant online quotes;

    - offer products and services to small businesses; and

    - expand its geographic coverage outside of the United States.

While expanding its products and services, InsWeb intends to continue to provide the highest quality customer service and to enhance the overall user experience on its website.

    BUILD STRONG RELATIONSHIPS AND EXTENSIVE TECHNOLOGY INTEGRATION WITH INSURANCE COMPANIES. InsWeb believes that its combination of extensive technology integration, industry expertise and strong relationships with insurance companies provides significant competitive advantages. Integrating each insurance company into the InsWeb platform presents unique technical and operational challenges and, therefore, requires a close working relationship between the insurance company and InsWeb. Following the development process, InsWeb's implementation and technology teams continue to work closely with each insurance company on an ongoing basis to integrate InsWeb's infrastructure with each insurance company's systems. InsWeb responds to each insurance company's unique needs for integration and program development by offering a full array of services, from software integration to change management and electronic commerce strategy development. InsWeb also provides insurance companies with performance feedback through its extensive consumer and transaction database. InsWeb intends to continue to strengthen its relationships with participating insurance companies and to work closely with newly added insurance companies to integrate their systems with its infrastructure.

    REDUCE CUSTOMER ACQUISITION AND SERVICING COSTS. InsWeb intends to continue to develop technology-based solutions aimed at reducing the overall customer acquisition and servicing costs of insurance companies. By focusing on the continued development of its fully integrated, scalable technology platform, InsWeb intends to enable insurance companies to better target and reach prospective customers and realize economies of scale not attainable through traditional insurance distribution channels or other Internet-based distribution models. By continually incorporating and upgrading fully automated processes for data capture and delivery, filtering, rating and quote generation, InsWeb believes that it can significantly reduce customer acquisition costs. InsWeb intends to continue to work with insurance companies in exploring additional ways to utilize the InsWeb platform to further reduce the costs associated with acquiring and servicing customers.

    LEVERAGE ITS TECHNOLOGY PLATFORM AND EXTENSIVE CONSUMER DATABASE. InsWeb has invested significant resources to develop and deploy its technology platform, as well as its extensive consumer and transaction database. InsWeb intends to leverage these assets to enhance the breadth and value of its product and service offerings. Specifically, InsWeb intends to:

    - leverage its technology platform and consumer database to create opportunities for insurance companies to expand their product offerings;

    - continue to license its technology to selected insurance companies and financial institutions to allow these companies to provide quoting functionality on their websites;

    - continue to provide insurance companies with rapid market feedback on new product configurations and market performance; and

    - leverage its technology platform to provide additional services to consumers and insurance companies.

    EXPAND BRAND AWARENESS AND PRESENCE. InsWeb intends to continue to use both offline and online marketing campaigns to maximize consumer awareness and enhance its brand recognition. InsWeb's objective is to become the preferred online marketplace for insurance products and services. InsWeb will continue to carefully target online companies with strong market reach, such as major portals, as well as online companies that are a likely source of insurance shoppers, such as personal finance, automobile purchase or mortgage origination websites. Where appropriate, InsWeb intends to form co-branded relationships with full or limited InsWeb functionality.

THE INSWEB ONLINE INSURANCE MARKETPLACE

    The InsWeb online insurance marketplace is a Web-based marketplace that links consumers directly with insurance companies and enables comparison shopping for insurance coverage in a convenient and pressure-free environment. Consumers visiting the InsWeb online insurance marketplace can receive insurance company-sponsored quotes for actual coverage for a variety of insurance products, and also can use a variety of InsWeb's interactive website features and insurance-related information to assist them in determining the type and amount of insurance coverage that is most suitable for their needs. Consumers can also access their personal insurance profile, allowing them to retrieve insurance information stored during previous visits.

  THE QUOTE GENERATION AND PURCHASE PROCESS

    The quote generation and purchase process involves the following steps:

    - data entry by the consumer;

    - electronic filtering of the consumer's data;

    - electronic rating and generation of price quotes;

    - presentation of quotes to the consumer;

    - delivery of leads to the insurance companies; and

    - subsequent purchase of the insurance policy.

    Quotes obtained through the online marketplace are free to consumers, while participating insurance companies pay transaction fees to InsWeb generally based on the delivery of qualified leads.

    DATA ENTRY. To initiate a shopping session, a consumer completes an online form that requests information such as the consumer's age, address and coverage requirements, a process that InsWeb estimates takes approximately 10 to 25 minutes, depending on the type of insurance sought and the complexity of the consumer's profile. The quote form captures a comprehensive set of information designed to address each of the participating insurance companies' filtering and rating criteria. To assist consumers in evaluating and fulfilling their insurance needs, InsWeb provides consumers a variety of interactive website features and insurance-related information. In addition, InsWeb provides online help throughout the data entry process. The consumer is required to complete only one form to obtain quotes for a particular type of insurance from all participating companies offering that type of insurance in the consumer's state. Throughout the data entry process, consumers are presented with the option of saving their data into their personal insurance profile. Consumers who are returning to the online marketplace can simply enter their user name and password to retrieve information they entered during previous visits. This information can be used to automatically complete portions of the quote form for other insurance products. Because the information insurance companies use to filter, rate and provide quotes to a consumer is entered directly by the consumer, the companies can reduce or eliminate the expense associated with collecting consumer data. Moreover, information entered directly by consumers typically contains fewer errors than information provided orally to an agent or insurance company representative, who must then enter that information manually into the insurance company's system.

    FILTERING. InsWeb's filtering software uses criteria set by each participating insurance company to analyze a consumer's data and determine whether it fits within the company's targeted risk profiles. InsWeb's system can provide rapid feedback to an insurance company regarding the impact that a particular filter is having on the number of leads being directed to that company, and also permits individual filters to be easily added or removed. Electronic filtering eliminates the expense of screening and quoting risks that an insurance company ultimately may not want to underwrite. Electronic filtering also ensures that consumers are only presented with quotes from companies who are interested in doing business with them. For a consumer who is not offered coverage by an insurance company, no quote from that company is presented, thus preserving the insurance company's opportunity to do business with the consumer in the future.

    RATING. InsWeb's rating process compares a consumer's data against criteria used in an insurance company's underwriting process to generate insurance company-sponsored quotes. InsWeb integrates each of its participating insurance companies' rating criteria into its online marketplace through one of several rating solutions, depending on the company's preference. These solutions include:

    - a customized interface between InsWeb's site and the company's own rating engine, which may be housed on the company's legacy system or at InsWeb's facility;

    - an interface between InsWeb's site and a third-party rating engine of the company's choice; or

    - an integration of the company's rating criteria into one of InsWeb's proprietary rating engines.

In each case, the rating process is developed in close cooperation with the insurance company.

    PRESENTATION OF QUOTES. After a consumer has completed the form for a particular product and requested quotes, the consumer is presented with a "quote pad." The quote pad contains the logos of insurance companies interested in providing quotes, along with prices for the companies offering instant quotes. The quote pad also informs the consumer which companies will provide quotes on a delayed basis, either via e-mail, mail or telephone. The response method varies among insurance products and companies. Currently, substantially all term life and health quotes are provided through instant quotes, while most quotes for automobile insurance are delivered by e-mail. InsWeb is working with its participating insurance companies to increase implementation of instant quoting capability.

    DELIVERY OF LEADS. InsWeb's participating insurance companies pay transaction fees to InsWeb generally based on the delivery of qualified leads. Qualified leads are produced in two ways: for insurance companies providing instant online quotes, a qualified lead is produced when a consumer clicks to request insurance coverage based on a specific quote; for insurance companies providing e-mail or other offline quotes, a qualified lead is produced when a consumer clicks to request the quote itself. In either case, InsWeb is paid a transaction fee whether or not the consumer actually purchases a policy. Once a lead is generated by the consumer's request for an application or offline quote, InsWeb transmits the lead to the selected insurance company by e-mail, file transfer or direct connection to the insurance company's information system. InsWeb provides each participating insurance company with custom-formatted lead information based on the company's individual requirements.

    PURCHASE OF POLICY. After InsWeb generates and delivers a qualified lead, insurance companies may respond directly to the interested consumer by e-mail, mail or telephone to close the purchase of the policy or direct the lead to an agent for follow-up. This portion of the transaction does not require further involvement by InsWeb, although InsWeb monitors insurance company responses and works with companies and agents to ensure that they are responding to leads generated from the online insurance marketplace in a timely fashion.

    CUSTOMER CARE. InsWeb provides assistance to consumers throughout the data entry, quote-generation, delivery and purchase process through embedded help icons, which link to explanations of the various steps in the process and through e-mail support. InsWeb is currently developing its e-Care Center to provide additional help to consumers working through the process of shopping for insurance online. The e-Care Center will provide additional consumer assistance through real-time chat and live telephone support. InsWeb expects to make the initial services of the e-Care Center available to consumers in the summer of 1999.

  PRODUCT LINES

    Insurance companies participating in InsWeb's online insurance marketplace offer automobile, term life, homeowners, renters, and individual health insurance, as well as motorcycle insurance, and fixed annuities. The following table shows information with respect to the principal product lines currently offered on InsWeb's marketplace.

                                                                 INSWEB ONLINE MARKETPLACE
                                         U.S. MARKET       -------------------------------------
                                     --------------------                        PARTICIPATING
                                      ANNUAL PREMIUMS IN                           INSURANCE
PRODUCT LINE                                 1997            STATES COVERED        COMPANIES
-----------------------------------  --------------------  ------------------  -----------------
Private Automobile.................     $  116 billion(1)        49 plus D.C.             22
Term Life..........................     $   14 billion(2)        50 plus D.C.             13
Individual Health..................     $   71 billion(3)        41 plus D.C.              7
Homeowners/Renters.................     $   29 billion(1)     48/50 plus D.C.            4/3

       -------------------------------

        (1)  Source: A.M. Best, AGGREGATES AND
             AVERAGES--PROPERTY-CASUALTY, 1998.

        (2) Estimated based on information obtained from: A.M. Best, AGGREGATES AND AVERAGES--LIFE-HEALTH, 1998; LIMRA
             International, Inc.

        (3) Estimated based on information obtained from: A.M. Best, AGGREGATES AND AVERAGES--PROPERTY-CASUALTY,--LIFE-HEALTH
             AND--HMO, 1998.

    AUTOMOBILE INSURANCE. Automobile insurance comprises the largest segment of the consumer insurance market, and, to date, has accounted for most of the consumer traffic on InsWeb's online marketplace and a substantial majority of its revenues. InsWeb believes that, for the foreseeable future, most of its consumer traffic will continue to be generated by prospective purchasers of automobile insurance. The number of automobile insurance companies participating in the InsWeb online marketplace has grown rapidly; since January 1997, the number of participating insurance companies has grown from two to 22. The following table shows, as of June 30, 1999, the percentage of the U.S. population residing in states where at least two companies offer automobile insurance quotes on the InsWeb online marketplace:

                                                                 PERCENTAGE OF U.S. POPULATION
            NUMBER OF COMPANIES                                     RESIDING IN STATES AND
           OFFERING AUTO QUOTES              NUMBER OF STATES        JURISDICTIONS COVERED
-------------------------------------------  -----------------  -------------------------------
2 or more..................................      43 plus D.C.                   89.5%
3 or more..................................                33                   77.5%
4 or more..................................                21                   64.5%
5 or more..................................                13                   47.3%

    TERM LIFE INSURANCE. InsWeb began offering term life insurance quotes in April 1996 through a single insurance company. The InsWeb online marketplace currently offers comparative quotes for term life insurance from five or more companies in 49 states plus D.C. The following table shows, as of June 30, 1999, the percentage of the U.S. population residing in states where at least five companies offer term life insurance quotes on the InsWeb online marketplace:

                                                                 PERCENTAGE OF U.S. POPULATION
            NUMBER OF COMPANIES                                     RESIDING IN STATES AND
         OFFERING TERM LIFE QUOTES           NUMBER OF STATES        JURISDICTIONS COVERED
-------------------------------------------  -----------------  -------------------------------
5 or more..................................      49 plus D.C.                   93.2%
6 or more..................................      49 plus D.C.                   93.2%
7 or more..................................      48 plus D.C.                   92.8%
8 or more..................................      43 plus D.C.                   86.1%

    INDIVIDUAL HEALTH INSURANCE. InsWeb began offering individual health insurance quotes in August 1998. Individual health insurance is available in the form of preferred provider organization plans, health maintenance organization plans and traditional indemnity plans. The InsWeb online marketplace currently offers quotes for individual health insurance from at least one insurance company in 41 states plus D.C. (representing 73.8% of the population) and two insurance companies in 20 states (representing 40.1% of the population).

    HOMEOWNERS/RENTERS INSURANCE. InsWeb began offering homeowners and renters insurance quotes in July 1998. The InsWeb online marketplace currently offers quotes for homeowners insurance from at least one insurance company in 48 states plus D.C. (representing 96.5% of the population), two or more insurance companies in 30 states plus D.C. (representing 48.3% of the population) and three or more insurance companies in 16 states (representing 31.1% of the population). The online marketplace currently offers quotes for renters insurance from at least one insurance company in all 50 states plus D.C., two or more insurance companies in 39 states plus D.C. (representing 80.8% of the population) and three insurance companies in 18 states (representing 37.0% of the population).

    OTHER PRODUCTS AND SERVICES. InsWeb's online marketplace allows consumers to shop for other types of insurance in most states. These product lines include motorcycle insurance and fixed annuities. At present, the InsWeb online marketplace does not offer multiple quotes with respect to these types of insurance, which are each offered by a single insurance company in the states in which they are available. InsWeb's strategy is to expand the range of insurance products and services offered through its online insurance marketplace. From time to time, InsWeb licenses its insurance quoting functionality to insurance companies and financial institutions on a selected basis.

    NON-U.S. MARKETS. In December 1998, InsWeb entered into a joint venture with SOFTBANK Corp. to create an online insurance marketplace for the Japanese market. InsWeb currently holds a 25% equity interest in the joint venture. See "Certain Transactions." The joint venture is in the early stages of developing its online marketplace, which is not scheduled to be operational before late 1999.

    In April 1999, InsWeb added automobile insurance quoting functionality for consumers to its online marketplace through one insurance company in Alberta, New Brunswick and Ontario, Canada.

  INSURANCE COMPANY RELATIONSHIPS

    As of June 30, 1999, Insweb had relationships with 38 insurance companies, including many large companies with established brand names that InsWeb believes are attractive to consumers. These companies include:

TYPE OF INSURANCE                                              INSURANCE COMPANIES
------------------------------  ----------------------------------------------------------------------------------
Automobile....................  AAA Michigan                                  Hartford
                                AIG                                           Kemper
                                American Family                               Nationwide
                                Amica                                         New York Central Mutual*
                                Auto Club South (AAA)                         Progressive*
                                Avomark (Ohio Casualty)                       RelianceDirect
                                CNA                                           Reliant
                                Country                                       State Farm
                                Electric Insurance*                           The Commerce Group
                                Explorer                                      TIG
                                GE Financial Assurance                        Tri-State

Term Life.....................  Amica                                         MONY Life Insurance Company
                                CNA                                           Ohio National
                                GE Financial Assurance*                       Old Republic Life
                                John Hancock                                  State Farm
                                Lincoln Benefit (Allstate)                    Western Southern
                                Metropolitan Life                             Zurich Kemper
                                Midland Life

Homeowners/Renters............  AIG                                           Nationwide
                                American Family                               State Farm

Individual Health.............  Blue Cross/Blue Shield of Florida             IAG (Hartford)
                                Blue Cross/Blue Shield of New Jersey          Mutual of Omaha
                                Blue Cross/Blue Shield of Virginia Central    United Security
                                States*

--------------

*   Agreement signed and implementation in process.

    To date, InsWeb has been dependent on a limited number of insurance companies for substantially all of its revenues. The amount of revenues generated from a given company depends upon a number of variables that are difficult for InsWeb to control, such as the degree to which the insurance company's quotes are competitive with those of other insurance companies, and the proportion of consumers that fit within the insurance company's targeted risk profiles, as determined by the filtering criteria that the insurance company is using at any given time. Accordingly, the amount of revenue that InsWeb generates from a given insurance company is likely to fluctuate from year to year, both in absolute terms and as a percentage of total revenues. Revenues from State Farm, AIG and American Family accounted for approximately 31%, 12% and 11%, respectively, of InsWeb's revenues for the six months ended June 30, 1999, and revenues from State Farm, AIG and RelianceDirect accounted for approximately 40%, 16% and 10% of revenues for the year ended December 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  INTERACTIVE WEBSITE FEATURES AND INFORMATION

    To assist consumers in evaluating and fulfilling their insurance needs, InsWeb provides consumers with a variety of interactive website features and insurance-related information, including:

    - tools to help consumers estimate their coverage requirements for auto and term life insurance;

    - research capabilities to help consumers review the financial strength of insurance companies nationwide;

    - frequently asked questions on insurance;

    - articles on a wide variety of insurance and personal finance topics; and

    - glossaries of insurance-related terms.

MARKETING AND SALES

    InsWeb's marketing program consists of a two-pronged effort, with substantial resources directed both at attracting increased consumer traffic to the InsWeb website and building and expanding relationships with participating insurance companies. InsWeb believes that increased traffic will encourage insurance companies to develop and expand their relationship with InsWeb, and that enhancing the comparative shopping opportunities available through increased insurance company participation will drive further increases in consumer traffic.

  CONSUMER MARKETING

    InsWeb's consumer marketing program seeks to increase consumer traffic and brand awareness through the establishment of relationships with online companies as well as through direct offline and online consumer marketing.

    ONLINE RELATIONSHIPS. InsWeb believes that relationships with high-profile online companies can drive significant traffic to its site. InsWeb seeks out relationships with companies whose websites feature a high volume of traffic or a substantive focus that is related to the purchase of insurance coverage, such as sites related to automobiles or homes. Agreements with these online companies typically provide that InsWeb and the online company will share revenue from transaction fees generated through the relationship, and some require InsWeb to also pay a fixed fee to the online company. Online companies integrate links into their websites connecting to InsWeb's marketplace. InsWeb provides functionality to further integrate with online companies and, in some cases, provides co-branding functionality whereby the online company's logo is presented on the InsWeb marketplace to those consumers directed to InsWeb's marketplace from a company's site. For some of InsWeb's more significant online relationships, including those with Yahoo!, Snap.com and GO Network (Infoseek), InsWeb has further integrated its functionality with these companies' sites by customizing the look and feel of InsWeb's insurance related content and marketplace to replicate the design characteristics of the company's site. Additionally, some of these companies have developed customized interfaces on their own site to link to the InsWeb marketplace. InsWeb's agreements with online companies typically have a 12-month term, with either party having a right to terminate the agreement on 30 to 90 days' notice.

Notwithstanding the foregoing, the integration process requires a significant investment of the company's time and resources, which InsWeb believes motivates the company to maintain a long-term relationship with InsWeb.

    InsWeb and Yahoo! have entered into an agreement pursuant to which Yahoo! offers a co-branded version of the InsWeb online insurance marketplace on the Yahoo! website. The agreement provides for InsWeb to be the exclusive provider of online insurance quotation services on the Yahoo! site. Under the agreement, InsWeb has agreed to pay to Yahoo! fixed fees plus a referral fee of approximately $0.10 for each user delivered to an InsWeb quote form from the co-branded site. As of June 30, 1999, InsWeb had paid Yahoo! fixed fees totaling $4,700,000 and referral fees totaling $139,000. InsWeb is obligated to pay additional fixed fees totaling $4,800,000 through June 2000. The term of the agreement runs until September 30, 2000.

    As of June 30, 1999, InsWeb had agreements with 89 online companies. The principal online companies with which InsWeb has relationships, based on the fees InsWeb has incurred for their services during the six months ended June 30, 1999, are as follows:

- 123Inc.                           - GO Network (Infoseek)
- CarClub.com                       - InfoSpace.com
- CarPrices.com                     - Looksmart
- E*Trade                           - Snap.com
- Go2Net                            - Yahoo!

    TRADITIONAL CONSUMER MARKETING. As part of its branding effort, InsWeb has developed a consumer marketing campaign, which began in 1998 with radio advertising in selected metropolitan markets and which has recently been expanded to include national television and syndicated radio advertising. InsWeb also conducts other consumer marketing activities, such as sweepstakes contests and other promotional activities.

    ONLINE DIRECT-RESPONSE ADVERTISING. InsWeb's online direct-response advertising is intended to create a presence for InsWeb on a wide range of websites whose audiences closely match its target audience. InsWeb's key advertisements are delivered through content sponsorships, banners and keywords on financial, news, real estate, classifieds, automobile, directory and general interest sites. InsWeb's advertisements are targeted primarily to consumers who are actively seeking insurance.

  BUILDING AND MAINTAINING RELATIONSHIPS WITH INSURANCE COMPANIES

    InsWeb believes that establishing long-term relationships with reputable insurance companies is essential to its ability to offer a desirable insurance marketplace on its website. Accordingly, a significant portion of InsWeb's sales and marketing organization consists of an Insurance Services Group, whose role is to market the online marketplace to insurance companies. The focus of this group is to maintain and expand the product offerings available on the online marketplace by selling InsWeb's services to new companies and expanding InsWeb's relationship with participating insurance companies.

    An insurance company's decision to participate in the online marketplace typically involves significant discussions between InsWeb and the insurance company regarding the types of products and services the insurance company wants to offer, the markets in which the insurance company wants to initially participate and the terms of the agreement between InsWeb and the insurance company. In addition, both InsWeb and the insurance company devote significant resources to complete the integration of the insurance company into InsWeb's website. This integration process typically takes from three to six months to complete.

    Once an insurance company decides to participate in InsWeb's online insurance marketplace, InsWeb's implementation team of more than 20 people work with the company to integrate its insurance product information, which entails a process of specification development, education, planning and activation. Because of the complexity of interfacing with an insurance company's legacy computer systems, the implementation team conducts a thorough assessment of the company's business processes, technical capabilities and desired interface to develop a comprehensive integration plan. Although the implementation process can be costly and time-consuming for both InsWeb and the insurance company, InsWeb believes that it represents a significant commitment by the company and that the company typically views this expenditure of time and resources as an investment in a long-term relationship with InsWeb. Once an insurance company's initial implementation is complete, InsWeb works with the company to expand its geographic coverage and add insurance products.

    InsWeb pursues its relationship-building strategy with insurance companies at three levels: executive management, middle management and operations personnel. By investing in relationships at all three of these levels, InsWeb believes that it will have greater success in maintaining and potentially expanding those relationships. Additionally, InsWeb believes that strong relationships at each level of an organization are important to ensure effective coordination and product implementation.

    InsWeb markets its online marketplace to insurance companies who employ all three traditional distribution channels. InsWeb believes its online insurance marketplace provides significant benefits to insurance companies regardless of the distribution channel they use. InsWeb has also developed programs targeted at the needs of specific channels. For example, InsWeb's prototype AGENT IN THE MIDDLE software enables participating insurance companies who employ an agency-based distribution model to present online quotes through an agent rather than directly to the consumer. InsWeb's E-AGENT CERTIFICATION is an Internet-based training program which provides agents with training in the use of the Internet to process insurance quote requests.

TECHNOLOGY

  ARCHITECTURE AND INTERFACES

    Since its inception, InsWeb has invested significant resources to develop and deploy its proprietary technology platform which InsWeb believes constitutes a significant competitive advantage.

    InsWeb's software architecture facilitates interoperability among software components to maximize responsiveness, flexibility and reliability. This architecture enables InsWeb to efficiently develop and deploy new insurance company-specific modules for filtering, rating and data delivery. It also simplifies the process of providing InsWeb's core marketplace functionality for use on insurance company sites. In order to speed implementation for each participating insurance company, InsWeb has developed transmission software components which allow consumer data to be custom-formatted for delivery to each insurance company based on the requirements of the insurance company's computer system. InsWeb has developed custom communication software to provide multiple types of real-time telecommunication links to its participating insurance companies. These components provide a variety of solutions to the insurance companies to best meet their needs and interface with their legacy systems. InsWeb has devoted significant time and resources to maximize the efficiency of integrating new insurance companies into its online marketplace and to create a flexible, customizable Web interface. InsWeb's front-end user interface is accessible to consumers via standard Web browsers and is designed without unnecessary graphics that would increase download time.

    InsWeb's server software operates on servers running the Microsoft Windows NT operating system. The software is designed for a high-volume transaction processing environment, with a focus on reliability, redundancy and around-the-clock availability. It is designed to enable the system to respond rapidly and to simultaneously filter and rate a consumer's profile against all participating insurance companies' filters. The software is also designed for scalability, enabling InsWeb to expand processing capacity through the addition of more processors and servers as transaction volumes increase.

  SECURITY

    InsWeb employs third-party firewall technology to protect its corporate network from intrusion and uses proprietary designs to isolate confidential data on its network so that only selected information is publicly available on its website. Consumer information is transmitted to InsWeb's site using Secure Socket Layer encryption technology, a widely-used technology for transmitting encoded data via a Web browser. InsWeb employs a number of other encryption methods for delivery of consumer information to insurance companies. InsWeb protects its system management functions using security models integrated with the operating system. Additionally, some sensitive software applications incorporate proprietary authentication schemes.

  SITE OPERATIONS

    InsWeb's hardware servers, storage systems, Internet connections, back-up strategies and network are designed to allow its online marketplace to operate continuously. InsWeb's main Web servers are located at its headquarters facility in Redwood City, California. InsWeb uses multiple service providers to access the Internet over multiple dedicated communication lines. InsWeb uses a separate server to operate the software for each primary insurance product, as well as at least one redundant server for each core product. InsWeb uses a number of internally-developed and third-party software products to monitor the performance and availability of its website and core products. InsWeb continuously monitors consumer traffic, response times and capacity to ensure a high quality of service for consumers and insurance companies. InsWeb maintains a back-up facility in Irvine, California through a third-party service provider to ensure the continuous operation of its online marketplace in case of a failure at its main facility.

PRODUCT DEVELOPMENT

    InsWeb devotes significant resources to improving the structure of its products and delivering additional tools which allow insurance companies to effectively reach consumers. InsWeb generally follows a semi-quarterly release schedule for new versions of its online user interface, which may incorporate technology advances, new product features and improvements in consumer interactivity. InsWeb also devotes significant resources to refining its online consumer tools and research materials and developing new support products. During 1998, InsWeb implemented more than 20 site upgrades and product releases for its core products in order to add new insurance companies to its online marketplace, add new states for participating insurance companies and improve the functionality and consumer experience of its website. InsWeb is also researching new methods of designing more useful insurance-related material and presenting them to the consumer in a more meaningful context.

    InsWeb's product development expenses were approximately $3.2 million in 1997, $10.1 million in 1998 and $3.8 million in the first six months of 1999. Product development expenses in 1998 included approximately $5.5 million of purchased software licenses which were expensed due to InsWeb's decision not to integrate the software into its products. As of June 30, 1999, InsWeb had a product development staff of 91 full-time employees, all located at its headquarters in Redwood City, California.

PRIVACY POLICY

    InsWeb believes that the privacy of personally identifiable information of Internet users is becoming increasingly important as the use of the Internet for electronic commerce continues to grow. InsWeb has adopted a privacy policy for information of users of its online marketplace. InsWeb does not disclose any personally identifiable information of a user to InsWeb's participating insurance companies until the user specifically requests insurance coverage based on an instant online quote, or requests an offline quote. InsWeb does not sell or otherwise make available to any other party any personally identifiable information concerning its users. However, InsWeb does compile user information in its databases. This aggregated statistical information is analyzed internally by InsWeb for marketing purposes and to improve the content and site layout of its website. This information is made available in aggregate form only, without individual identification of consumers, to InsWeb's participating insurance companies for their use in adjusting, refining and expanding their product offerings. InsWeb is a member of the Online Privacy Alliance and a licensee of the TRUSTe Privacy Program and adheres to their standards regarding the protection of the personally identifiable information of Internet users.

COMPETITION

    The online insurance distribution market is a new industry and, like the broader electronic commerce market, is rapidly evolving and is highly competitive. Increased competition, particularly by companies offering online insurance distribution, could reduce the fees InsWeb is able to charge its participating insurance companies or increase the fees it is required to pay to online companies with which it has relationships, resulting in reduced margins or loss of market share, any of which could harm its business.

    InsWeb competes with:

    - single insurance company websites that offer quotes for the company's own insurance products online or by telephone;

    - Web-based information delivery services that use generic filings with state regulators to deliver estimated price quotes from various insurance companies;

    - Web-assisted agency distribution services, such as Quotesmith.com, that provide an Internet-based distribution channel for traditional insurance agencies;

    - Intuit, Inc.'s InsureMarket website, which offers some insurance company-generated insurance quotes;

    - online workplace marketers that sell insurance to employees over their employer's intranet; and

    - providers of software technology to insurance companies and other competitors that may target electronic commerce solutions for the insurance industry.

    InsWeb believes the principal bases for competition in the online insurance distribution market include:

    - brand awareness;

    - variety and quality of insurance company selection;

    - strength of relationships and depth of technology integration with insurance companies;

    - accuracy of insurance quotes;

    - breadth and pricing of insurance product selection;

    - speed, accessibility and convenience;

    - quality and quantity of website content; and

    - relationships with other online companies.

    Based on published reports by Media Metrix concerning recent site visit data, published estimates by Forrester Research and Cyber Dialogue regarding the total number of consumers shopping online for insurance, and publicly available financial and operational data of other companies offering online insurance quotes, InsWeb believes that its website is one of the three leading insurance marketplaces in the United States. InsWeb believes that, other than InsureMarket, which offers insurance company-sponsored quotes for term life insurance and a limited selection of such quotes for automobile insurance, no competitors currently offer the opportunity to comparison shop from among competing insurance company-generated quotes. InsWeb believes that its ability to offer competing insurance company-sponsored quotes gives it an advantage over companies that may provide estimated quotes, or insurance company websites that only offer quotes from a single insurance company.

    Notwithstanding the foregoing, some of InsWeb's current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than InsWeb does. In addition, InsWeb believes it will face increasing competition as the online financial services industry develops and evolves. InsWeb's current and future competitors may be able to:

    - undertake more extensive marketing campaigns for their brands and services;

    - devote more resources to website and systems development;

    - adopt more aggressive pricing policies; and

    - make more attractive offers to potential employees, companies with which we have distribution relationships and third-party service providers.

Accordingly, InsWeb may not be able to maintain or grow consumer traffic to its website and its base of participating insurance companies, its competitors may grow faster than it does, or companies with which it has strategic relationships may discontinue their relationships with it, any of which would harm its business.

GOVERNMENT REGULATION

    The insurance industry is subject to extensive regulation under state laws. Insurance laws and regulations cover all aspects of the insurance process, including sales techniques, underwriting for eligibility, rates, compensation, claim payments and record keeping by licensed insurance companies and insurance agents. InsWeb performs functions for licensed insurance companies and is, therefore, required to comply with a complex set of rules and regulations that often vary from state to state. If InsWeb fails to comply with these rules and regulations, InsWeb, an insurance company doing business with InsWeb, our officers, or agents with whom we contract could be subject to various sanctions, including censure, fines, a cease-and-desist order or other penalties. This risk, as well as changes in the regulatory climate or the enforcement or interpretation of existing law, could require changes to InsWeb's business or otherwise harm InsWeb's business. Furthermore, because the application of online commerce to the insurance market is relatively new, the impact of current or future regulations on InsWeb's business is difficult to anticipate.

    A company that does business as an insurance agent is generally required to be licensed in any state in which it conducts that business. Although InsWeb does not believe that its historical or current activities constitute doing business as an insurance agent under existing laws and regulations, InsWeb has received direct and indirect inquiries from insurance regulatory authorities in California, Maryland and Arizona suggesting that its activities may be considered to fall under their licensing jurisdiction. Should these or other regulatory authorities pursue inquiries and ultimately determine that InsWeb's activities required licensure, InsWeb's business could be harmed.

    In order to position itself for future business activities that may require a license, InsWeb has caused a wholly-owned subsidiary to be licensed as an insurance agent. This subsidiary is currently licensed in 38 states and has sought or will seek licenses in the remaining states where corporations are eligible to become licensed. In states where corporations are not eligible to become licensed, InsWeb is seeking to become licensed through its officers or through resident agents that contract with InsWeb. InsWeb intends to post prominently on its website the jurisdictions in which the subsidiary is licensed. Links to agents that contract with InsWeb will be established to afford consumers access to licensed agencies. In addition, the website will be programmed to prevent an electronic transaction from being completed in those states where the subsidiary is not licensed, to the extent that InsWeb is unable to make available to consumers a licensed agent in any jurisdiction. InsWeb's operations depend on the validity of and its continued good standing under the licenses and approvals pursuant to which InsWeb's subsidiary, licensed officers and resident agents operate. Licensing laws and regulations vary from jurisdiction to jurisdiction. The applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Such authorities generally are vested with broad discretion concerning the allowance, renewal and revocation of licenses and approvals. The inability to obtain the requisite agent licenses or other necessary licenses, permits, or authorizations could harm InsWeb's business.

    InsWeb transferred to its licensed subsidiary responsibility for the ongoing operation of InsWeb's website in April 1999, and intends to conduct any future business activities that require a license through this subsidiary and InsWeb's licensed officers and agents. Offering services through this licensed subsidiary or through licensed officers and agents could create conflicts with insurance companies that have policies prohibiting them from employing insurance agents or from selling insurance through agents that compete with their own exclusive agents. These conflicts could result in a loss of business from these insurance companies and could harm InsWeb's business.

    InsWeb is currently developing its e-Care Center to provide assistance to consumers who visit InsWeb's website through real-time chat and live telephone support. InsWeb believes that the defined responsibilities of the service representatives staffing the e-Care Center should not require licensure; however, InsWeb intends to comply with any licensing requirement of the jurisdictions served by the e-Care Center.

    InsWeb faces additional regulatory risk because most of the laws and regulations governing insurance agents contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures or other documents through electronic communications. Until these laws and regulations are revised to clarify their applicability to electronic commerce, any company offering insurance products and services through the Internet or other means of electronic commerce will face uncertainty as to compliance with these laws and regulations. Moreover, there are a number of bills pending before Congress that could fundamentally change the traditional role of state regulation of insurance. InsWeb's policies and procedures may not be deemed acceptable by any regulatory body examining its activities in light of these potentially different laws and regulations. Any adverse regulatory actions could seriously harm InsWeb's business.

    In addition, many state insurance codes limit the collection and use of personal information by insurance companies, agents, or insurance service organizations and, under certain circumstances, the payment of insurance-related compensation to unlicensed persons. If InsWeb does not comply with these state laws, InsWeb could be subject to fines or other enforcement proceedings that could harm its business. To date, InsWeb has not been notified by any regulatory authority that its information practices or compensation methodologies do not comply with these state laws.

INTELLECTUAL PROPERTY

    InsWeb regards its intellectual property as critical to its success, and relies upon trademark, copyright and trade secrets laws in the United States and other jurisdictions to protect its proprietary rights. InsWeb holds a U.S. federal trademark registration for its INSWEB mark. It has also applied for registration of the InsWeb logo and the marks InsWeb.com, Simplifying Your Insurance Decisions, Where You And Your Insurance Really Click, EAgent, Benelytics and Powered By InsWeb in the U.S. InsWeb has also applied for registration of the InsWeb logo and the marks InsWeb and InsWeb.com in Japan and Korea. InsWeb's trademark registration applications may not be approved or granted, or, if granted, may be successfully challenged by others or invalidated through administrative process or litigation. InsWeb has not patented the core functionality of its online marketplace and thus could not legally prevent a competitor from independently developing similar functionality. In addition, effective patent, copyright, trademark, and trade secret protection may be unavailable or limited in some foreign countries. InsWeb also seeks to protect its proprietary rights through physical and technological security measures, and through the use of confidentiality or license agreements with its business partners, employees, consultants, advisors and others, and generally to control access to, and distribution and use of, its software, documentation, business and other proprietary information. Despite InsWeb's efforts to protect its proprietary rights from unauthorized use or disclosure, employees, consultants, advisors or others may not maintain the confidentiality of InsWeb's proprietary information, and this proprietary information may otherwise become known, or be independently developed, by competitors. The steps InsWeb has taken may not prevent misappropriation of its proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect its proprietary rights as fully as in the U.S.

    InsWeb licenses its trademarks and similar proprietary rights to third parties. While InsWeb attempts to ensure that the quality of its brand is maintained by these companies, they may take actions that could harm the value of InsWeb's proprietary rights or the reputation of InsWeb or its services.

    InsWeb may receive notice of claims of infringement of other parties' proprietary rights or claims that its own patents or other intellectual property rights are invalid. From time to time InsWeb has been subject to infringement claims in the ordinary course of its business, including claims of alleged infringement of the trademark rights of third parties by InsWeb and the companies with which it does business. Any of these claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention and resources or require InsWeb to enter into royalty or licensing agreements. Licenses may not be available on reasonable terms, if at all, and the assertion or prosecution of any infringement claims could significantly harm InsWeb's business.

EMPLOYEES

    As of June 30, 1999, InsWeb had 228 full-time employees, including 91 employees primarily engaged in product development, 89 in sales and marketing and 48 in management and administration. InsWeb has never had a work stoppage, and none of its employees are currently represented under collective bargaining agreements. InsWeb considers its relations with its employees to be good. InsWeb believes that its future success will depend in part on the continued service of its senior management and key technical personnel and its ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel. Competition for qualified personnel in InsWeb's industry and geographical location is intense. InsWeb may not continue to be successful in attracting and retaining a sufficient number of qualified personnel to conduct its business in the future.

FACILITIES

    InsWeb's corporate headquarters and its principal administrative, product development, sales and marketing operations are located in approximately 65,000 square feet of office space in Redwood City, California, which InsWeb occupies under a lease expiring in September 2008, subject to InsWeb's option to extend the term for an additional 10 years. InsWeb currently subleases approximately 15,180 square feet of this space which it intends to occupy as its anticipated future growth requires. InsWeb's e-Care Center is located in approximately 12,500 square feet of office space in Westlake Village, California, which InsWeb occupies under a lease expiring in July 2004, subject to InsWeb's option to extend the term for an additional 10 years. InsWeb believes that its existing facilities are adequate to meet its needs for the immediate future and that future growth can be accommodated through the leasing of additional or alternative space near its current facilities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    InsWeb's executive officers and directors and their ages as of June 30, 1999, are as follows:

NAME                                      AGE                          TITLE
-------------------------------------  ---------  -----------------------------------------------
Hussein A. Enan......................  53         Chairman of the Board, President and Chief
                                                    Executive Officer

Darrell J. Ticehurst.................  59         Vice Chairman of the Board

Mark P. Guthrie......................  38         Executive Vice President of Operations

Kevin M. Keegan......................  50         Executive Vice President and President,
                                                    Insurance Services Group

Stephen I. Robertson.................  38         Executive Vice President and Chief Financial
                                                    Officer

Marian C. Taylor.....................  50         Senior Vice President, General Counsel and
                                                    Secretary

Bruce A. Bunner......................  65         Director

James M. Corroon.....................  60         Director

Philip L. Engel......................  58         Director

Ronald Fisher........................  51         Director

Richard J. Freeman...................  46         Director

M. Gordon Gaddy......................  62         Director

Richard D. Headley...................  50         Director

Yoshitaka Kitao......................  48         Director

Claude Y. Mercier....................  56         Director

Donald K. Morford....................  64         Director

Robert C. Nevins.....................  65         Director

Robert A. Puccinelli.................  62         Director

    HUSSEIN A. ENAN co-founded InsWeb in February 1995 and has served as its Chairman of the Board and Chief Executive Officer since its inception and as its President since May 1999. From March 1992 to November 1994, Mr. Enan was a general partner at E.W. Blanch, a reinsurance intermediary that merged with his own wholly-owned company, Enan & Company, a reinsurance intermediary, in March 1992. Mr. Enan founded Enan & Company in February 1979. From November 1970 to March 1979, Mr. Enan held various executive positions at BEP International, a Canadian reinsurance intermediary.

    DARRELL J. TICEHURST co-founded InsWeb in February 1995, has served as a director since its inception and as its Vice Chairman of the Board since May 1999. Mr. Ticehurst served as InsWeb's President and Chief Technology Officer from its inception to May 1999. From January 1992 to December 1995, Mr. Ticehurst was president of CSA, a technology consulting firm. From June 1986 to January 1992, Mr. Ticehurst was president and chief executive officer of Intelligent Access, Inc., a company which he co-founded in 1986 and which developed integrated communications components for personal computers.

    MARK P. GUTHRIE joined InsWeb in September 1997 as Senior Vice President of Strategic Partnerships and has served as its Executive Vice President of Operations since July 1998. From

July 1995 to August 1997, Mr. Guthrie held various positions with Industrial Indemnity, a nationwide property and casualty insurance company, most recently as senior operating officer of national programs.

    KEVIN M. KEEGAN joined InsWeb in September 1997 as President of the Insurance Services Group, and has served as Executive Vice President since August 1998. From January 1990 to August 1997, Mr. Keegan held various management positions with Marshall & Swift, a company that collects cost data for insurance claims, including vice president of marketing, president and chief operating officer.

    STEPHEN I. ROBERTSON joined InsWeb in July 1998 as Senior Vice President and Chief Financial Officer and has served as its Executive Vice President and Chief Financial Officer since May 1999. From November 1997 to July 1998, Mr. Robertson was a senior vice president of Lehman Brothers. From September 1986 to October 1997, Mr. Robertson held various investment banking positions, primarily covering the U.S. insurance industry, with Salomon Brothers, Smith Barney and Alex. Brown.

    MARIAN C. TAYLOR joined InsWeb in July 1997 as Senior Vice President, General Counsel and Secretary. From April 1993 to June 1997, Ms. Taylor was engaged in the private practice of law. From March 1992 to March 1993, Ms. Taylor was a vice president of E.W. Blanch. From September 1990 to March 1992, Ms. Taylor was vice president and corporate counsel of Enan & Company.

    BRUCE A. BUNNER has been a director of InsWeb since September 1995. Mr. Bunner has been president of Financial Structures Ltd., a wholly-owned subsidiary of Royal & SunAlliance USA, since January 1996. From January 1991 to April 1995, Mr. Bunner was chairman of Centre Reinsurance Company of New York, a reinsurance company. From March 1983 to June 1986, Mr. Bunner served as Insurance Commissioner for the State of California. Mr. Bunner is also a director of Mercury General Corporation and Amwest Insurance Group, Inc.

    JAMES M. CORROON has been a director of InsWeb since August 1996. Mr. Corroon has been a director of Willis Corroon of California, an insurance services firm, since January 1996. From October 1966 to December 1995 Mr. Corroon held various management positions with Willis Corroon and its predecessor entity, Corroon & Black Corporation.

    PHILIP L. ENGEL has been a director of InsWeb since February 1997. Mr. Engel has been president of the CNA insurance companies since October 1992. Mr. Engel is a director of CNA Financial Corporation, the holding company for CNA's insurance operations, as well as a director of AMS Services, Inc., a CNA majority-owned automation company servicing independent insurance agents and property-casualty insurance companies. Mr. Engel has held various management positions with CNA since June 1961.

    RONALD FISHER has been a director since May 1999. Mr. Fisher has been vice chairman of SOFTBANK Holdings Inc., an affiliate of SOFTBANK Corp., since October 1995. From January 1990 to February 1996, Mr. Fisher was chief executive officer of Phoenix Technologies, Ltd., a developer and marketer of system software products.

    RICHARD J. FREEMAN has been a director of InsWeb since August 1998. Mr. Freeman has been a managing director of Century Capital Management, Inc., an investment management and advisory firm, since September 1993. Mr. Freeman is also a director of VISTA Information Solutions, Inc., a provider of environmental risk information.

    M. GORDON GADDY has been a director of InsWeb since June 1995. Mr. Gaddy has been chairman of IAG, a life and health insurance agency, since April 1996. From June 1995 to June 1997, Mr. Gaddy served as Chief Executive Officer of InsWeb's Life Health Division. From

January 1991 to January 1995, Mr. Gaddy was president of Fortis USA, an international financial services company, and chairman of nine Fortis operating subsidiaries in the U.S.

    RICHARD D. HEADLEY has been a director of InsWeb since February 1998. Mr. Headley has been senior vice president and chief information officer of Nationwide Insurance Enterprise, an insurance and financial services company, since October 1997. From January 1975 to October 1997, Mr. Headley held various management positions with Banc One Corporation, including chairman and chief executive officer of Banc One Services Corporation.

    YOSHITAKA KITAO has been a director of InsWeb since February 1999. Mr. Kitao has been the executive vice president and chief executive officer in the corporate strategy department of SOFTBANK Corp. since June 1995. From June 1992 to June 1995, Mr. Kitao served as general manager of Nomura Securities Corp., Ltd., a brokerage and investment bank. Mr. Kitao is a director of Ziff-Davis, Inc., a publicly-held media company focused on technology.

    CLAUDE Y. MERCIER has been a director of InsWeb since November 1998. Mr. Mercier has been the president and chief executive officer of Seabury & Smith, Inc., a firm specializing in insurance program management, since November 1992.

    DONALD K. MORFORD has been a director of InsWeb since May 1997. Mr. Morford has been vice chairman of Sedgwick North America, an insurance brokerage firm, since January 1997. From January 1989 to January 1997, Mr. Morford was president and chief operating officer of Sedgwick North America.

    ROBERT C. NEVINS has been a director of InsWeb since September 1995. Mr. Nevins has been executive vice president of Acordia, Inc., an insurance brokerage firm, since February 1996, and has been its chief operating officer since February 1998. Since December 1993, Mr. Nevins has also been president of R.C. Nevins & Company, which consults with agents, brokers and companies on insurance and management issues.

    ROBERT A. PUCCINELLI has been a director of InsWeb since May 1998. From October 1985 to May 1995, Mr. Puccinelli was chairman and chief executive officer of Industrial Indemnity, a nationwide property and casualty insurance company. Mr. Puccinelli is also a director of Paula Financial Corp.

BOARD COMPOSITION

    InsWeb currently has authorized 14 directors. Upon the closing of this offering, InsWeb's certificate of incorporation will provide that the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Messrs. Bunner, Gaddy, Nevins, Morford and Puccinelli, the Class II directors are Messrs. Corroon, Fisher, Freeman, Mercier and Ticehurst and the Class III directors are Messrs. Enan, Engel, Headley and Kitao. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. In addition, upon the closing of this offering, InsWeb's bylaws will provide that the authorized number of directors may be changed only by resolution of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board may delay or prevent changes in control or management of InsWeb.

    Each officer is elected by the Board and serves at its discretion. Each of InsWeb's officers and directors, other than nonemployee directors, devotes his or her full time to the affairs of InsWeb. InsWeb's nonemployee directors devote the amount of time to the affairs of InsWeb as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of InsWeb.

BOARD COMMITTEES

    The audit committee of InsWeb's Board of Directors recommends the appointment of InsWeb's independent auditors, reviews InsWeb's internal accounting procedures and financial statements and consults with and reviews the services provided by InsWeb's independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Bunner, Corroon and Puccinelli.

    The compensation committee of InsWeb's Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of InsWeb, administers InsWeb's stock option plans and establishes and reviews general policies relating to compensation and benefits of InsWeb employees. The compensation committee currently consists of Messrs. Corroon, Morford and Nevins.

COMPENSATION OF DIRECTORS

    Directors of InsWeb do not receive cash compensation for their services as directors or members of committees of the Board, but are reimbursed for reasonable expenses incurred in attending meetings of the Board. Beginning in May 1999, independent directors have received vested options to purchase 750 shares of InsWeb common stock for each regularly scheduled Board meeting attended. After June 1999, under InsWeb's 1997 Stock Option Plan, independent directors are eligible to receive vested options to purchase 1,125 shares of common stock for each regularly scheduled Board meeting attended and vested options to purchase 375 shares for attending any meeting of a Board committee on which they serve, at an exercise price equal to the fair market value of InsWeb's common stock on the date of grant. Mr. Gaddy is not eligible to receive these grants until he is 100% vested in an option that was previously granted to him, which vests over a three-year period ending September 1, 1999.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION INFORMATION

    The following table sets forth information regarding compensation received during the year ended December 31, 1998 by InsWeb's Chief Executive Officer and each of the four other most highly compensated executive officers of InsWeb:

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM AND
                                                                                                            OTHER
                                                                                                        COMPENSATION
                                                                                                       ---------------
                                                                            ANNUAL COMPENSATION           NUMBER OF
                                                                       ------------------------------    SECURITIES
NAME AND                                                                              OTHER ANNUAL       UNDERLYING
  PRINCIPAL POSITION                                                     SALARY      COMPENSATION(1)       OPTIONS
---------------------------------------------------------------------  -----------  -----------------  ---------------
Hussein A. Enan(2) ..................................................  $   180,000      $   4,495                --
  Chairman of the Board and Chief Executive Officer
Kevin M. Keegan .....................................................      180,000          4,125            84,375
  Executive Vice President and President, Insurance Services Group
Darrell J. Ticehurst(2) .............................................      150,144          4,316                --
  President and Chief Technology Officer
Mark P. Guthrie .....................................................      147,500          4,425            84,375
  Executive Vice President of Operations
Marian C. Taylor ....................................................      139,000          4,160            30,000
  Senior Vice President, General Counsel and Secretary

--------------

(1) Represents matching contributions made by InsWeb under its 401(k) plan.

(2) In May 1999, Mr. Enan was elected to the additional office of President and Mr. Ticehurst became Vice Chairman of the Board.

  OPTION GRANTS

    The following table sets forth information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table during the year ended December 31, 1998. All options granted to these executive officers in 1998 were granted under InsWeb's 1997 Stock Option Plan. The percentage of total options set forth below is based on an aggregate of 1,171,388 options granted in 1998. All options were granted at the fair market value of InsWeb's common stock, as determined by the Board of Directors on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent InsWeb's estimate or projection of the future common stock price.

                OPTIONS GRANTED IN YEAR ENDED DECEMBER 31, 1998

                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                           INDIVIDUAL GRANTS                     ASSUMED ANNUAL RATES
                                         ------------------------------------------------------
                                          NUMBER OF     % OF TOTAL                                  OF STOCK PRICE
                                         SECURITIES       OPTIONS                                    APPRECIATION
                                         UNDERLYING     GRANTED TO      EXERCISE                   FOR OPTION TERM
                                           OPTIONS       EMPLOYEES        PRICE     EXPIRATION   --------------------
NAME                                       GRANTED        IN 1998       ($/SHARE)      DATE         5%         10%
---------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Hussein A. Enan........................          --(1)           --            --           --          --         --
Kevin M. Keegan........................      84,375(2)          7.2%         3.12       8/1/08     408,387    620,730
Darrell J. Ticehurst...................          --             --             --           --          --         --
Mark P. Guthrie........................      84,375(2)          7.2          3.12       8/1/08     408,387    620,730
Marian C. Taylor.......................      30,000(3)          2.6          3.12       8/1/08     145,204    220,704

--------------

(1) In July 1999, Mr. Enan was granted an option to purchase 322,500 shares of common stock at an exercise price of $60.00 per share. The options will vest annually over a period of four years.

(2) These options vest as follows: 37,500 vest monthly over a period of 36 months; 18,750 vest after 42 months, with the possibility of acceleration to vesting over 36 months if specific performance goals are met as of December 31,1998; and 28,125 vest after 48 months, with the possibility of acceleration to vesting over 36 months if specific performance goals are exceeded as of June 30, 1999.

(3) These options vest over a period of 36 months; but 11,250 will become fully vested immediately upon completion of this offering.

  OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table sets forth the number of shares of common stock acquired and the value realized upon exercise of stock options in 1998 and the number of shares of common stock subject to exercisable and unexercisable options held as of December 31, 1998 by each of the executive officers named in the Summary Compensation Table:

       AGGREGATE OPTION EXERCISES IN 1998 AND VALUES AT DECEMBER 31, 1998

                                                                            NUMBER OF SECURITIES
                                                                                 UNDERLYING
                                                                                                    VALUE OF UNEXERCISED
                                                                                UNEXERCISED
                                                 NUMBER OF                  OPTIONS AT 12/31/98   IN-THE-MONEY OPTIONS AT
                                                  SHARES                                                12/31/98(1)
                                                ACQUIRED ON      VALUE      --------------------  ------------------------
NAME                                             EXERCISE     REALIZED(2)    VESTED    UNVESTED     VESTED      UNVESTED
---------------------------------------------  -------------  ------------  ---------  ---------  -----------  -----------
Hussein A. Enan..............................           --             --          --         --           --           --
Kevin M. Keegan..............................       28,500     $   67,070      11,085    127,290  $    70,565  $   801,209
Darrell J. Ticehurst.........................           --             --          --         --           --           --
Mark P. Guthrie..............................       19,999         47,065      10,211    114,165       64,805      714,752
Marian C. Taylor.............................           --             --      30,938     59,063      202,551      376,149

--------------

(1) The value of unexercised options set forth above is calculated based on the deemed fair value of the underlying securities on December 31, 1998 of $9.23 per share, minus the exercise price.

(2) The value realized upon exercise is based on the deemed fair value of the underlying securities on the date of exercise, minus the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    In July 1999, InsWeb entered into an employment agreement with Hussein A. Enan, InsWeb's Chairman of the Board, President and Chief Executive Officer. The agreement has a term of three years, expiring in July 2002, and provides for annual one-year extensions of the term thereafter unless either party provides notice to the other that it elects not to renew the agreement. The agreement fixes Mr. Enan's base salary at $250,000 per year, subject to periodic review by the Board of Directors, and also entitles him to such incentive-based compensation as the Board of Directors may award from time to time as well as other benefits provided to other InsWeb senior executives. The agreement requires Mr. Enan to devote his full time and attention to the affairs of InsWeb. If InsWeb terminates Mr. Enan's employment other than for "cause" (which is defined to include conviction of a felony or a crime involving moral turpitude, commission of an act of theft or fraud against InsWeb, or repeated failure or inability to perform his duties under the agreement) or if Mr. Enan voluntarily terminates his employment for "good reason" following certain specified actions by InsWeb (including a material reduction in his duties or responsibilities or a breach of the agreement by InsWeb that is not promptly cured), Mr. Enan will be entitled to receive severance payments equal to his then current base salary for a period equal to the greater of the unexpired term of the agreement or 12 months. Upon any other termination of Mr. Enan's employment, he will be entitled only to accrued salary through the date of termination and any other vested benefits. The agreement also prohibits Mr. Enan from soliciting the employment of InsWeb's officers, employees and consultants for a period of one year following any termination for "cause," or any voluntary termination, other than for "good reason."

    InsWeb's 1997 Stock Option Plan and Senior Executive Nonstatutory Stock Option Plan provide that, in the event of a change of control of InsWeb, each outstanding option must be assumed or an equivalent option substituted by the acquiring corporation, or the option will become fully vested. The options terminate if they are not assumed, substituted or exercised prior to a change of control. Further, options granted under the 1997 plan typically provide for full acceleration of vesting if, within 12 months following a change in control, the optionee is terminated without cause or resigns for "good reason," as defined in the option agreement. In July 1998, InsWeb granted an option under the 1997 Stock Option Plan to Stephen I. Robertson, InsWeb's Executive Vice President and Chief Financial Officer, which provides for full acceleration of vesting upon any change of control.

STOCK PLANS

  1997 STOCK OPTION PLAN

    InsWeb's 1997 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders in July 1997. InsWeb is authorized to issue up to 6,183,030 shares of common stock under this plan, reduced by 475,646 shares issued or subject to outstanding options as of June 30, 1999 under InsWeb's Senior Executive Nonstatutory Stock Option Plan and 71,251 shares available for grant as of June 30, 1999 under that plan. This number of shares may be increased on January 1, 2000 and each subsequent January 1 during the term of the plan by 5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31. This plan is currently being administered by the compensation committee of the Board. The plan allows grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code to employees, including officers and employee directors. In addition, it allows grants of nonstatutory options to employees, independent directors and consultants. The plan provides for the automatic grant of an option for 1,125 shares of common stock to each independent director in attendance at each regular quarterly meeting of the Board of Directors and an option for 375 shares of common stock to each independent director in attendance at each meeting of a Board committee on which that director serves. These independent director options are fully vested and exercisable on and after the date of grant at a price equal to the fair market value of InsWeb's common stock on the date of grant. The plan expires in July 2007, but may be terminated sooner by the Board.

    The exercise price of incentive stock options granted under the 1997 Stock Option Plan must not be less than the fair market value of a share of common stock on the date of grant. In the case of nonstatutory stock options, the exercise price must not be less than 85% of the fair market value of a share of common stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of InsWeb's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of a share of the common stock on the date of grant, and the term of the option may not exceed five years. The terms of all other options may not exceed ten years. The aggregate fair market value of the common stock for which an incentive stock option may become exercisable for the first time may not exceed $100,000 in any calendar year. The fair market value will be determined as of the date of the option grant. The Board or any committee administering the 1997 Stock Option Plan has discretion to determine vesting schedules and exercise requirements, if any, of all options granted under the plan. However, the plan provides that in connection with a change of control, if the acquiring corporation fails to assume the plan's outstanding options or replace them with substantially equivalent new options, all options will become immediately exercisable in full. In addition, InsWeb has provided for full acceleration of the exercisability of these options if, within 12 months following a change in control, the optionee is terminated without cause or resigns for "good reason," as defined in the option agreement.

    As of June 30, 1999, 262,399 shares of common stock had been issued upon exercise of options outstanding under this plan. Options to purchase 3,097,401 shares of common stock, at a weighted average exercise price of $7.14, were outstanding, and 2,276,335 shares remained available for future grants. In July, InsWeb granted options to purchase 1,200,000 of these shares to its executive officers and members of its management team, at exercise prices ranging from $45.00 to $60.00 per share.

  1999 EMPLOYEE STOCK PURCHASE PLAN

    InsWeb's 1999 Employee Stock Purchase Plan was adopted by the Board in June 1999, and approved by the stockholders in July 1999. A total of 450,000 shares of common stock are reserved for issuance under the plan, subject to an increase of 300,000 shares on January 1, 2000 and annually thereafter through January 1, 2008. This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be administered by the compensation committee of the Board. Employees, including officers and employee directors, are eligible to participate in the plan if they are employed by InsWeb for more than 20 hours per week. The plan will be implemented during sequential six-month offering periods, the first of which will commence on the effective date of this offering and will terminate on January 31, 2000. After the effective date of this offering, offering periods under the plan will generally begin on February 1 and August 1 of each year.

    The Employee Stock Purchase Plan permits eligible employees to purchase InsWeb common stock through payroll deductions, which may not exceed 15% of the employee's base salary. Stock may be purchased under the plan at a price equal to 85% of the fair market value of InsWeb common stock on either the first or the last day of the offering period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of a participant's employment with InsWeb. Participants may not purchase shares of common stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year or more than 2,500 shares in any offering period.

  SENIOR EXECUTIVE NONSTATUTORY OPTION PLAN

    InsWeb's Senior Executive Nonstatutory Stock Option Plan was adopted by the Board of Directors and approved by the stockholders in July 1997. In May 1998, the Board amended the plan to provide that shares subject to options that are terminated or expire will not be available for future grant under this plan. Accordingly, the share reserve under the plan may be reduced from time to time as options are terminated or expire, and such options will then be available for grant under the 1997 Stock Option Plan. As of June 30, 1999, a total of 546,896 shares of common stock were reserved for issuance under this plan. The plan allows grants of nonstatutory stock options to InsWeb's senior executives and members of the Board. Unless terminated sooner by the Board, the plan will terminate when all shares authorized for issuance under the plan have been issued and all restrictions on the shares have lapsed.

    The exercise price of stock options granted under the Senior Executive Plan are subject to determination by the Board or the Compensation Committee. The term of any option granted under this plan was 10 years unless otherwise determined by the Board or the Compensation Committee. The Board or any committee administering the plan had discretion to determine vesting schedules and exercise requirements, if any, of all options granted under the plan. However, the plan provides that in connection with a change in control, if the acquiring corporation fails to assume the plan's outstanding options or replace them with substantially equivalent new options, all options will become immediately exercisable in full. In addition, InsWeb has provided for full acceleration of the vesting of these options if, within 12 months following a change in control of InsWeb, the optionee is terminated without cause or resigns for "good reason," as defined in the option agreement.

    As of June 30, 1999, 305,543 shares of common stock had been issued upon exercise of options outstanding under this plan, options to purchase 170,102 shares of common stock, at a weighted average exercise price of $1.34, were outstanding, and 71,251 shares remained available for future grant.

401(K) PLAN

    InsWeb's 401(k) retirement and deferred savings plan covers all eligible employees and is intended to qualify as a tax-qualified plan under the Internal Revenue Code. Employees are eligible to participate in the plan on the first day of the month immediately following three months of service with InsWeb. The plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation up to a statutory limit, which is $10,000 in calendar year 1999. All amounts contributed by participants and earnings on participant contributions are fully vested at all times. InsWeb may contribute an amount equal to one-half of the first 6% of each participant's contribution. InsWeb may also make discretionary non-matching contributions. InsWeb's contributions vest one-third per year over three years. InsWeb's contributions to the plan through June 30, 1999 totaled approximately $309,000.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit this indemnification under some circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

    As permitted by the Delaware General Corporation Law, InsWeb has adopted provisions in its certificate of incorporation which provide that its directors shall not be personally liable for monetary damages to InsWeb or its stockholders for a breach of fiduciary duty as a director, except liability for:

    - a breach of the director's duty of loyalty to InsWeb or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware General Corporation Law; or

    - transactions from which the director derived an improper personal benefit.

    These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. InsWeb's certificate of incorporation also authorizes InsWeb to indemnify its officers, directors and other agents to the full extent permitted under Delaware law.

    As permitted by the Delaware General Corporation Law, InsWeb's bylaws provide that:

    - InsWeb is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

    - InsWeb is required to indemnify its other employees to the extent that it indemnifies its officers and directors, unless otherwise required by law, InsWeb's certificate of incorporation, its bylaws or agreements;

    - InsWeb is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

    - the rights provided in the bylaws are not exclusive.

    InsWeb intends to enter into separate indemnity agreements with each of its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements may require InsWeb, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnity agreements also may require InsWeb to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

    InsWeb has maintained directors' and officers' liability insurance since February 1996, and intends to continue to maintain this insurance in the future.

    At present, there is no pending litigation or proceeding involving any of InsWeb's directors, officers, employees or agents where indemnification by InsWeb is sought. In addition, InsWeb is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

FINANCING TRANSACTIONS

    Since January 1996, InsWeb has sold and issued an aggregate of 819,122 shares of its preferred stock, in six series. Each share of preferred stock is currently convertible into 15 shares of common stock, and all outstanding shares of preferred stock will be automatically converted into common stock upon the closing of this offering.

    In February 1996, InsWeb sold 176,471 shares of its Series A preferred stock to Nationwide Mutual Insurance Company, or Nationwide, at a purchase price of $42.50 per share, or $7,500,018 in the aggregate. Richard D. Headley, a director of InsWeb, is senior vice president and chief information officer of Nationwide Insurance Enterprise, an affiliate of Nationwide.

    In November 1996, InsWeb sold 176,471 shares of its Series B preferred stock to Insurance Information Exchange, L.L.C., or IIX, at a purchase price of $46.75 per share, or $8,250,000 in the aggregate. Philip L. Engel, a director of InsWeb, is president of the CNA insurance companies and a director of CNA Financial Corporation, all of which are affiliates of IIX.

    In May 1997, InsWeb sold 53,476 shares of its Series C preferred stock to Century Capital Partners, L.P., or Century, at a purchase price of $46.75 per share, or $2,500,003 in the aggregate. Richard J. Freeman, a director of InsWeb, is a shareholder of CCP Capital, Inc., the general partner of Century and is vice president of Century Capital Management, the investment adviser to Century and CCP Capital, Inc.

    In May 1997, InsWeb sold 27,864 shares of its Series A-1 preferred stock at a purchase price of $46.75 per share and 8,444 shares of its Series C preferred stock at a purchase price of $46.75 per share to Nationwide, for an aggregate purchase price of $1,697,399.

    In December 1998, InsWeb sold 42,978 shares of its Series D preferred stock to SOFTBANK Ventures, Inc. and 6,430 shares of its Series D preferred stock to Century at a purchase price of $162.875 per share, for an aggregate purchase price of $7,000,042 in the case of SOFTBANK Ventures, Inc. and $1,047,286 in the case of Century. Yoshitaka Kitao, a director of InsWeb, is executive vice president and chief executive officer in the corporate strategy department of SOFTBANK Corp., of which SOFTBANK Ventures, Inc. is an affiliate. Ronald Fisher, a director of InsWeb, is vice chairman of SOFTBANK Holdings Inc., an affiliate of SOFTBANK Corp.

    In December 1998, InsWeb committed to sell, and in February 1999, InsWeb sold 141,213 shares of its Series D preferred stock to SOFTVEN No. 2 Investment Enterprise Partnership, an affiliate of SOFTBANK Corp., at a purchase price of $162.875 per share, or $23,000,067 in the aggregate.

    In March and April 1999, InsWeb sold an aggregate of 185,775 shares of its Series E preferred stock to SOFTBANK America, Inc., an affiliate of SOFTBANK Corp., at a purchase price of $188.40 per share, or $35,000,010 in the aggregate.

JOINT VENTURE

    In December 1998, InsWeb entered into a joint venture agreement with SOFTBANK Corp. to develop, implement and market an online insurance marketplace in Japan and the Republic of Korea. The joint venture will be conducted through InsWeb Japan K.K., a Japanese corporation. In December 1998, InsWeb purchased a 40% interest in InsWeb Japan K.K. from SOFTBANK Corp. by delivering a promissory note in the principal amount of Y240,000,000, or U.S. $2,089,137 based on the conversion rate at the time of the transaction, payable in December 2002. See
Note 6 of Notes to InsWeb's Consolidated Financial Statements. In May 1999, InsWeb sold a portion of its interest in InsWeb Japan K.K. to a third party for US $782,630, reducing InsWeb's ownership interest to 25%.

InsWeb used the proceeds from the sale to partially repay the promissory note payable to SOFTBANK Corp. In connection with the joint venture agreement, InsWeb granted to InsWeb Japan K.K. the right to use InsWeb's technology to conduct its business in the Japanese and Korean markets.

LOANS TO AND FROM OFFICERS

    Between the date of InsWeb's inception and March 1996, Mr. Enan loaned an aggregate of $1,721,569 to InsWeb to cover startup expenses. This loan was evidenced by an uncollateralized demand promissory note which was interest free from March 1996 to April 1997 and bore interest at 6% per annum thereafter. InsWeb repaid $196,569 of this amount in 1996 and repaid the remaining balance in full in September 1998.

    In February 1996, Mr. Enan borrowed $1,525,000 from InsWeb. This loan was evidenced by an uncollateralized demand promissory note bearing interest at 6% per annum. Mr. Enan repaid this loan in full in September 1998.

    In August 1998, InsWeb loaned $3,000,000 to Mr. Enan and $1,000,000 to Mr. Ticehurst. These loans were evidenced by promissory notes bearing interest at 15% per year and collateralized by shares of InsWeb's common stock owned by Messrs. Enan and Ticehurst. These loans were repaid in full in September 1998.

TRANSACTIONS WITH IIX AND ITS AFFILIATES

    In connection with the sale of Series B preferred stock in November 1996, InsWeb, IIX and its affiliated entities entered into the following agreements:

    LINE OF CREDIT. InsWeb entered into a line of credit arrangement with AMS Services, Inc., an affiliate of IIX. The line of credit originally entitled InsWeb to borrow up to $25,000,000 from AMS. Borrowings under the line of credit accrue interest at the rate of 15% per annum, payable quarterly. The rights and obligations of AMS under the line of credit were assigned to and assumed by Continental Casualty Company, an affiliate of IIX, in April 1998. In May 1999, the line of credit was reduced to $12,500,000. As of June 30, 1999, there was no principal amount outstanding under the line of credit. The line of credit will terminate upon the closing of this offering. See Note 10 of Notes to InsWeb's Consolidated Financial Statements.

    ASSET PURCHASE AGREEMENT. In accordance with an Asset Purchase Agreement, InsWeb agreed to sell to IIX certain assets related to its property and casualty agents line of business for a purchase price of $650,000.

    JOINT MARKETING AND LICENSE AGREEMENT. In accordance with a Joint Marketing and License Agreement, InsWeb and IIX agreed to license certain software to each other. The agreement specified the following cross-licensing fees:

    - InsWeb was to pay IIX $5,450,000 for five year non-exclusive licenses to certain software owned by IIX and $50,000 for a non-compete agreement, and

    - IIX was to pay InsWeb $350,000 for five-year non-exclusive licenses to certain software owned by InsWeb. In addition, the agreement provided for the payment of transaction fees by each party to the other based on revenues resulting from the joint marketing efforts and utilization of each other's software.

    Under the terms of the Joint Marketing and License Agreement, InsWeb's obligations to IIX of $5,500,000 were to be offset against IIX's obligations to the Company of $1,000,000, consisting of the $350,000 license fee payable under the agreement and of the $650,000 purchase price payable under the Asset Purchase Agreement. Payment was to be made in November 1998.

    In December 1998, the parties agreed to amend the Joint Marketing and License Agreement. The amendment eliminated the transaction fees and revised the payment terms to allow InsWeb to make four quarterly payments to IIX of $1,125,000 each, due on the first day of each quarter beginning January 1, 1999. No interest is payable on the outstanding balance. InsWeb is under no obligation to deliver additional software or documentation to IIX or to provide any maintenance for previously delivered software. See Note 10 of Notes to InsWeb's Consolidated Financial Statements.

COMMERCIAL TRANSACTIONS

    Nationwide, a principal stockholder of InsWeb, is also a customer. Nationwide accounted for $134,000 of InsWeb's revenue during 1998.

    The CNA insurance companies, which are affiliates of IIX, a principal stockholder of InsWeb, are also customers of InsWeb. The CNA insurance companies accounted for $248,000 of InsWeb's revenue during 1998.

    InsWeb and Yahoo! Inc. have entered into a license agreement dated as of February 12, 1998 and amended as of March 31, 1999. See "Business--Marketing and Sales." SOFTBANK Corp., a principal stockholder of InsWeb, is also the beneficial owner of approximately 27.5% of the outstanding stock of Yahoo!. In addition, Yoshitaka Kitao, a director of InsWeb, is an executive vice president of SOFTBANK Corp. and chief executive officer of its corporate strategy department and Ronald Fisher, a director of InsWeb, is vice chairman of SOFTBANK Holdings Inc., an affiliate of SOFTBANK Corp.

OTHER TRANSACTIONS

    In September 1995, in lieu of compensation as Chief Operating Officer of InsWeb's Life Health Division, Mr. Gaddy received an incentive stock option to purchase 250,000 shares of InsWeb common stock, at an exercise price of $0.024 per share. Under an agreement with Mr. Gaddy entered into on February 29, 1996, InsWeb has also paid to Mr. Gaddy 10% of the net revenues of its life and health product sales through the end of February 1999. The total amount paid to Mr. Gaddy under this agreement was $100,000.

    InsWeb is a party to an employment agreement with Mr. Enan. See "Management-- Employment Contracts and Termination of Employment and Change of Control Arrangements."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to InsWeb regarding the beneficial ownership of InsWeb's common stock as of June 30, 1999, by:

    - each stockholder who is known by InsWeb to beneficially own more than 5% of InsWeb's common stock;

    - each of InsWeb's executive officers listed on the Summary Compensation Table under "Management;"

    - each of InsWeb's directors; and

    - all of InsWeb's executive officers and directors as a group.

                                                                                              PERCENTAGE OF SHARES
                                                                                                 OUTSTANDING(1)
                                                                                          ----------------------------
                                                                     NUMBER OF SHARES      PRIOR TO THE     AFTER THE
BENEFICIAL OWNER                                                   BENEFICIALLY OWNED(1)     OFFERING       OFFERING
-----------------------------------------------------------------  ---------------------  ---------------  -----------
5% STOCKHOLDERS:
SOFTBANK Corp.(2)................................................              9,192,120          32.2%          27.4
Nationwide Mutual Insurance Company(3)...........................              3,191,685          11.2            9.5
Insurance Information Exchange, L.L.C.(4)........................              2,507,505           8.8            7.5

EXECUTIVE OFFICERS AND DIRECTORS:
Hussein A. Enan(5)...............................................              4,976,288          17.5           14.8
Kevin M. Keegan(6)...............................................                 79,818             *              *
Darrell J. Ticehurst(7)..........................................              1,723,583           6.0            5.1
Mark P. Guthrie(8)...............................................                 65,444             *              *
Marian C. Taylor(9)..............................................                 53,970             *              *
Bruce A. Bunner(10)..............................................                 99,120             *              *
James M. Corroon(11).............................................                 39,000             *              *
Philip L. Engel(12)..............................................              2,507,505           8.8            7.5
Ronald Fisher(13)................................................              9,192,120          32.2           27.4
Richard J. Freeman(14)...........................................              1,343,249           4.7            4.0
M. Gordon Gaddy(15)..............................................                381,017           1.3            1.1
Richard D. Headley(16)...........................................              3,191,685          11.2            9.5
Yoshitaka Kitao(17)..............................................              9,192,120          32.2           27.4
Claude Y. Mercier(18)............................................              1,125,000           3.9            3.4
Donald K. Morford(19)............................................                 95,319             *              *
Robert C. Nevins.................................................                 75,000             *              *
Robert A. Puccinelli(20).........................................                 78,000             *              *
All executive officers and directors as a group (18
  persons)(21)...................................................             25,091,219          86.9           74.1

--------------

*   Less than 1%.

(1) Number of shares beneficially owned and the percentage of shares outstanding are based on (a) 28,524,825 shares outstanding as of June 30, 1999 and (b) 33,524,825 shares outstanding after completion of this offering, assuming no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following June 30, 1999 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2) Consists of 6,429,255 shares held by SOFTBANK America, Inc., 644,670 shares held by SOFTBANK Ventures, Inc., 706,065 shares held by SOFTVEN No. 2 Investment Enterprise Partnership and 1,412,130 shares held by SOFTBANK Finance Corp., each of which is an affiliate of SOFTBANK Corp. The address for SOFTBANK Corp. is 1-16-8 Nihonbashi-Kakigaracho, Chuo-ku, Tokyo 103 0014.

(3) The address for Nationwide Mutual Insurance Company is One Nationwide Plaza, Columbus, Ohio 43216.

(4) The address for Insurance Information Exchange, L.L.C. is c/o AMS Services, Inc., 410 Amherst Street, Birch Pond West, Nashua, New Hampshire 03063.

(5) The address for Mr. Enan is c/o InsWeb Corporation, 901 Marshall Street, Redwood City, California 94063.

(6) Includes 47,568 shares subject to options exercisable within 60 days following June 30, 1999.

(7) The address for Mr. Ticehurst is c/o InsWeb Corporation, 901 Marshall Street, Redwood City, California 94063.

(8) Includes 41,694 shares subject to options exercisable within 60 days following June 30, 1999.

(9) Includes 53,970 shares subject to options exercisable within 60 days following June 30, 1999.

(10) Includes 99,120 shares subject to options exercisable within 60 days following June 30, 1999.

(11) Includes 1,500 shares subject to options exercisable within 60 days following June 30, 1999.

(12) Consists of shares held by Insurance Information Exchange, L.L.C. Mr. Engel is president of the CNA insurance companies, an affiliate of Insurance Information Exchange, and may be deemed to have voting or investment control with respect to these shares. Mr. Engel disclaims beneficial ownership of these shares. The address for Mr. Engel is c/o CNA, CNA Plaza, Chicago, Illinois 60685.

(13) Consists of shares held by entities affiliated with SOFTBANK Corp. Mr. Fisher is vice chairman of SOFTBANK Holdings Inc., an affiliate of SOFTBANK Corp., and may be deemed to have voting or investment control with respect to these shares. Mr. Fisher disclaims beneficial ownership with respect to these shares. The address for Mr. Fisher is c/o SOFTBANK Holdings Inc., 10 Langley Road, Suite 403, Newton Center, MA 02459. See footnote 2.

(14) Consists of shares held by Century Capital Partners, L.P. Mr. Freeman is a shareholder of CCP Capital, Inc., the general partner of Century Capital Partners, L.P., and is vice president of Century Capital Management, the investment adviser to Century Capital Partners, L.P. and may be deemed to have voting or investment control with respect to these shares. Mr. Freeman disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in them. The address for Mr. Freeman is c/o Century Capital Management, Inc., One Liberty Square, Boston, Massachusetts 02109.

(15) Includes 72,917 shares subject to options exercisable within 60 days following June 30, 1999.

(16) Consists of shares held by Nationwide Mutual Insurance Company. Mr. Headley is senior vice president and chief information officer of Nationwide Insurance Enterprise, an affiliate of Nationwide, and may be deemed to have voting or investment control with respect to these shares. Mr. Headley disclaims beneficial ownership of these shares. The address for Mr. Headley is One Nationwide Plaza, Columbus, Ohio 43216.

(17) Consists of shares held by entities affiliated with SOFTBANK Corp. Mr. Kitao is executive vice president and chief executive officer in the corporate strategy department of SOFTBANK Corp., and may be deemed to have voting or investment control with respect to these shares. Mr. Kitao disclaims beneficial ownership of these shares. The address for Mr. Kitao is c/o SOFTBANK Corp., 1-16-8 Nihonbashi-Kakigaracho, Chuo-Ku, Tokyo 103 0014. See footnote 2.

(18) Consists of shares held by Marsh & McLennan Risk Capital Holdings, Ltd. Mr. Mercier is the president and chief executive officer of Seabury & Smith, Inc., part of the risk and insurance services division of Marsh & McLennan Companies, Inc., and an affiliate of Marsh & McLennan Risk Capital Holdings, Ltd., and may be deemed to have voting or investment control with respect to these shares. Mr. Mercier disclaims beneficial ownership of these shares.

(19) Includes 1,500 shares subject to options exercisable within 60 days following June 30, 1999.

(20) Includes 3,000 shares subject to options exercisable within 60 days following June 30, 1999.

(21) Includes 350,372 shares subject to options exercisable within 60 days following June 30, 1999. The 9,192,120 shares listed as beneficially owned by Messrs. Fisher and Kitao represent shares beneficially owned by SOFTBANK Corp. and are counted only once to calculate the total shares and percentage figures. See footnotes 2,13 and 17.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, InsWeb's authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

    The following is a summary of the material terms of InsWeb's common stock and preferred stock. Please see InsWeb's certificate of incorporation, filed as an exhibit to the registration statement of which this prospectus is a part, for more detailed information.

COMMON STOCK

    As of June 30, 1999, there were 16,237,995 shares of InsWeb common stock outstanding held of record by 129 stockholders. The holders of InsWeb common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Upon the closing of this offering, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by the board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of InsWeb, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of InsWeb common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of this offering, all InsWeb preferred stock outstanding will be converted into an aggregate of 12,286,830 shares of common stock, and up to 5,000,000 shares of undesignated preferred stock will be authorized for issuance. InsWeb's Board of Directors has the authority, without further action by its stockholders, to issue preferred stock in one or more series. In addition, the Board may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of InsWeb or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of InsWeb common stock. At present, InsWeb has no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Under the Third Amended and Restated Investor Rights Agreement dated as of March 31, 1999, by and among InsWeb and various of its stockholders, holders of an aggregate of 24,659,429 shares of InsWeb common stock have various registration rights with respect to their shares of common stock.

    Beginning six months after the date of this prospectus, holders of an aggregate of 8,710,965 shares of common stock have the right to require InsWeb, on not more than one occasion, to file a registration statement under the Securities Act to register these shares, at InsWeb's expense. Demand for this registration must be made by holders of at least 40% of the shares that are entitled to this registration, and the aggregate offering price of the securities to be included must be at least $10,000,000. These holders also have the right to demand not more than two registrations during any twelve month period on Form S-3, provided that there is an aggregate proposed offering price of at least $1,000,000. InsWeb may, under some circumstances, defer this registration not more than once in a twelve month period for up to 90 days, and the underwriters of the offering under this registration have the right, subject to some limitations, to limit the number of shares included.

    If InsWeb proposes to register any of its securities under the Securities Act for InsWeb's own account or for the account of other security holders, holders of an aggregate of 24,659,429 shares of InsWeb common stock are entitled to notice of that registration and have the right to include some or all of their shares of common stock in that registration, at InsWeb's expense, subject to marketing and other limitations.

ANTITAKEOVER PROVISIONS

  DELAWARE LAW

    InsWeb will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder" unless:

    - prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Except as otherwise specified in Section 203, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

  CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    Provisions of InsWeb's certificate of incorporation and bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of InsWeb. These provisions could cause the price of InsWeb common stock to decrease. Some of these provisions allow InsWeb to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of InsWeb.

    InsWeb's certificate of incorporation provides that, upon the closing of this offering, InsWeb's Board will be divided into three classes of directors with each class serving a staggered three-year term. See "Management--Board Composition." The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of

InsWeb and may maintain the incumbency of the Board, because the classification of the Board generally increases the difficulty of replacing a majority of the directors. InsWeb's bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for the board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of InsWeb. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of InsWeb. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Stock Transfer & Trust Co.

LISTING

    InsWeb's common stock has been approved for listing on the Nasdaq National Market under the trading symbol "INSW."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been a public market for InsWeb's common stock. Future sales of substantial amounts of InsWeb common stock in the public market, or the possibility of these sales, could adversely affect the trading price of the common stock.

    Upon completion of this offering, InsWeb will have outstanding 33,524,825 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock after June 30, 1999. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of InsWeb, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. Such shares purchased by affiliates will also be restricted from sale until 180 days after the date of this prospectus pursuant to lock-up agreements between these affiliates and the underwriters. In addition, 24,645 shares held by existing stockholders prior to the offering will be eligible for immediate sale in the public market without restriction.

    The remaining 28,500,180 shares of common stock outstanding upon completion of this offering will be "restricted securities" as defined in Rule 144. These securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of these restricted securities in the public market, or the availability of these shares for sale, could adversely affect the trading price of InsWeb's common stock.

    Holders of approximately 28,460,181 of these restricted securities, including all of InsWeb's officers and directors and the entities affiliated with them, have entered into lock-up agreements providing that, subject to limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus.

    The amounts of restricted securities that will be available for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, will be as follows:

              NUMBER OF
           SHARES/PERCENT
          OUTSTANDING AFTER
            THE OFFERING                   DATE WHEN SHARES BECOME AVAILABLE FOR RESALE IN THE PUBLIC MARKET
-------------------------------------  --------------------------------------------------------------------------
             14,542/0.1%               90 days after the date of this prospectus.

          19,891,030/59.3%             180 days after the date of this prospectus pursuant to agreements between the stockholders and the underwriters or InsWeb, provided that the underwriters can waive this restriction at any time. 17,712,491 of these shares will also be subject to sales volume restrictions under Rule 144 under the Securities Act.

           8,594,608/25.6%             Upon expiration of applicable one-year holding periods under Rule 144, which will expire between February 26, 2000 and June 3, 2000, subject to sales volume restrictions under Rule 144.

    Shares issued upon exercise of options granted by InsWeb prior to the date of this prospectus will be available for sale in the public market under Rule 701 of the Securities Act. Rule 701 permits resales of these shares in reliance upon Rule 144 but without compliance with various restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares not to exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume of InsWeb's common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale and notice requirements, as well as to the availability of current public information about InsWeb. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    InsWeb has reserved an aggregate of 8,784,705 shares of common stock for issuance pursuant to its various stock plans. As of June 30, 1999, options to purchase an aggregate of 3,469,823 shares of common stock were outstanding and 2,797,586 shares remained available for grant under InsWeb's stock plans. InsWeb intends to file registration statements on Form S-8 under the Securities Act approximately 90 days after the date of this prospectus to register an aggregate of 6,267,428 shares of common stock issued or reserved for issuance under its stock option plans and employee stock purchase plan. Shares of common stock issued under the foregoing plans, after the filing of related registration statements, will be freely tradable in the public market, subject in the case of the holders to the Rule 144 limitations applicable to InsWeb affiliates, lock-up agreements with the underwriters and vesting restrictions imposed by InsWeb.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for InsWeb by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters relating to the initial public offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                                    EXPERTS

    The financial statements included in this registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants. The companies and periods covered by these audits are indicated in the individual reports of PricewaterhouseCoopers LLP. Such financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

               WHERE TO FIND ADDITIONAL INFORMATION ABOUT INSWEB

    InsWeb has filed with the SEC a registration statement on form S-1, including the exhibits and schedules thereto, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about InsWeb and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information InsWeb files with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. InsWeb's SEC filings, including the registration statement will also be available to you on the SEC's Web site. The address of this site is http://www.sec.gov.

                               INSWEB CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
INSWEB CORPORATION AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................................................        F-2

  Consolidated Balance Sheets..............................................................................        F-3

  Consolidated Statements of Operations....................................................................        F-4

  Consolidated Statements of Stockholders' Equity..........................................................        F-5

  Consolidated Statements of Cash Flows....................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-8

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  Overview.................................................................................................       F-29

  Pro Forma Consolidated Statement of Operations...........................................................       F-30

  Notes to Pro Forma Consolidated Financial Information....................................................       F-31

BENELYTICS, INC. FINANCIAL STATEMENTS

  Report of Independent Accountants........................................................................       F-32

  Balance Sheets...........................................................................................       F-33

  Statements of Operations.................................................................................       F-34

  Statements of Stockholders' Deficit......................................................................       F-35

  Statements of Cash Flow..................................................................................       F-36

  Notes to Financial Statements............................................................................       F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INSWEB CORPORATION AND SUBSIDIARIES:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of InsWeb Corporation and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/PricewaterhouseCoopers LLP
  San Francisco, California
  January 15, 1999

                      INSWEB CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                DECEMBER 31,
                                                         --------------------------
                                                             1997          1998
                                                         ------------  ------------    JUNE 30,      PRO FORMA
                                                                                         1999      STOCKHOLDERS'
                                                                                     ------------   EQUITY AS OF
                                                                                                   JUNE 30, 1999
                                                                                     (UNAUDITED)   --------------
                                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $  2,360,153  $  8,337,133  $  9,660,382
  Short-term investments...............................            --            --    15,839,864
                                                         ------------  ------------  ------------
    Total cash, cash equivalents and short-term
      investments......................................  $  2,360,153  $  8,337,133    25,500,246
  Accounts receivable, net of allowance of $5,000 at
    December 31, 1997 and $0 at December 31, 1998 and
    June 30, 1999......................................       116,819     1,192,174     4,385,711
  Receivables from employees...........................        21,083            --        13,611
  Note receivable from officer.........................     1,525,000            --            --
  Prepaid expenses and other current assets............        93,853       653,734     1,800,076
  Receivable for sale of preferred stock...............            --    22,999,377            --
                                                         ------------  ------------  ------------
      Total current assets.............................     4,116,908    33,182,418    31,699,644
  Property and equipment, net..........................       999,327     3,998,185     6,269,545
  Investment in joint venture..........................            --     2,089,137     1,288,133
  Intangible assets, net...............................            --     8,697,141     7,132,617
  Deposits.............................................        23,514     1,389,867     2,089,964
                                                         ------------  ------------  ------------
      Total assets.....................................  $  5,139,749  $ 49,356,748  $ 48,479,903
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $    159,657  $    524,926  $  1,449,563
  Note payable to officer..............................     1,525,000        25,000            --
  Accrued expenses.....................................       318,766     3,119,362     2,379,951
  Deferred revenue.....................................        73,696       226,251       213,909
  Payable to Series B stockholder......................            --     4,500,000     2,250,000
  Line of credit from affiliate........................            --    19,290,000            --
                                                         ------------  ------------  ------------
      Total current liabilities........................     2,077,119    27,685,539     6,293,423
Note payable to strategic partner......................            --     2,089,137     1,240,182
                                                         ------------  ------------  ------------
      Total liabilities................................     2,077,119    29,774,676     7,533,605
                                                         ------------  ------------  ------------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value.
    Authorized: 5,000,000 shares (Aggregate preference
      in liquidation $85,994,844)......................
    Issued: 442,726 shares in 1997, 492,134 shares in
      1998, 669,986 shares in 1999 and no pro forma
      shares (unaudited). Outstanding: 442,726 shares
      in 1997, 633,347 shares in 1998, 819,122 shares
      in 1999 (unaudited) and no pro forma shares
      (unaudited)......................................           442           633           819   $         --
  Common stock, $0.001 par value. Authorized:
    150,000,000 actual and pro forma shares
    (unaudited). Issued and outstanding: 14,611,305
    shares in 1997, 15,939,823 shares in 1998,
    16,237,995 shares in 1999 (unaudited) and
    28,524,825 pro forma shares (unaudited)............        14,611        15,940        16,238         28,525
  Paid-in capital......................................    19,503,148    59,475,314    96,936,443     96,924,975
  Common stock warrants................................            --       113,071       113,071        113,071
  Deferred stock compensation..........................      (735,643)   (1,813,082)   (2,911,999)    (2,911,999)
  Accumulated deficit..................................   (15,719,928)  (38,209,804)  (53,208,274)   (53,208,274)
                                                         ------------  ------------  ------------  --------------
      Total stockholders' equity.......................     3,062,630    19,582,072    40,946,298   $ 40,946,298
                                                         ------------  ------------  ------------  --------------
                                                                                                   --------------
        Total liabilities and stockholders' equity.....  $  5,139,749  $ 49,356,748  $ 48,479,903
                                                         ------------  ------------  ------------
                                                         ------------  ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INSWEB CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        FOR THE SIX MONTHS
                                         FOR THE YEARS ENDED DECEMBER 31,                 ENDED JUNE 30,
                                  ----------------------------------------------  -------------------------------
                                      1996            1997            1998             1998            1999
                                  -------------  --------------  ---------------  --------------  ---------------
                                                                                            (UNAUDITED)
Revenues:
  Transaction fees..............  $       6,617  $      115,758  $     3,151,423  $      662,061  $     7,323,391
  Development and maintenance
    fees........................        199,351         551,406          789,337         345,524        1,041,994
  Other revenues................         41,936          82,507          369,416          19,117            6,432
                                  -------------  --------------  ---------------  --------------  ---------------
    Total revenues..............        247,904         749,671        4,310,176       1,026,702        8,371,817
                                  -------------  --------------  ---------------  --------------  ---------------

Operating expenses:
  Product development...........      2,899,737       3,209,587       10,077,497       2,039,726        3,769,403
  Sales and marketing...........      2,009,701       3,166,644        8,953,700       3,773,130       12,140,351
  General and
    administrative..............      2,730,066       3,729,336        7,180,305       2,893,890        5,711,322
  Amortization of intangible
    assets                                   --              --               --              --        1,564,524
                                  -------------  --------------  ---------------  --------------  ---------------
    Total operating
      expenses..................      7,639,504      10,105,567       26,211,502       8,706,746       23,185,600
                                  -------------  --------------  ---------------  --------------  ---------------
    Loss from operations........     (7,391,600)     (9,355,896)     (21,901,326)     (7,680,044)     (14,813,783)
                                  -------------  --------------  ---------------  --------------  ---------------

Other income, net...............             --              --          600,000              --               --
Interest income (expense),
  net...........................        121,584         293,173       (1,188,550)       (209,476)        (184,687)
                                  -------------  --------------  ---------------  --------------  ---------------
    Net loss....................  $  (7,270,016) $   (9,062,723) $   (22,489,876) $   (7,889,520) $   (14,998,470)
                                  -------------  --------------  ---------------  --------------  ---------------
                                  -------------  --------------  ---------------  --------------  ---------------
Net loss per share--basic and
  diluted.......................  $       (0.56) $        (0.62) $         (1.52) $        (0.54) $         (0.94)
                                  -------------  --------------  ---------------  --------------  ---------------
                                  -------------  --------------  ---------------  --------------  ---------------
Shares used in computing net
  loss per share--basic and
  diluted.......................     13,054,716      14,601,318       14,813,013      14,663,101       16,023,988
                                  -------------  --------------  ---------------  --------------  ---------------
                                  -------------  --------------  ---------------  --------------  ---------------
Pro forma net loss per
  share--basic and diluted......                                 $         (0.92)                 $         (0.53)
                                                                 ---------------                  ---------------
                                                                 ---------------                  ---------------
Shares used in computing pro
  forma net loss per
  share--basic and diluted......                                      24,408,089                       28,310,818
                                                                 ---------------                  ---------------
                                                                 ---------------                  ---------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INSWEB CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     CONVERTIBLE PREFERRED
                                                             STOCK               COMMON STOCK                      COMMON
                                                     ----------------------  ---------------------    PAID-IN       STOCK
                                                      SHARES      AMOUNT       SHARES     AMOUNT      CAPITAL     WARRANTS
                                                     ---------  -----------  ----------  ---------  -----------  -----------
Balances, at December 31, 1995.....................         --   $      --        3,000  $ 375,000  $   472,048   $      --
Conversion of prior year common stock par value....                                       (374,997)     374,997
Issuance of common stock to founders...............                          12,747,000     12,747      191,205
Issuance of common stock for purchase of certain
  third party assets...............................                              30,000         30        5,970
Issuance of Series A preferred stock for cash, net
  of $27,449 in issuance costs.....................    176,471         176                            7,472,393
Issuance of Series B preferred stock for cash, net
  of $31,231 in issuance costs.....................    176,471         176                            8,218,612
Exercise of stock options..........................                           1,816,305      1,816       27,307
Net loss...........................................
Termination of S Corporation status................                                                  (2,644,027)
                                                     ---------       -----   ----------  ---------  -----------  -----------
Balances, December 31, 1996........................    352,942         352   14,596,305     14,596   14,118,505          --
Issuance of Series C preferred stock for cash, net
  of $38,252 in issuance costs.....................     61,920          62                            2,856,446
Issuance of Series A-1 preferred stock for cash....     27,864          28                            1,302,614
Exercise of stock options..........................                              15,000         15       19,485
Deferred stock compensation........................                                                   1,206,098
Amortization of deferred stock compensation........
Net loss...........................................
                                                     ---------       -----   ----------  ---------  -----------  -----------
Balances, December 31, 1997........................    442,726         442   14,611,305     14,611   19,503,148          --

Issuance of Series D preferred stock for cash and
  receivable, net of $1,649,000 in issuance
  costs............................................    190,621         191                           29,398,204
Issuance of common stock for acquisition...........                             908,561        909    8,388,133
Issuance of common stock warrants in connection
  with acquisition.................................                                                                 113,071
Exercise of stock options..........................                             419,957        420      567,901
Deferred stock compensation........................                                                   1,617,928
Amortization of deferred stock compensation........
Net loss...........................................
                                                     ---------       -----   ----------  ---------  -----------  -----------
Balances, December 31, 1998........................    633,347         633   15,939,823     15,940   59,475,314     113,071

Issuance of Series E preferred stock for cash and
  receivable, net of $37,482 in issuance costs.....    185,775         186                           34,962,342
Issuance costs of Series D preferred stock.........                                                     (33,601)
Issuance of common stock for cash..................                              32,159         32      296,898
Exercise of stock options..........................                             266,013        266      556,069
Deferred stock compensation........................                                                   1,679,421
Amortization of deferred stock compensation........
Net loss...........................................
                                                     ---------       -----   ----------  ---------  -----------  -----------
Balances, June 30, 1999 (unaudited)................    819,122   $     819   16,237,995  $  16,238  $96,936,443   $ 113,071
                                                     ---------       -----   ----------  ---------  -----------  -----------
                                                     ---------       -----   ----------  ---------  -----------  -----------


                                                     DEFERRED STOCK   ACCUMULATED
                                                      COMPENSATION      DEFICIT        TOTAL
                                                     --------------  -------------  ------------
Balances, at December 31, 1995.....................   $         --    $(2,031,216)  $ (1,184,168)
Conversion of prior year common stock par value....                                           --
Issuance of common stock to founders...............                                      203,952
Issuance of common stock for purchase of certain
  third party assets...............................                                        6,000
Issuance of Series A preferred stock for cash, net
  of $27,449 in issuance costs.....................                                    7,472,569
Issuance of Series B preferred stock for cash, net
  of $31,231 in issuance costs.....................                                    8,218,788
Exercise of stock options..........................                                       29,123
Net loss...........................................                    (7,270,016)    (7,270,016)
Termination of S Corporation status................                     2,644,027             --
                                                     --------------  -------------  ------------
Balances, December 31, 1996........................             --     (6,657,205)     7,476,248
Issuance of Series C preferred stock for cash, net
  of $38,252 in issuance costs.....................                                    2,856,508
Issuance of Series A-1 preferred stock for cash....                                    1,302,642
Exercise of stock options..........................                                       19,500
Deferred stock compensation........................     (1,206,098)                           --
Amortization of deferred stock compensation........        470,455                       470,455
Net loss...........................................                    (9,062,723)    (9,062,723)
                                                     --------------  -------------  ------------
Balances, December 31, 1997........................       (735,643)   (15,719,928)     3,062,630
Issuance of Series D preferred stock for cash and
  receivable, net of $1,649,000 in issuance
  costs............................................                                   29,398,395
Issuance of common stock for acquisition...........                                    8,389,042
Issuance of common stock warrants in connection
  with acquisition.................................                                      113,071
Exercise of stock options..........................                                      568,321
Deferred stock compensation........................     (1,617,928)                           --
Amortization of deferred stock compensation........        540,489                       540,489
Net loss...........................................                   (22,489,876)   (22,489,876)
                                                     --------------  -------------  ------------
Balances, December 31, 1998........................     (1,813,082)   (38,209,804)    19,582,072
Issuance of Series E preferred stock for cash and
  receivable, net of $37,482 in issuance costs.....                                   34,962,528
Issuance costs of Series D preferred stock.........                                      (33,601)
Issuance of common stock for cash..................                                      296,930
Exercise of stock options..........................                                      556,335
Deferred stock compensation........................     (1,679,421)                           --
Amortization of deferred stock compensation........        580,504                       580,504
Net loss...........................................                   (14,998,470)   (14,998,470)
                                                     --------------  -------------  ------------
Balances, June 30, 1999 (unaudited)................   $ (2,911,999)   $(53,208,274) $ 40,946,298
                                                     --------------  -------------  ------------
                                                     --------------  -------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INSWEB CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                                 FOR THE SIX MONTHS ENDED
                                                            FOR THE YEARS ENDED DECEMBER 31,             JUNE 30,
                                                         --------------------------------------  -------------------------
                                                            1996         1997          1998         1998          1999
                                                         -----------  -----------  ------------  -----------  ------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................................  $(7,270,016) $(9,062,723) $(22,489,876) $(7,889,520) $(14,998,470)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization......................      399,091      411,339       984,877      329,403       683,101
    Amortization of deferred stock compensation........           --      470,455       540,489      191,500       580,504
    Amortization of intangible assets..................           --           --            --           --     1,564,524
    Loss on software licenses..........................           --           --     5,450,000           --            --
    Income from sale of property and casualty agents
      line of business.................................           --           --      (650,000)          --            --
    Revenue from software license agreement............           --           --      (350,000)          --            --
    Noncompete agreement expense.......................           --           --        50,000           --            --
    Foreign currency transaction gain on note
      payable..........................................           --           --            --           --       (66,325)
    Equity loss from joint venture.....................           --           --            --           --        18,374
  Changes in assets and liabilities:
    Accounts receivable................................      (70,406)     (37,174)   (1,075,355)    (306,027)   (3,193,537)
    Receivable from employees..........................           --      (21,083)       21,083       20,862       (13,611)
    Prepaid expenses and other current assets..........      (91,404)      33,010      (559,881)    (568,773)   (1,146,342)
    Deposits...........................................       11,640      (23,514)   (1,366,353)  (1,398,363)     (700,097)
    Accounts payable...................................     (106,639)      24,940       261,475      (60,959)      924,637
    Accrued expenses...................................      (14,810)     211,193     1,022,171      197,197       909,589
    Deferred revenue...................................       35,017       33,248       152,556       70,054       (12,342)
  Interest received on note receivable from officer....           --       77,211        68,436       45,374            --
  Interest paid on note payable to officer.............           --      (68,938)      (68,436)     (45,374)           --
                                                         -----------  -----------  ------------  -----------  ------------
      Net cash used in operating activities............   (7,107,527)  (7,952,036)  (18,008,814)  (9,414,626)  (15,449,995)
                                                         -----------  -----------  ------------  -----------  ------------
Cash flows from investing activities:
  Purchase of intangible assets........................      (62,423)          --            --           --            --
  Purchase of short term investments...................           --           --            --           --   (15,839,864)
  Purchases of property and equipment..................     (656,168)    (684,673)   (3,972,587)    (809,492)   (2,954,461)
  Sales of property and equipment......................           --       11,313        35,334           --            --
  Cash acquired in acquisition.........................           --           --        16,708           --            --
                                                         -----------  -----------  ------------  -----------  ------------
      Net cash used in investing activities............     (718,591)    (673,360)   (3,920,545)    (809,492)  (18,794,325)
                                                         -----------  -----------  ------------  -----------  ------------
Cash flows from financing activities:
  Proceeds from issuance of Series A preferred stock...    7,500,018           --            --           --            --
  Proceeds from issuance of Series B preferred stock...    8,250,019           --            --           --            --
  Proceeds from issuance of Series C preferred stock...           --    2,894,760            --           --            --
  Proceeds from issuance of Series A-1 preferred
    stock..............................................           --    1,302,642            --           --            --
  Proceeds from issuance of Series D preferred stock...           --           --     8,048,018           --    22,999,377
  Proceeds from issuance of Series E preferred stock...           --           --            --           --    35,000,010
  Payment of issuance costs related to preferred stock
    financing..........................................      (58,680)     (38,252)           --           --    (1,720,083)
  Proceeds from issuance of common stock...............      152,952           --            --           --       296,930
  Proceeds from exercise of stock options..............       29,123       19,500       568,321       20,700       556,335
  Issuance of notes receivable from officer............   (1,602,211)          --    (4,000,000)          --            --
  Proceeds from repayment of notes receivable from
    officer............................................      355,646           --     5,525,000           --            --
  Payment to Series B stockholder......................           --           --            --           --    (2,250,000)
  Payment of note payable to officer...................           --           --    (1,525,000)          --       (25,000)
  Proceeds from line of credit from affiliate..........           --           --    23,290,000    8,025,000            --
  Payments on line of credit from affiliate............           --           --    (4,000,000)          --   (19,290,000)
                                                         -----------  -----------  ------------  -----------  ------------
      Net cash provided by financing activities........   14,626,867    4,178,650    27,906,339    8,045,700    35,567,569
                                                         -----------  -----------  ------------  -----------  ------------
Net increase (decrease) in cash and cash equivalents...    6,800,749   (4,446,746)    5,976,980   (2,178,418)    1,323,249
Cash and cash equivalents, beginning of period.........        6,150    6,806,899     2,360,153    2,360,153     8,337,133
                                                         -----------  -----------  ------------  -----------  ------------
Cash and cash equivalents, end of period...............  $ 6,806,899  $ 2,360,153  $  8,337,133  $   181,735  $  9,660,382
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------

                      INSWEB CORPORATION AND SUBSIDIARIES

                                                                                                 FOR THE SIX MONTHS ENDED
                                                            FOR THE YEARS ENDED DECEMBER 31,             JUNE 30,
                                                         --------------------------------------  -------------------------
                                                            1996         1997          1998         1998          1999
                                                         -----------  -----------  ------------  -----------  ------------
                                                                                                        (UNAUDITED)
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.............  $    17,157  $   192,493  $    794,406  $   246,896  $  1,229,448
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
Supplemental schedule of noncash financing activities:
  Note payable to Series B preferred stockholder for
    software license and noncompete agreement, net of
    income from sale of property and casualty agents
    line of business and software license agreement....  $        --  $        --  $  4,500,000  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Note payable to strategic partner for initial
    investment in joint venture........................  $        --  $        --  $  2,089,137  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Issuance of common stock for certain assets..........  $    57,000  $        --  $         --  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Deferred stock compensation from issuance of options   $        --  $ 1,206,098  $  1,617,928  $        --  $  1,679,421
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Issuance of common stock for Benelytics, Inc.
    acquisition........................................  $        --  $        --  $  8,389,042  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Issuance of common stock warrants for Benelytics,
    Inc. acquisition...................................  $        --  $        --  $    113,071  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Receivable for sale of Series D preferred stock......  $        --  $        --  $ 22,999,377  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Series D preferred stock issuance costs accrued but
    not paid...........................................  $        --  $        --  $  1,649,000  $        --  $         --
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------
  Proceeds from sale of a portion of InsWeb Japan K.K.
    used to reduce note payable to the strategic
    partner............................................  $        --  $        --  $         --  $        --  $    782,630
                                                         -----------  -----------  ------------  -----------  ------------
                                                         -----------  -----------  ------------  -----------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                      INSWEB CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. BUSINESS OF THE COMPANY

    InsWeb Corporation, formerly Strategic Concepts Corporation (the Company), was incorporated in the State of California on February 28, 1995 to provide, through InsWeb's site, a centralized interactive marketplace for insurance information and electronic quotation. In November 1996, the Company was reincorporated as a Delaware corporation. The Company conducts its business within one industry segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, InsWeb Insurance Services, Inc. (formerly Avatar Insurance Services, Inc.) and Benelytics, Inc. Benelytics, Inc. was purchased on December 31, 1998, and the acquisition was accounted for as a purchase. Accordingly, the results of operations of Benelytics, Inc. for the year ended December 31, 1998 are not included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Investments in 20 to 50 percent owned affiliates are accounted for on the equity method. All common share and per share amounts reflect a 10-for-1 split approved by the Board of Directors in 1997 and a 3-for-2 split authorized in June 1999 (see Note 11).

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market.

  SHORT-TERM INVESTMENTS

    The Company accounts for its short-term investments under Statement of Financial Accounting Standards No. 115 (SFAS No. 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. SFAS No. 115 requires the classification of investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale," or "trading." The Company's policy is to protect the value of investment portfolio and to minimize principal risk by earning returns based on current interest rates. Management determines the appropriate classification of its debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's debt securities are classified as available-for-sale and are carried at fair value based on quoted market prices, with unrealized gains and losses, if material, reported as a component of other comprehensive income (loss) in stockholder's equity. The cost of securities sold is based on the specific identification method.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short maturities. In addition, the carrying amounts of the note receivable from and notes payable to officer, line of credit from affiliate and note payable to the Series B stockholder approximate fair value due to their short maturities.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  REVENUE RECOGNITION

    Transaction fee revenue is recognized when a qualified consumer lead is delivered to an insurance company customer. Revenue from development fees is recognized when the development work is completed and the insurance company's integration with the Company's site becomes operational. Maintenance revenue is recognized ratably over the term of the customer agreement. Other revenue represents revenue from operating activities which are nonrecurring in nature and is recognized when the service is performed and no additional significant obligations exist. Deferred revenue represents prepayment for development and maintenance services which will be rendered in the future.

  UNAUDITED INTERIM RESULTS

    The accompanying interim financial statements as of June 30, 1999, and for the six months ended June 30, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1999 and results of operations and cash flows for the six months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

  RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to product development expense as incurred.

  ONLINE MARKETING FEES

    The Company enters into marketing agreements, which require revenue sharing from transaction fees and fixed fee payments, with various participating online companies. Revenue sharing from transaction fees are expensed in the period the related qualified consumer lead is delivered to an insurance company customer. Fixed fee payments are capitalized and expensed on a straight-line basis over the term of the agreement.

  ADVERTISING COSTS

    Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising costs charged to expense for the years ended December 31, 1996, 1997 and 1998 were $117,707, $41,579 and
$2,338,378, respectively, and for the six months ended June 30, 1998 and 1999 were $700,065 and $3,872,395, respectively.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation on computer and office equipment, furniture and fixtures and purchased software is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Amortization on leasehold improvements is calculated using the straight-line method over the estimated useful lives of the improvements or the remaining life of the lease, whichever is shorter.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Expenditures for maintenance and repairs are charged to expense as incurred.

  LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (SFAS No.
121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires recognition of impairment losses related to long-lived assets in the event the net carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company assesses the impairment of its long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

  INTANGIBLE ASSETS

    Intangible assets are recorded at cost. Amortization is provided on a straight-line method over the estimated useful lives of the related assets. Management estimates the useful lives of the purchased software, non-compete agreements, assembled workforce and contractual relationships to be two years. Unidentified assets allocated to goodwill are being amortized over three years.

  DEPOSITS

    The Company has made payments to collateralize certain lease commitments which have been recorded as deposits.

  FOREIGN CURRENCY TRANSLATIONS

    The long-term note payable to strategic partner is translated from Japanese yen into U.S. dollars in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. Accordingly, it is translated at the current exchange rate as of the applicable balance sheet date. Foreign currency transaction gains and losses have not been material to date.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk, as defined by SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company deposits its cash and cash equivalents with a single major bank, which deposits may exceed federal deposit insurance limits.

    The Company's short-term investments consist of diversified investment grade securities. The Company's investment policy limits the amount of credit exposure to investments in any one issue, and the Company believes no significant concentration of credit risk exists with respect to these investments.

    With respect to accounts receivable, while the Company's customer base is dispersed across many different geographic areas, most customers are in a single industry in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) collateral. The Company reviews the need for allowances for potential credit losses and such losses have been within management's expectations.

    For the year ended December 31, 1996, two customers accounted for 12.5% and 17.9%, respectively, of total revenues. For the year ended December 31, 1997, one customer accounted for 19.4% of total revenues. For the year ended December 31, 1998, three customers accounted for 10.3%, 16.3% and 39.5%, respectively, of total revenues. For the six months ended June 30, 1998, three customers accounted for 13.3%, 17.3% and 35.5%, respectively, of total revenues. For the six months ended June 30, 1999, three customers accounted for 10.5%, 12.2% and 30.9%, respectively, of total revenues.

  RISKS AND UNCERTAINTIES

    The Company is subject to all of the risks inherent in an early stage business in the electronic commerce industry. These risks include, but are not limited to, a limited operating history, limited management resources, dependence upon consumer acceptance of the Internet, Internet related security risks and the changing nature of the electronic commerce industry. Due to the foregoing factors, the Company's operating results may be materially affected.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

    Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    The Company changed its income tax status from an S Corporation to a C Corporation on February 15, 1996. The Company, along with its subsidiaries, files a consolidated federal income tax return.

  STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and complies with the disclosure provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of the Company's stock and the exercise price of the option on the measurement date, which is typically the date of grant.

    The Company accounts for options granted to non-employees under SFAS No.
123. Under SFAS No. 123, options are recorded at their fair value on the measurement date, which is typically the date of grant.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  EARNINGS PER SHARE

    Basic earnings per share is computed using the weighted average number of shares of common stock outstanding while diluted earnings per share reflects the potential dilution that would occur if preferred stock had been converted and stock options and warrants had been exercised. Common equivalent shares from preferred stock, stock options and warrants have been excluded from the computation of net loss per share-diluted as their effect is antidilutive.

  COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. The adoption of this statement had no material impact on the Company's financial statements for the periods presented.

  RECENT ACCOUNTING PRONOUNCEMENTS

    On March 4, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
(SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires that the costs of computer software developed or obtained for internal use be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, the Company will adopt SOP 98-1 in its financial statements for the year ending December 31, 1999. The impact on the financial statements of the adoption of this standard is not expected to be material.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company does not believe the adoption of SFAS No. 133 will have a material effect on the Company's results of operations or financial condition.

  RECLASSIFICATIONS

    Certain amounts in the prior years' financial statements have been reclassified to conform to the December 31, 1998 presentation. These reclassifications did not change previously reported total assets, liabilities, stockholders' equity or net loss.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

3. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash, cash equivalents and short-term investments consist of the following:

                                                         DECEMBER 31,
                                                 ----------------------------
                                                     1997           1998
                                                 -------------  -------------     JUNE 30,
                                                                                    1999
                                                                               --------------
                                                                                (UNAUDITED)
Cash and cash equivalents
  Cash.........................................  $       1,000  $     315,263  $       22,659
  Money market funds...........................      2,359,153      8,021,870       5,651,695
  Commercial paper.............................             --             --       3,986,028
                                                 -------------  -------------  --------------
                                                     2,360,153      8,337,133       9,660,382
Short-term investments
  Commercial paper.............................             --             --      15,839,864
                                                 -------------  -------------  --------------
Cash, cash equivalents and short-term
  investments..................................  $   2,360,153  $   8,337,133  $   25,500,246
                                                 -------------  -------------  --------------
                                                 -------------  -------------  --------------

    Through June 30, 1999, the difference between the fair value and the amortized cost of available-for-sale securities was not significant; therefore, no unrealized gains or losses have been recorded in stockholder's equity. At June 30, 1999, the contractual maturity of the Company's short-term investments was less than five months.

4. BENELYTICS, INC. ACQUISITION

    On December 31, 1998, the Company acquired all of the outstanding shares of Benelytics, Inc. in exchange for 908,561 shares and warrants to purchase an aggregate of 12,246 shares (see Note 12) of the Company's common stock valued at $9.23 per share. Transaction costs of $85,800 were incurred.

    The acquisition has been accounted for under the purchase method of accounting. The aggregate purchase price of $8,587,913, together with $172,418 of liabilities assumed, has been allocated based on the fair value of the assets acquired. The tangible assets of $63,190 comprise cash and fixed assets. Intangible assets of $1,380,000 comprise purchased software, non-compete agreements, assembled workforce and contractual relationships and are being amortized over two years. Goodwill of $7,317,141 is being amortized over three years.

    The following pro forma results of operations reflect the combined results of the Company and Benelytics, Inc. for the fiscal years ended December 31, 1997 and 1998 and have been prepared as though the entities had been combined as of January 1, 1997 and 1998. The proforma results do not reflect any nonrecurring charges which resulted directly from the transaction.

                                                                  1997             1998
                                                             ---------------  ---------------
                                                                       (UNAUDITED)
Revenues...................................................  $       749,671  $     4,315,126
Net loss...................................................  $   (12,820,740) $   (26,968,212)
Net loss per share.........................................  $         (0.83) $         (1.72)
Shares used in computing net loss per share................       15,509,879       15,677,903

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                         DECEMBER 31,
                                                 -----------------------------
                                                     1997            1998
                                                 -------------  --------------  JUNE 30, 1999
                                                                                --------------
                                                                                 (UNAUDITED)
Computer and office equipment..................  $   1,254,476  $    1,972,168  $    3,586,687
Furniture and fixtures.........................        192,920       1,010,266       1,414,563
Leasehold improvements.........................         97,643       1,986,897       2,170,054
Purchased software.............................        168,995         386,566       1,000,211
                                                 -------------  --------------  --------------
                                                     1,714,034       5,355,897       8,171,515
Less accumulated depreciation and
  amortization.................................       (714,707)     (1,357,712)     (1,901,970)
                                                 -------------  --------------  --------------
                                                 $     999,327  $    3,998,185  $    6,269,545
                                                 -------------  --------------  --------------
                                                 -------------  --------------  --------------

    Depreciation and amortization expense was $399,091, $411,339 and $984,877 for the years ended December 31, 1996, 1997 and 1998, respectively. Depreciation and amortization expense was $329,403 and $683,101 for the six months ended June 30, 1998 and 1999, respectively.

6. INVESTMENT IN JOINT VENTURE

    On December 15, 1998, the Company entered into a Joint Venture Agreement with a strategic partner. The purpose of the joint venture is to develop, implement and market an online insurance marketplace in Japan and the Republic of Korea. The joint venture contemplated by the agreement will be carried out exclusively through a newly-formed Japanese corporation, InsWeb Japan K.K. On December 30, 1998, the Company purchased 40% of InsWeb Japan K.K. from the strategic partner. The purchase was financed by a promissory note payable to the strategic partner.

    On May 14, 1999, the Company sold a portion of its interest in InsWeb Japan K.K. to a common stockholder for $782,630. As a result of this sale, the Company's interest in this joint venture decreased from 40% to 25%. The Company used the proceeds from the sale to partially repay the note payable to the strategic partner. (See Note 10).

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

7. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                 DECEMBER 31,
                                                                     1998
                                                                --------------  JUNE 30, 1999
                                                                                --------------
                                                                                 (UNAUDITED)
Purchased software............................................   $    850,000   $      850,000
Non-compete agreements........................................        320,000          320,000
Assembled workforce...........................................        100,000          100,000
Contractual relationships.....................................        110,000          110,000
Goodwill......................................................      7,317,141        7,317,141
                                                                --------------  --------------
                                                                    8,697,141        8,697,141
Less accumulated amortization.................................             --       (1,564,524)
                                                                --------------  --------------
                                                                 $  8,697,141   $    7,132,617
                                                                --------------  --------------
                                                                --------------  --------------

    Amortization expense was $0 for the year ended December 31, 1998 and $1,564,524 for the six months ended June 30, 1999.

8. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                            DECEMBER 31,
                                                     --------------------------
                                                        1997          1998
                                                     -----------  -------------  JUNE 30, 1999
                                                                                 -------------
                                                                                  (UNAUDITED)
Accrued employee compensation......................  $   176,386  $     309,311  $   1,020,501
Accrued interest...................................           --        652,681          6,738
Accrued expenses for Series D financing............           --      1,649,000             --
Accrued payments to vendors........................      120,403        442,872        924,780
Accrued fee sharing................................           --             --        319,697
Other..............................................       21,977         65,498        108,235
                                                     -----------  -------------  -------------
                                                     $   318,766  $   3,119,362  $   2,379,951
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

9. COMMITMENTS

  LEASES

    The Company leases its current office facilities under noncancelable operating leases which expire at various dates through September 2008.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

9. COMMITMENTS (CONTINUED)
    At June 30, 1999, future minimum lease payments under noncancelable operating leases are as follows:

1999..........................................................  $ 1,845,135
2000..........................................................    2,339,919
2001..........................................................    2,448,539
2002..........................................................    2,525,532
2003..........................................................    2,459,320
Thereafter....................................................   11,489,936
                                                                -----------
                                                                $23,108,381
                                                                -----------
                                                                -----------

    Net rent expense for the years ended December 31, 1996, 1997 and 1998 was $496,031, $474,104 and $1,093,735 (net of sublease rental income of $49,324,
$40,485 and $26,222), respectively, and the net rent expense for the six months ended June 30, 1998 and 1999 was $455,903 and $498,180 (net of sublease rental income of $0 and $338,688), respectively.

    One of the office leases is for a 65,000 square foot building in Redwood City, California. Under the terms of this lease, the Company is responsible for taxes, insurance and maintenance expenses. This lease includes the option to extend the term for two consecutive five-year periods at the expiration of the initial term and at the end of the first five-year extension period.

  MARKETING AGREEMENTS

    The Company is required to make fixed payments under various marketing agreements, which expire at various dates through April 2001.

    At June 30, 1999, future minimum payments under these agreements are as follows:

1999..........................................................................  $    3,411,464
2000..........................................................................       4,211,178
2001..........................................................................       2,690,369
                                                                                --------------
                                                                                $   10,313,011
                                                                                --------------
                                                                                --------------

  LITIGATION

    From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, prospects, financial condition and operating results.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

10. RELATED PARTY TRANSACTIONS

  STOCKHOLDER AND CUSTOMER

    A stockholder, who is also a customer, accounted for $15,650, $163,175 and $133,517 of the Company's revenue during 1996, 1997 and 1998, respectively. For the six months ended June 30, 1998 and 1999, the customer accounted for $27,408 and $430,845 of the Company's revenue, respectively. This customer accounted for $2,780 and $34,600 of accounts receivable at December 31, 1997 and 1998, respectively, and $224,145 of accounts receivable at June 30, 1999.

  NOTES PAYABLE TO OFFICERS

    From the Company's inception through March 1996, the Company borrowed from its Chief Executive Officer an aggregate of $1,721,569 to cover start-up costs. The loan was evidenced by an uncollateralized demand promissory note bearing interest at 6% per annum. The Company paid $196,569 on the note in 1996 and paid the remaining balance of $1,525,000 in September 1998.

    In December 1998, Benelytics, Inc. borrowed $25,000 from its President in exchange for an uncollateralized demand promissory note bearing interest at 4.33% per annum. The note was paid in full by the Company in January 1999.

  NOTES RECEIVABLE FROM OFFICERS

    In February 1996, the Company lent the Chief Executive Officer $1,525,000. The loan was evidenced by an uncollateralized demand promissory note bearing interest at 6% per annum. The Chief Executive Officer paid the note in full in September 1998.

    In August 1998, the Company lent the Chief Executive Officer and the President $3,000,000 and $1,000,000, respectively, in exchange for promissory notes. The notes accrued interest at 15% per annum and were collateralized by shares of the Company's common stock owned by the officers. The officers used the proceeds of these loans to acquire another stockholder's interest in 885,000 shares of the Company's common stock. These notes and accrued interest were paid in full in September 1998.

  AFFILIATE AND CUSTOMER

    An affiliate, who owns a majority interest in the Company's Series B preferred stockholder, is also a customer and accounted for $247,711 of the Company's revenue during 1998. For the six months ended June 30, 1998 and 1999, the customer accounted for $176,240 and $133,459 of the Company's revenue, respectively. This customer accounted for $0 and $6,405 of accounts receivable at December 31, 1997 and 1998, respectively, and $35,280 of accounts receivable at June 30, 1999.

  NOTE PAYABLE TO STRATEGIC PARTNER

    On December 30, 1998, the Company purchased a 40% interest in InsWeb Japan K.K in exchange for a promissory note in the principal amount of $2,089,137 (see
Note 6). The promissory note is payable in Yen and accrues interest at 5% per annum, which is payable quarterly on the last

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

10. RELATED PARTY TRANSACTIONS (CONTINUED) day of each calendar quarter. The promissory note, together with all accrued and unpaid interest, is due and payable on the earlier of the closing date of an initial public offering of the securities of InsWeb Japan K.K. or December 15, 2002. Interest expense for the six months ended June 30, 1999 was $44,993. In conjunction with the sale of a portion of its investment in InsWeb Japan K.K. in May 1999 (see Note 6), the Company prepaid $782,630 of the promissory note.

  STOCKHOLDER AGREEMENTS

    In November 1996, the Company entered into the following agreements with the Series B preferred stockholder (the Series B stockholder).

    LINE OF CREDIT AGREEMENT

    The Company obtained a five-year line of credit totaling $25,000,000 from the Series B stockholder. In April 1998, the line of credit commitment was assigned to and assumed by the majority stockholder of the Series B stockholder, who is also a customer of the Company. In connection with the May 11, 1999 sale of common and preferred stock from the Series B stockholder to the Series E stockholder, the line of credit commitment was reduced to $12,500,000 (see below).

    Under the line of credit agreement, all borrowings are uncollateralized and bear interest at 15% per annum. The Company may not declare or pay any dividends while the credit agreement is in effect. The principal is due at the earlier of the completion of a public offering of the Company's securities or November 2001, and interest is due quarterly. There were no borrowings in 1996 or 1997. As of December 31, 1998, the Company had a balance of $19,290,000 outstanding, which it repaid in March 1999. Interest expense related to the line of credit was $1,311,119 for the year ended December 31, 1998 and $538,513 for the six months ended June 30, 1999. At December 31, 1998 and June 30, 1999, there was $623,191 and $0, respectively, of accrued interest payable.

    ASSET PURCHASE AGREEMENT

    In March 1997, the Company sold the assets of its Property and Casualty Agents line of business to the Series B stockholder in accordance with an Asset Purchase Agreement. The Company recognized the associated income of $650,000, net of the related noncompete agreement payment, in December 1998 as other income on the statement of operations.

    JOINT MARKETING AND LICENSE AGREEMENT

    In accordance with a Joint Marketing and License Agreement, the Company and the Series B stockholder agreed to license certain software to each other. The transfers of the licensed software were completed in December 1998. The agreement specified the following cross-licensing fees: (i) the Company was to pay the Series B stockholder $50,000 and $5,450,000 for a non-compete agreement and five-year non-exclusive licenses to certain software owned by the Series B stockholder, respectively, and (ii) the Series B stockholder was to pay the Company $350,000 for five-year non-exclusive licenses to certain software owned by the Company. In addition, the agreement provided for the payment of transaction fees by each party to the other based on revenues resulting from the joint marketing efforts and utilization of each other's software.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

10. RELATED PARTY TRANSACTIONS (CONTINUED)

    Under the terms of the Joint Marketing and License Agreement, the Company's payments to the Series B stockholder of $5,500,000 were to be offset against the Series B stockholder's payments to the Company of $1,000,000, consisting of the $350,000 license fee payable under the agreement and of the $650,000 purchase price payable under the Asset Purchase Agreement. Payment was originally to be made in November 1998.

    In December 1998, the parties agreed to amend the Joint Marketing and License Agreement. The amendment eliminated the transaction fees and revised the payment terms to allow the Company to make four quarterly payments to the Series B stockholder of $1,125,000 each, due on the first day of each quarter beginning January 1, 1999. No interest is payable on the outstanding balance. At December 31, 1998 and June 30, 1999, the Company owed the Series B stockholder $4,500,000 and $2,250,000, respectively. In addition, the Company changed its technology plans in 1998 and determined that it will not be integrating the software licensed from the Series B stockholder into its products. As a result, the $5,450,000 software licenses were recorded as product development expense. Regarding the software licensed to the Series B stockholder by the Company, the Company is under no further obligation to deliver additional software or documentation or to provide any maintenance for previously delivered software.

  SALE OF COMMON AND PREFERRED STOCK

    On May 11, 1999, the Series B stockholder sold 2,647,065 and 9,304 shares of common and Series B preferred stock, respectively, to the Series E stockholder. In connection with this sale, the Series B stockholder relinquished its special voting privileges and one position on the Board of Directors (see Note 11). In addition, in connection with this sale, the line of credit commitment with the majority stockholder of the Series B stockholder was reduced to $12,500,000.

  MARKETING AGREEMENTS

    During the six months ended June 30, 1999, the Company recognized $1,990,897 in marketing expense under a marketing agreement with an Internet company. A beneficial owner of 28.1% of the outstanding stock of the Internet company became a principal stockholder of the Company on December 30, 1998.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY

  CONVERTIBLE PREFERRED STOCK

    The Company had the following series of convertible preferred stock authorized, issued and outstanding:

                                               ISSUED                           OUTSTANDING
                                  ---------------------------------  ---------------------------------
                                      DECEMBER 31,                       DECEMBER 31,                     SERIES
                                  --------------------               --------------------               LIQUIDATION
                     AUTHORIZED     1997       1998                    1997       1998                  PREFERENCE
                     -----------  ---------  ---------   JUNE 30,    ---------  ---------   JUNE 30,    -----------
                                                           1999                               1999
                                                        -----------                        -----------
                                                        (UNAUDITED)                        (UNAUDITED)
Series A...........     176,471     176,471    176,471     176,471     176,471    176,471     176,471   $ 7,500,018
Series A-1.........      27,864      27,864     27,864      27,864      27,864     27,864      27,864     1,302,642
Series B...........     176,471     176,471    176,471     176,471     176,471    176,471     176,471     8,250,019
Series C...........      61,920      61,920     61,920      61,920      61,920     61,920      61,920     2,894,760
Series D...........     190,621          --     49,408     190,621          --    190,621     190,621    31,047,395
Series E...........     185,775          --         --     185,775          --         --     185,775    35,000,010

    CONVERSION

    Each share of preferred stock may be converted into shares of common stock on a fifteen-for-one basis, subject to adjustments under specific circumstances. Conversion is (i) at the option of the preferred stockholder, (ii) automatic upon the closing of an initial public offering of the Company's common stock at an aggregate offering price of at least $20,000,000 and per share offering price of not less than $12.56, (iii) upon the vote or written consent of the holders of a majority of the outstanding shares of preferred stock or (iv) if less than 10,000 shares of preferred stock shall remain outstanding. The Company has reserved 12,286,830 shares of common stock for the conversion of the outstanding and issuable shares of preferred stock.

    DIVIDENDS

    The holders of the Series A, Series A-1, Series B and Series C preferred stock are entitled to annual noncumulative dividends of $4.00 per share when, and if, declared by the Company's Board of Directors. The holders of the Series D and Series E preferred stock are entitled to annual noncumulative dividends of $14.00 and $16.00 per share, respectively, when, and if, declared by the Company's Board of Directors. In accordance with its line of credit agreement with its affiliate (see Note 10), the Company may not declare or pay any dividends while the line of credit is in effect. As of June 30, 1999, no dividends had been declared or paid.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company either voluntary or involuntary, the assets of the Company available for distribution shall be distributed (i) $42.50 per outstanding share of Series A preferred stock, (ii) $46.75 per outstanding share of Series A-1, Series B and Series C preferred stock, (iii) $162.875 per outstanding share of Series D preferred stock and (iv) $188.40 per outstanding share of Series E preferred stock. If the assets of the Company available for distribution are not sufficient to pay the full amount of this distribution, such assets will be distributed ratably among the holders of the preferred stock based on the full

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
preferential amount per share of the preferred stock that each such holder is entitled to receive. Any assets of the Company available for distribution in excess of the liquidation preference amounts will be distributed pro rata to the holders of common stock based on the number of shares held.

    REDEMPTION

    The preferred stock is not redeemable.

    VOTING RIGHTS

    The holders of common stock are entitled to one vote for each share. The holders of Series A, Series A-1, Series C, Series D and Series E preferred stock are entitled to one vote for each share of common stock into which such share of the preferred stock is convertible. Until May 1999, the holders of Series B preferred stock were entitled to the number of votes necessary to constitute, in the aggregate, 51% of the outstanding voting securities of the Company. The Series B stockholder relinquished these privileges in connection with its May 11, 1999 sale of common and preferred stock to the Series E stockholder (see
Note 10).

    As long as more than 88,236 shares of Series A preferred stock are outstanding, the holders of Series A preferred stock and Series A-1 preferred stock, voting together, are entitled to elect one member of the Company's Board of Directors. As long as more than 176,471 shares of Series B preferred stock are outstanding, the holders of Series B preferred stock are entitled to elect two members of the Company's Board of Directors, and, if there are less than 176,471 but more than 88,236 shares of Series B preferred stock outstanding, the holders of Series B preferred stock are entitled to elect one member of the Board of Directors. As long as more than 49,408 shares of Series D preferred stock are outstanding, the holders of Series D preferred stock are entitled to elect one member of the Board of Directors. The holders of Series C and Series E preferred stock and common stock, voting together, are entitled to elect the remaining members of the Board of Directors.

    Each member of the Board of Directors elected by the holders of Series A, Series A-1, Series C, Series D and Series E preferred stock and common stock has one vote, and the members of the Board of Directors elected by the holders of Series B preferred stock, voting together, has that number of votes necessary to constitute, in the aggregate, 51% of the outstanding votes held by all members of the Board of Directors. The Series B stockholder relinquished these privileges in connection with its May 11, 1999 sale of common and preferred stock to the Series E stockholder (see Note 10).

    Subsequent to the termination of the special voting privileges, described above, the holders of Series B preferred stock are entitled to one vote for each share of common stock into which such share of Series B preferred stock is then convertible, and each director elected by the holders of the Series B preferred stock has one vote.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    COVENANTS

    Under the stock purchase agreement pursuant to which the current holder of Series B preferred stock acquired such shares, (i) the current Series B stockholder shall have the right to name the Company's Chief Executive Officer if, for any reason, the current Chief Executive Officer terminates his employment with the Company, or if on November 22, 2001, there has not been a closing of an initial public offering of the Company's securities; and (ii) the current Series B stockholder shall purchase all of the Chief Executive Officer's ownership in the Company at a price to be determined by an independent investment banker in the case of the death or permanent disability of the current Chief Executive Officer, at his or his heirs' election. The current Chief Executive Officer has the sole discretion as to when and whether the Company will sell its common stock in a public offering, so long as he holds 2,250,000 shares of the Company's stock.

    REGISTRATION RIGHTS

    The holders of preferred stock and certain holders of common stock are entitled to certain rights with respect to the registration of certain outstanding common stock and common stock issuable upon conversion of outstanding preferred stock (the Registrable Securities). Beginning six months after the effective date of the first registration statement for a public offering of the Company's securities, holders of Series A, Series A-1, Series D and Series E preferred stock will have the right to require the Company, on not more than one occasion, to file a registration statement under the Securities Act, at the Company's expense, in order to register such number of Registrable Securities as such holders desire to include in such registration statement, together with the Registrable Securities of other holders who wish to participate in such registrations, provided that the aggregate offering price of the included Registrable Securities is at least $10,000,000. The Company may, in certain circumstances, defer such registration, and the underwriters of such an offering have the right, subject to certain limitations, to limit the number of shares included in such registration. In the event that the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, holders of Registrable Securities are entitled to notice of such registration and have the right to include some or all of the Registrable Securities held by them in such registration at the Company's expense, subject to marketing and other limitations.

  COMMON STOCK

    In June, 1999, the Board of Directors approved a three-for-two stock split of its common stock. All common share and per common share amounts in the accompanying consolidated financial statements have been restated to give retroactive effect to the stock split for all periods. Prior to giving retroactive effect to the stock split, net loss per share--basic and diluted was $0.84, $0.93 and $2.28 for the years ended December 31, 1996, 1997 and 1998, respectively, and $0.81 and $1.39 for the six months ended June 30, 1998 and 1999, respectively.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
  PAID-IN CAPITAL

    The Company offset its accumulated deficit on the date of the termination of its status as an S Corporation against its paid-in capital as reflected in the Consolidated Statements of Stockholders' Equity.

  STOCK OPTION PLANS

    In September 1995, the Company authorized the 1995 Stock Option Plan (the 1995 Plan) under which the Board of Directors may grant incentive stock options to employees of the Company and its subsidiaries. Under the 1995 Plan, the Board of Directors may also grant nonqualified stock options to employees, officers, directors, independent contractors and consultants of the Company and its subsidiaries. Options granted under the 1995 Plan during 1995 and 1996 became fully vested in November 1996 due to the change in control of ownership following the execution of the Series B stock purchase agreement. In 1997, the Board of Directors terminated the 1995 Plan and provided that no further options would be granted pursuant to the 1995 Plan, but that the terms of the 1995 Plan would continue to govern the options then outstanding under the 1995 Plan.

    In July 1997, the Company authorized the 1997 Stock Option Plan (the 1997 Option Plan) and the Senior Executive Option Plan (the Executive Plan). Under the 1997 Option Plan the Board of Directors may issue incentive stock options to employees of the Company and its subsidiaries and may also issue nonqualified stock options to employees, officers, directors, independent contractors and consultants of the Company and its subsidiaries. Under the Executive Plan the Board of Directors may issue nonqualified stock options to employees, officers and directors of the Company and its subsidiaries. Following attendance at each regularly scheduled meeting of the Board of Directors, each eligible director is granted a fully-vested option to purchase 750 shares of common stock.

    As of June 30, 1999, 6,183,030 total shares of the Company's common stock have been reserved for issuance upon exercise of stock options under the 1997 Option Plan and the Executive Plan. The 1997 Option Plan was amended in August 1998, providing an automatic annual increase in the share reserve, to be effective on the first day of each fiscal year, by a number of shares equal to 5% of the number of common shares outstanding as of the last day of the preceding fiscal year.

    Options granted under the Plans generally vest in equal monthly installments over a three-year period, except for certain options granted to members of the Company's Board of Directors, which vest immediately. The options expire ten years from the date of grant.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    Activity under all the Plans is as follows:

                                            SHARES
                                          AVAILABLE     NUMBER OF      EXERCISE      AGGREGATE    WEIGHTED AVERAGE
                                          FOR GRANT       SHARES         PRICE         PRICE       EXERCISE PRICE
                                         ------------  ------------  -------------  -----------  -------------------
Balances, December 31, 1995............      300,000     1,950,000      $0.016      $    31,200       $    0.02
Additional shares reserved.............    1,734,705            --
Options granted........................     (257,250)      257,250       $0.50          128,625       $    0.50
Options exercised......................           --    (1,816,305)  $0.016-$0.50       (29,123)      $    0.02
Options canceled.......................       27,000       (27,000)      $0.50          (13,500)      $    0.50
                                         ------------  ------------                 -----------
Balances, December 31, 1996............    1,804,455       363,945   $0.016-$0.50       117,202       $    0.32
Options granted........................   (1,228,650)    1,228,650    $1.30-$2.65     2,528,147       $    2.06
Options exercised......................           --       (15,000)      $1.30          (19,500)      $    1.30
Options canceled.......................       31,575       (31,575)   $0.50-$2.65       (22,228)      $    0.70
                                         ------------  ------------                 -----------
Balances, December 31, 1997............      607,380     1,546,020   $0.016-$2.65     2,603,621       $    1.68
Additional shares reserved.............      750,000            --
Options granted........................   (1,171,388)    1,171,388    $2.65-$5.00     4,513,065       $    3.85
Options exercised......................           --      (419,957)   $1.30-$2.65      (568,321)      $    1.35
Options canceled.......................      200,636      (200,636)   $0.50-$2.65      (476,626)      $    2.38
                                         ------------  ------------                 -----------
Balances, December 31, 1998............      386,628     2,096,815   $0.016-$5.00     6,071,739       $    2.90
Additional shares reserved.............    3,600,000            --
Options granted........................   (1,755,910)    1,755,910   $5.00-$10.67   $17,546,734       $   10.00
Options exercised......................           --      (266,034)  $0.50-$10.67      (556,837)      $    2.09
Options canceled.......................      116,868      (116,868)  $2.65-$10.67      (636,895)      $    5.28
                                         ------------  ------------                 -----------
Balances, June 30, 1999 (unaudited)....    2,347,586     3,469,823   $0.016-$10.67  $22,424,741       $    6.46
                                         ------------  ------------                 -----------
                                         ------------  ------------                 -----------

    Options outstanding and currently exercisable by exercise price at June 30, 1999 are as follows:

             OPTIONS OUTSTANDING                OPTIONS CURRENTLY
----------------------------------------------     EXERCISABLE
                           WEIGHTED AVERAGE     -----------------
EXERCISE      NUMBER     REMAINING CONTRACTUAL       NUMBER
 PRICES    OUTSTANDING           LIFE              OUTSTANDING
---------  ------------  ---------------------  -----------------
$   0.016       61,620              6.25               61,620
$   0.50       140,700              7.04              130,700
$   1.30       166,352              8.05              114,478
$   2.65       434,012              8.20              202,770
$   3.12       483,004              9.03               94,005
$   5.00       474,509              9.26               69,444
$   9.23       776,355              9.77               14,508
$  10.67       933,271              9.90               27,116
           ------------                              --------
             3,469,823                                714,641
           ------------                              --------
           ------------                              --------

    The Company accounts for employee and board of director stock options in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally three years. Consequently, the Company recorded deferred stock compensation of $1,206,098 and $1,617,928 during the years ended December 31, 1997 and 1998, respectively and $1,679,421 during the six months ended June 30, 1999. Amortization recognized for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1998 and 1999 totaled $470,455, $540,489, $191,500 and $580,504, respectively. The Company's stock option grants and related deemed fair value are as follows:

                                                         NUMBER OF      WEIGHTED
                                                          OPTIONS       AVERAGE      WEIGHTED AVERAGE
                                                          GRANTED    EXERCISE PRICE  DEEMED FAIR VALUE
                                                        -----------  --------------  -----------------
For year ended December 31, 1996
Options granted at deemed fair value..................      257,250    $    0.500       $     0.500
                                                        -----------  --------------        --------
                                                        -----------  --------------        --------

For year ended December 31, 1997
Options granted at deemed fair value..................      168,750    $    1.317       $     1.317
Options granted below deemed fair value...............    1,059,900    $    2.178       $     3.117
                                                        -----------  --------------        --------
  Total...............................................    1,228,650    $    2.060       $     2.869
                                                        -----------  --------------        --------
                                                        -----------  --------------        --------

For year ended December 31, 1998
Options granted at deemed fair value..................      502,838    $    4.188       $     4.188
Options granted below deemed fair value...............      668,550    $    3.548       $     6.019
                                                        -----------  --------------        --------
  Total...............................................    1,171,388    $    3.850       $     5.233
                                                        -----------  --------------        --------
                                                        -----------  --------------        --------

For six months ended June 30, 1999
Options granted at deemed fair value..................      323,384    $    9.256       $     9.256
Options granted below deemed fair value...............    1,432,526    $   10.168       $    11.294
                                                        -----------  --------------        --------
  Total...............................................    1,755,910    $   10.000       $    10.918
                                                        -----------  --------------        --------
                                                        -----------  --------------        --------

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation cost for option grants to employees been determined consistent with SFAS No. 123, the Company's net loss would have been as follows:

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                    1996            1997            1998
                                               --------------  --------------  ---------------
Net loss as reported.........................  $   (7,270,016) $   (9,062,723) $   (22,489,876)
Net loss per share as reported...............  $        (0.56) $        (0.62) $         (1.52)
Net loss--pro forma..........................  $   (7,270,016) $   (9,078,246) $   (22,538,660)
Net loss per share--pro forma................  $        (0.56) $        (0.62) $         (1.52)

    The above pro forma disclosures are not necessarily representative of the effects on reported income or loss for future years as additional grants are made each year and options vest over several years.

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions by year:

                                                         1996          1997          1998
                                                     ------------  ------------  ------------
Risk-free interest rate............................   5.3 - 6.6%    4.6 - 6.2%    4.6 - 5.6%
Expected life......................................    3 years       3 years       3 years
Expected dividend yield............................       --            --            --
Volatility.........................................       --            --            --

    The risk-free interest rate range represents the low and high end of the range used at different points during the year. Because the Company does not have actively traded equity securities, volatility is not considered in determining the value of options granted to employees.

  EMPLOYEE STOCK PURCHASE PLAN

    On June 24, 1999, the Company authorized the 1999 Employee Stock Purchase Plan (the 1999 Plan) under which employees may acquire common stock of the Company. The maximum number of shares of common stock issuable under the 1999 Plan is 450,000 shares, to be increased by 300,000 shares each year beginning on January 1, 2000 and through January 1, 2008. The 1999 Plan will be implemented during sequential six-month offering periods, the first of which will commence on the effective date of an initial public offering and will terminate on January 31, 2000. After the effective date of an initial public offering, offering periods will generally begin on February 1 and August 1 of each year. Employees may purchase common stock of the Company at a price equal to 85% of the fair market value of the common stock on either the first or the last day of the offering period, whichever is lower. The 1999 Plan will terminate upon the earlier of its termination by the Board of Directors or the date on which all of the shares of common stock available for issuance have been issued.

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

12. COMMON STOCK WARRANTS

    In connection with the acquisition of Benelytics, Inc., the Company assumed all warrants then outstanding to purchase common stock of Benelytics, Inc. and converted them into warrants to purchase an aggregate of 12,246 shares of the Company's common stock at an exercise price of $10.86 per share. The warrants expire on June 1, 2003. The fair value of these warrants was accounted for as part of the purchase price for Benelytics, Inc.

13. INCOME TAXES

    In February 1996, the Company terminated its S Corporation election and is currently taxed as a C Corporation. Net operating losses generated prior to the termination were passed through to the stockholders.

    As of December 31, 1998, the Company had net operating loss carryforwards of approximately $31,000,000 for both federal and state income tax purposes. The federal and state net operating loss carryforwards begin to expire in the years 2011 and 2004, respectively.

    The Company's ability to utilize its net operating loss carryforwards to offset future taxable income may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined in the Tax Reform Act of 1986. These restrictions may limit, on an annual basis, the Company's future use of its net operating loss carryforwards. The amount, if any, of such limitations has not yet been determined.

    The components of the net deferred tax assets and liabilities are presented below:

                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                    1997            1998
                                                               --------------  ---------------
Net operating loss carryforwards.............................  $    5,952,164  $    15,372,116
Tax credit carryforwards.....................................          31,247           31,247
Accruals and reserves........................................          46,298          116,958
Other........................................................          25,692           39,643
                                                               --------------  ---------------
                                                                    6,055,401       15,559,964
Less valuation allowance.....................................      (6,055,401)     (15,559,964)
                                                               --------------  ---------------
Net deferred tax asset.......................................  $           --  $            --
                                                               --------------  ---------------
                                                               --------------  ---------------

    Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax asset. The valuation allowance recorded for the years ended December 31, 1997 and 1998 increased by $6,055,401 and $9,504,563, respectively.

    The difference between the income tax benefit at the federal statutory rate of 34% and the Company's effective tax rate is due primarily to the valuation allowance established to offset the

                      INSWEB CORPORATION AND SUBSIDIARIES

            (INFORMATION AS OF AND RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

13. INCOME TAXES (CONTINUED)
deferred tax assets. The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

                                                                                DECEMBER 31,
                                                                    -------------------------------------
                                                                       1996         1997         1998
                                                                    -----------  -----------  -----------
Federal tax benefit at statutory rate.............................         (34)%        (34)%        (34)%
State taxes, net of federal benefit...............................          (6)          (6)          (6)
Adjustment due to increase in valuation allowance.................          40           40           40
                                                                            --           --           --
Provision for income taxes........................................           0%           0%           0%
                                                                            --           --           --
                                                                            --           --           --

14. EMPLOYEE BENEFIT PLAN

    Effective January 1, 1998, the Company adopted a 401(k) Plan. The Company will match 50% of the first 6% of elective contributions made by each qualifying employee. Each participant is 100% vested in elective contributions and is incrementally vested one-third at the end of each of three years of service in employer contributions. Employer contributions for the year ended December 31, 1998 were $180,751 and for the six months ended June 30, 1998 and 1999 were $87,784 and $128,080, respectively.

15. UNAUDITED PRO FORMA INFORMATION

    All outstanding preferred stock will be converted automatically into common stock assuming conversion criteria is met (see Note 11). The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of June 30, 1999.

    Pro forma net loss per share-basic and diluted represents what the net loss per share-basic and diluted would have been assuming the conversion of the outstanding preferred stock as of the beginning of such periods.

                               INSWEB CORPORATION

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                    Overview

    Effective December 31, 1998, InsWeb acquired all the outstanding shares of Benelytics, Inc., a developer of employee health benefits selection and management software and reference data products. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The fair value of intangible assets was determined using a combination of methods, including preparation of a discounted cash flow analysis, research and investigation into the presence and nature of intangible assets acquired, and the amounts paid for covenants not to compete.

    The total purchase price of approximately $8.7 million consisted of 908,561 shares and warrants to purchase an aggregate of 12,246 shares of InsWeb's Common Stock with an estimated fair value of approximately $8.5 million, acquisition-related expenses of approximately $86,000 for miscellaneous transaction fees and $172,000 of assumed liabilities. Of the total purchase price, approximately $63,000 was allocated to net tangible assets and approximately $8.7 million was allocated to intangible assets, including purchased software ($850,000), covenants not to compete ($320,000), assembled workforce ($100,000), contractual relationships ($110,000), and goodwill (approximately $7.3 million). The acquired intangible assets will be amortized over their estimated useful lives of two to three years.

    The following unaudited pro forma consolidated statement of operations gives effect to this acquisition as if it had occurred on January 1, 1998, by consolidating the results of operations of Benelytics for the year ended December 31, 1998 with the results of operations of InsWeb for the year ended December 31, 1998.

    The unaudited pro forma consolidated statement of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of January 1, 1998 and should not be construed as being representative of future operating results.

    The historical financial statements of InsWeb and Benelytics are included elsewhere in this Prospectus and the unaudited pro forma consolidated financial information presented herein should be read in conjunction with those financial statements and related notes.

                               INSWEB CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (unaudited)

                    (in thousands, except per share amounts)

                                                                          YEAR ENDED DECEMBER 31, 1998
                                                               --------------------------------------------------
                                                                 INSWEB    BENELYTICS   ADJUSTMENTS    PRO FORMA
                                                               ----------  -----------  ------------  -----------
Revenues:
  Transaction fees...........................................  $    3,152   $      --    $       --    $   3,152
  Development and maintenance fees...........................         789          --            --          789
  Other revenues.............................................         369           5            --          374
                                                               ----------  -----------  ------------  -----------
    Total revenues...........................................       4,310           5            --        4,315
                                                               ----------  -----------  ------------  -----------

Operating expenses:
  Product development........................................      10,077         388                     10,465
  Sales and marketing........................................       8,954         193                      9,147
  General and administrative.................................       7,180         676                      7,856
  Amortization of intangible assets..........................          --          --         3,129(A)      3,129
                                                               ----------  -----------  ------------  -----------
    Total operating expenses.................................      26,211       1,257         3,129       30,597
                                                               ----------  -----------  ------------  -----------

Loss from operations.........................................     (21,901)     (1,252)       (3,129)     (26,282)
                                                               ----------  -----------  ------------  -----------
Other income, net............................................         600           1            --          601
Interest income (expense), net...............................      (1,189)        (98)                    (1,287)
                                                               ----------  -----------  ------------  -----------

Net loss.....................................................  $  (22,490)  $  (1,349)   $   (3,129)   $ (26,968)
                                                               ----------  -----------  ------------  -----------
                                                               ----------  -----------  ------------  -----------

Pro forma net loss per share--basic and diluted(B)...........                                          $   (1.72)
                                                                                                      -----------
                                                                                                      -----------

Shares used in computing pro forma net loss per share--basic
 and diluted(B)..............................................                                             15,678
                                                                                                      -----------
                                                                                                      -----------

     See accompanying Notes to Pro Forma Consolidated Financial Information

                               INSWEB CORPORATION

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                  (unaudited)

    The following adjustments were applied to InsWeb's historical financial statements and those of Benelytics to arrive at the pro forma consolidated financial information.

    (A) To record amortization of: purchased software totaling $425,000 over the estimated period of benefit of two years, covenants not to compete totaling $160,000 over the estimated period of benefit of two years, assembled workforce totaling $50,000 over the estimated period of benefit of two years, contractual relationships totaling $55,000 over the estimated period of benefit of two years, and acquired goodwill totaling approximately $2.4 million over the estimated period of benefit of three years.

    (B) Pro forma basic and diluted net loss per share for the year ended December 31, 1998 was computed using the weighted average number of common shares outstanding. Differences between historical weighted average shares outstanding and pro forma weighted average shares outstanding used to compute net loss per share result from the inclusion of shares issued in conjunction with the acquisition as if these shares were outstanding from January 1, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Benelytics, Inc.:

    In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Benelytics, Inc. (a development stage enterprise) as of December 31, 1997 and 1998 and the results of its operations and cash flows for the years ended December 31, 1997 and 1998 and the period from March 20, 1996 (inception) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 9, 1999

                                BENELYTICS, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1997           1998
                                                                                      ------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $     63,554  $       12,611
  Prepaid expenses and other current assets.........................................         5,170              --
                                                                                      ------------  --------------
        Total current assets........................................................        68,724          12,611
  Property and equipment, net.......................................................        82,040          46,482
  Deposits..........................................................................        10,340           5,085
                                                                                      ------------  --------------
        Total assets................................................................  $    161,104  $       64,178
                                                                                      ------------  --------------
                                                                                      ------------  --------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.............................................  $     50,228  $      149,918
  Note payable to officer...........................................................            --          25,000
  Convertible promissory notes......................................................       175,000         664,899
                                                                                      ------------  --------------
        Total liabilities...........................................................       225,228         839,817

Stockholders' deficit:
  Series A convertible preferred stock, no par;
    Authorized: 1,000,000 shares (aggregate preference in liquidation $600,000 and
      $890,000 for 1997 and 1998, respectively). Issued and outstanding: 600,000 and
      890,000 shares in 1997 and 1998, respectively.................................       584,250         874,250
  Common stock, no par;
    Authorized: 10,000,000 shares. Issued and outstanding: 1,095,000 and 3,389,600
      shares in 1997 and 1998, respectively.........................................        10,950         146,120
  Restricted common stock, no par;
    Issued and outstanding: 1,125,000 and 0 shares in 1997 and 1998, respectively...        11,250              --
  Paid-in capital...................................................................        72,978         193,242
  Warrants..........................................................................            --          70,398
  Deferred stock compensation.......................................................       (33,192)             --
  Deficit accumulated during the development stage..................................      (710,360)     (2,059,649)
                                                                                      ------------  --------------
        Total stockholders' deficit.................................................       (64,124)       (775,639)
                                                                                      ------------  --------------
        Total liabilities and stockholders' deficit.................................  $    161,104  $       64,178
                                                                                      ------------  --------------
                                                                                      ------------  --------------

   The accompanying notes are an integral part of these financial statements.

                                BENELYTICS, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                                      FOR THE
                                                                                                    PERIOD FROM
                                                                   FOR THE YEARS ENDED DECEMBER   MARCH 20, 1996
                                                                               31,                (INCEPTION) TO
                                                                  ------------------------------   DECEMBER 31,
                                                                       1997            1998            1998
                                                                  --------------  --------------  ---------------
Revenues........................................................   $         --    $      4,950    $       4,950
                                                                  --------------  --------------  ---------------
Operating expenses:
  Product development...........................................        258,780         388,252          690,602
  Sales and marketing...........................................        108,875         193,133          315,452
  General and administrative....................................        262,340         676,133          961,983
                                                                  --------------  --------------  ---------------
    Total operating expenses....................................        629,995       1,257,518        1,968,037
                                                                  --------------  --------------  ---------------
    Loss from operations........................................       (629,995)     (1,252,568)      (1,963,087)
                                                                  --------------  --------------  ---------------
Other income (expense), net.....................................           (800)          1,186             (480)
Interest income (expense), net..................................          1,825         (97,907)         (96,082)
                                                                  --------------  --------------  ---------------
    Net loss....................................................   $   (628,970)   $ (1,349,289)   $  (2,059,649)
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                                BENELYTICS, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                              SERIES A CONVERTIBLE
                                                                                                RESTRICTED
                                                PREFERRED STOCK         COMMON STOCK           COMMON STOCK
                                              --------------------  --------------------  ----------------------   PAID-IN
                                               SHARES     AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT      CAPITAL
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Balances, March 20, 1996 (inception)........         --  $      --         --  $      --         --   $      --   $      --
Issuance of restricted common stock for cash
  on March 20, 1996 for $0.01 per share.....                                              3,000,000      30,000
Repurchase of common stock on March 25, 1996
  for $0.01 per share.......................                                               (800,000)     (8,000)
Issuance of common stock for cash on
  November 1, 1996 for $0.01 per share......                            1,000         10
Issuance of common stock for cash on
  November 27, 1996 for $0.01 per share.....                           19,000        190
Issuance of Series A preferred stock for
  cash on December 12, 1996 for $1.00 per
  share, net of $10,939 in issuance costs...    300,000    289,061
Contributed capital from owners.............                                                                         27,578
Vesting of restricted common stock..........                          575,000      5,750   (575,000)     (5,750)
Net loss....................................
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Balances, December 31, 1996.................    300,000    289,061    595,000      5,950  1,625,000      16,250      27,578
Issuance of Series A preferred stock for
  cash on March 12, 1997 for $1.00 per
  share, net of $4,811 in issuance costs....     50,000     45,189
Issuance of Series A preferred stock for
  cash on October 2, 1997 for $1.00 per
  share.....................................     50,000     50,000
Issuance of Series A preferred stock, upon
  conversion of promissory notes, on October
  2, 1997 for $1.00 per share...............    200,000    200,000
Deferred stock compensation.................                                                                         45,400
Amortization of deferred stock
  compensation..............................
Vesting of restricted common stock..........                          500,000      5,000   (500,000)     (5,000)
Net loss....................................
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Balances, December 31, 1997.................    600,000    584,250  1,095,000     10,950  1,125,000      11,250      72,978
Issuance of Series A preferred stock for
  cash on January 5, 1998 for $1.00 per
  share.....................................    165,000    165,000
Issuance of Series A preferred stock, upon
  conversion of promissory notes, on January
  5, 1998 for $1.00 per share...............    125,000    125,000
Issuance of common stock for cash on January
  15, 1998 for $0.01 per share..............                          750,000     75,000
Issuance of warrants in conjunction with
  issuance of convertible debt..............
Exercise of stock options...................                          419,600     48,920
Deferred stock compensation.................                                                                        120,264
Amortization of deferred stock
  compensation..............................
Vesting of restricted common stock..........                        1,125,000     11,250  (1,125,000)    (11,250)
Net loss....................................
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Balances, December 31, 1998.................    890,000  $ 874,250  3,389,600  $ 146,120         --   $      --   $ 193,242
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------


                                                              DEFERRED
                                                               STOCK        ACCUMULATED
                                               WARRANTS     COMPENSATION      DEFICIT       TOTAL
                                              -----------  --------------  -------------  ----------
Balances, March 20, 1996 (inception)........   $      --     $       --     $        --   $       --
Issuance of restricted common stock for cash
  on March 20, 1996 for $0.01 per share.....                                                  30,000
Repurchase of common stock on March 25, 1996
  for $0.01 per share.......................                                                  (8,000)
Issuance of common stock for cash on
  November 1, 1996 for $0.01 per share......                                                      10
Issuance of common stock for cash on
  November 27, 1996 for $0.01 per share.....                                                     190
Issuance of Series A preferred stock for
  cash on December 12, 1996 for $1.00 per
  share, net of $10,939 in issuance costs...                                                 289,061
Contributed capital from owners.............                                                  27,578
Vesting of restricted common stock..........                                                      --
Net loss....................................                                    (81,390)     (81,390)
                                              -----------  --------------  -------------  ----------
Balances, December 31, 1996.................          --             --         (81,390)     257,449
Issuance of Series A preferred stock for
  cash on March 12, 1997 for $1.00 per
  share, net of $4,811 in issuance costs....                                                  45,189
Issuance of Series A preferred stock for
  cash on October 2, 1997 for $1.00 per
  share.....................................                                                  50,000
Issuance of Series A preferred stock, upon
  conversion of promissory notes, on October
  2, 1997 for $1.00 per share...............                                                 200,000
Deferred stock compensation.................                    (45,400)                          --
Amortization of deferred stock
  compensation..............................                     12,208                       12,208
Vesting of restricted common stock..........                                                      --
Net loss....................................                                   (628,970)    (628,970)
                                              -----------  --------------  -------------  ----------
Balances, December 31, 1997.................          --        (33,192)       (710,360)     (64,124)
Issuance of Series A preferred stock for
  cash on January 5, 1998 for $1.00 per
  share.....................................                                                 165,000
Issuance of Series A preferred stock, upon
  conversion of promissory notes, on January
  5, 1998 for $1.00 per share...............                                                 125,000
Issuance of common stock for cash on January
  15, 1998 for $0.01 per share..............                                                  75,000
Issuance of warrants in conjunction with
  issuance of convertible debt..............      70,398                                      70,398
Exercise of stock options...................                                                  48,920
Deferred stock compensation.................                   (120,264)                          --
Amortization of deferred stock
  compensation..............................                    153,456                      153,456
Vesting of restricted common stock..........                                                      --
Net loss....................................                                 (1,349,289)  (1,349,289)
                                              -----------  --------------  -------------  ----------
Balances, December 31, 1998.................   $  70,398     $       --     $(2,059,649)  $ (775,639)
                                              -----------  --------------  -------------  ----------
                                              -----------  --------------  -------------  ----------

   The accompanying notes are an integral part of these financial statements.

                                BENELYTICS, INC.

                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOW

                                                                                                      FOR THE
                                                                                                    PERIOD FROM
                                                                   FOR THE YEARS ENDED DECEMBER   MARCH 20, 1996
                                                                               31,                (INCEPTION) TO
                                                                  ------------------------------   DECEMBER 31,
                                                                       1997            1998            1998
                                                                  --------------  --------------  ---------------
Cash flows from operating activities:
  Net loss......................................................   $   (628,970)   $ (1,349,289)   $  (2,059,649)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...............................          9,621          42,807           52,428
    Amortization of debt discount...............................             --          70,398           70,398
    Amortization of deferred stock compensation.................         12,208         153,456          165,664
    Contributed capital (expenses paid by owners)...............             --              --           27,578
    Changes in assets and liabilities:
      Prepaid expenses and other current assets.................         (5,170)          5,170               --
      Deposits..................................................        (10,340)          5,255           (5,085)
      Accounts payable and accrued expenses.....................         36,290          99,690          149,918
                                                                  --------------  --------------  ---------------
        Net cash used in operating activities...................       (586,361)       (972,513)      (1,598,748)
                                                                  --------------  --------------  ---------------
Cash flows from investing activities:
  Purchases of property and equipment...........................        (84,221)         (7,249)         (98,910)
                                                                  --------------  --------------  ---------------
        Net cash used in investing activities...................        (84,221)         (7,249)         (98,910)
                                                                  --------------  --------------  ---------------
Cash flows from financing activities:
  Proceeds from note payable to officer.........................             --          25,000           25,000
  Proceeds from issuance of convertible promissory notes........        375,000         664,899        1,039,899
  Proceeds from issuance of Series A preferred stock............        100,000         165,000          565,000
  Proceeds from issuance of common stock........................             --          75,000           75,200
  Proceeds from exercise of stock options.......................             --          48,920           48,920
  Proceeds from issuance of restricted common stock.............             --              --           30,000
  Repurchase of common stock....................................             --              --           (8,000)
  Payment of convertible promissory notes.......................             --         (50,000)         (50,000)
  Payment of issuance costs related to preferred stock
    financing...................................................         (4,811)             --          (15,750)
                                                                  --------------  --------------  ---------------
        Net cash provided by financing activities...............        470,189         928,819        1,710,269
                                                                  --------------  --------------  ---------------
Net increase (decrease) in cash and cash equivalents............       (200,393)        (50,943)          12,611

Cash and cash equivalents, beginning of period..................        263,947          63,554               --
                                                                  --------------  --------------  ---------------
Cash and cash equivalents, end of period........................   $     63,554    $     12,611    $      12,611
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest......................   $         --    $         --    $          --
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
Supplemental disclosure of noncash financing activities:
  Promissory notes converted to Series A preferred stock........   $    200,000    $    125,000    $     325,000
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
  Issuance of warrants in conjunction with issuance of
    convertible debt............................................   $         --    $     70,398    $      70,398
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
  Vesting of restricted common stock............................   $      5,000    $     11,250    $      22,000
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------
  Deferred stock compensation from issuance of stock options....   $     45,400    $    120,264    $     165,664
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

   The accompanying notes are an integral part of these financial statements.

                                BENELYTICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS OF THE COMPANY

    Benelytics, Inc. ("the Company") was incorporated in California on March 20, 1996. The Company is a developer of employee health benefits selection and management software and reference data products. Currently, customers can obtain the reference data by ordering a single report or subscribing to a series of reports.

    For the period from inception (March 20, 1996) through December 31, 1997, the Company had not commenced its planned principal operations. During 1998, the Company commenced its planned principal operations, but had no significant revenue therefrom. Therefore, the Company is treated as a development stage enterprise, in accordance with Statement of Financial Accounting Standards (SFAS No. 7), ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES, from its inception date (March 20, 1996) through December 31, 1998.

    The Company became a wholly owned subsidiary of InsWeb Corporation ("InsWeb") on December 31, 1998, when InsWeb acquired all of the outstanding common and preferred stock, warrants and convertible promissory notes of the Company. These financial statements reflect the Company's position, immediately prior to the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, approximate fair value due to their short maturities.

  REVENUE RECOGNITION

    Revenues consist of report revenues and subscription revenues. Report revenue is recognized at the time the report is delivered to the customer. Subscription revenue is recognized ratably over the period during which the service is provided.

  RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to product development expense as incurred.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation on computer and office equipment, furniture and fixtures and purchased software is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income. Expenditures for maintenance and repairs are charged to expense as incurred.

                                BENELYTICS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires recognition of impairment losses related to long-lived assets in the event the net carrying value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company assesses the impairment of its long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

  CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentration of credit risk, as defined by SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of cash and cash equivalents. The Company deposits its cash and cash equivalents with a single major bank, which deposits may exceed federal deposit insurance limits.

  DEBT WITH STOCK PURCHASE WARRANTS

    The Company accounts for stock purchase warrants as a separate component of equity and as a discount on the associated debt based on the relative fair value of the stock purchase warrants at the time of issuance (see Note 8). The discount on debt is amortized, as interest expense, over the period that the debt is outstanding.

  RISKS AND UNCERTAINTIES

    The Company is subject to all of the risks inherent in an early stage business in the electronic commerce industry. These risks include, but are not limited to, a limited operating history, limited management resources, dependence upon consumer acceptance of the Internet, Internet related security risks and the changing nature of the electronic commerce industry. Due to the foregoing factors, the Company's operating results may be materially affected.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

    Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                                BENELYTICS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES,and complies with the disclosure provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of the Company's stock and the exercise price of the option on the measurement date, which is typically the date of grant.

    The Company accounts for options granted to non-employees under SFAS No.
123. Under SFAS No. 123, options are recorded at their fair value on the measurement date, which is typically the date of grant.

    Since all options outstanding at December 31, 1998 vested 100% upon the acquisition, the Company charged all remaining deferred stock compensation to operations in 1998.

  COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

  RECENT ACCOUNTING PRONOUNCEMENTS

    On March 4, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
(SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 requires that the costs of computer software developed or obtained for internal use be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The impact on the financial statements of the adoption of this standard is not expected to be material.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company does not believe the adoption of SFAS No. 133 will have a material effect on the Company's results of operations or financial condition.

                                BENELYTICS, INC.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           1997       1998
                                                                         ---------  ---------
Computer and office equipment..........................................  $  23,807  $  31,056
Furniture and fixtures.................................................     10,797     10,797
Purchased software.....................................................     57,057     57,057
                                                                         ---------  ---------
                                                                            91,661     98,910
Less accumulated depreciation and amortization.........................     (9,621)   (52,428)
                                                                         ---------  ---------
                                                                         $  82,040  $  46,482
                                                                         ---------  ---------
                                                                         ---------  ---------

    Depreciation and amortization expense was $9,621, $42,807 and $52,428 for the years ended December 31, 1997 and 1998 and for the period from inception to December 31, 1998, respectively.

4. OPERATING LEASES

    The Company leases its current office facilities under an operating lease which expires on February 28, 1999.

    Rent expense was $54,701, $57,791 and $113,596 for the years ended December 31, 1997 and 1998 and for the period from inception to December 31, 1998, respectively.

5. RELATED PARTY TRANSACTIONS

  NOTES PAYABLE TO OFFICERS

    In May 1997, the Company borrowed $50,000 (see Note 6) from its President, in exchange for an uncollateralized demand promissory note, convertible to preferred stock on or before May 31, 1998. The note bears interest at 6.23% per annum. The note was paid in full in January 1998.

    In December 1998, the Company borrowed $25,000 from its President, in exchange for an uncollateralized demand promissory note bearing interest at 4.33% per annum. The note was paid in full in January 1999.

  RESELLER AGREEMENT

    The Company has a reseller agreement with a company, in which its owners are investors and one of the owners is a director. Since the Company had not significantly commenced its planned principal operations, there was no effect on the amounts reported in the financial statements.

6. CONVERTIBLE PROMISSORY NOTES

    Convertible promissory notes consist of the following:

                                                                         1997         1998
                                                                      -----------  -----------
Note payable to related party (Note 5)..............................  $    50,000  $        --
Notes payable to non-related parties................................      125,000      664,899
                                                                      -----------  -----------
                                                                      $   175,000  $   664,899
                                                                      -----------  -----------
                                                                      -----------  -----------

                                BENELYTICS, INC.

6. CONVERTIBLE PROMISSORY NOTES (CONTINUED)
    From May through September 1997, the Company borrowed an aggregate of $200,000 from its owners in exchange for uncollateralized demand promissory notes, convertible to Series A preferred stock on or before May 31, 1998. The notes bore interest at rates ranging from 5.81% to 6.23%. In October 1997, these notes were converted to Series A preferred stock.

    In October and November 1997, the Company borrowed $25,000 and $100,000, respectively, from non-related parties in exchange for uncollateralized demand promissory notes, convertible to Series A preferred stock on or before October 30, 1998 and November 14, 1998, respectively. The notes bear interest at 5.81% per annum. In January 1998, these notes were converted to Series A preferred stock.

    In May and June 1998, the Company borrowed $175,000 and $489,899, respectively, from non-related parties in exchange for uncollateralized demand promissory notes. Upon the next equity financing, these notes and related interest that is accrued or unpaid automatically convert into such series of equity instrument issued at the price per share paid for such equity instruments. The notes bear interest at 8.0% per annum. In connection with the issuance of these promissory notes, the Company also issued stock purchase warrants (see Note 8).

7. STOCKHOLDERS' EQUITY

  CONVERTIBLE PREFERRED STOCK

    At December 31, 1997 and 1998, the Company had 1,000,000 authorized shares of Series A convertible preferred stock, of which 600,000 and 890,000 shares, respectively, were issued and outstanding.

    CONVERSION

    Each share of preferred stock may be converted into such number of shares of common stock as determined by dividing the issuance price by the conversion price. The issuance price and conversion price of the preferred stock are $1.00 and $1.00, respectively, subject to adjustments under specific circumstances. Conversion is (i) at the option of the preferred stockholder or (ii) automatic upon the closing of an underwritten public offering of the Company's common stock at an aggregate offering price of at least $15,000,000 and per share offering price not less than $5.00 per share. The Company has reserved 890,000 shares of common stock for the conversion of the outstanding and issuable shares of preferred stock.

    DIVIDENDS

    When, and if, declared by the Company's Board of Directors, the holders of the preferred stock are entitled to annual noncumulative dividends of $0.08 per share or, if greater, an amount equal to those dividends paid on any other outstanding shares. As of December 31, 1998, no dividends had been declared or paid.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company available for distribution shall first be distributed $1.00 per outstanding share of preferred stock, plus a further amount equal to any dividends declared but

                                BENELYTICS, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)
unpaid on such shares. If the assets of the Company available for distribution are not sufficient to pay the full amount of this distribution, such assets will be distributed ratably among the holders of the preferred stock based on the full preferential amount that each such holder is entitled to receive. Any assets of the Company available for distribution in excess of the liquidation preference amounts will be distributed pro rata to the holders of the preferred and common stock, based on the number of common shares held (on an "if-converted" basis for preferred stock). Preferred stockholders may receive distributions of no more than $3.00 per share of preferred stock held.

    REDEMPTION

    The preferred stock is not redeemable.

    VOTING RIGHTS

    The holders of common stock are entitled to one vote for each share of common stock held. The holders of preferred stock are entitled to one vote for each share of common stock into which such share of the preferred stock is convertible. The holders of preferred stock, voting together, are entitled to elect one member of the Company's Board of Directors. The holders of common stock, voting together, are entitled to elect one member of the Company's Board of Directors. The holders of preferred stock and common stock, voting together, are entitled to elect any remaining members of the Company's Board of Directors.

    REGISTRATION RIGHTS

    The holders of preferred stock are entitled to certain rights with respect to the registration of common stock issued and issuable upon conversion of outstanding preferred stock (the Registrable Securities). At any time after December 31, 2000, a holder or holders of the preferred stock will have the right to require the Company to file a registration statement under the Securities Act, at the Company's expense, in order to register such number of Registrable Securities as such holder or holders desire to include in such registration statement, together with the Registrable Securities of other holders who wish to participate in such registration, provided that the registration will effect the registration of at least 40% of the Registrable Securities or the anticipated aggregate offering price of such registration exceeds $10,000,000. The Company may, in certain circumstances, defer such registration, and the underwriters of such an offering have the right, subject to certain limitations, to limit the number of Registrable Securities included in such registration. In the event that the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, holders of Registrable Securities are entitled to notice of such registration and have the right to include some or all of the Registrable Securities held by them in such registration at the Company's expense, subject to marketing and other limitations.

                                BENELYTICS, INC.

7.  STOCKHOLDERS' EQUITY (CONTINUED)

RESTRICTED COMMON STOCK

    On March 20, 1996, the Company issued, for cash, 3,000,000 shares of common stock at $0.01 per share to three officers. The shares are subject to the right of repurchase by the company following a termination. The Company's right to repurchase the shares is released ratably in equal monthly installments beginning April 1, 1996. On April 1, 1997, the agreements were amended to provide that all the shares be fully released from the Company's right of repurchase in the event that the Company (1) merges into any other corporation or (2) sells or conveys all or substantially all of its assets to any other entity in a transaction in which the stockholders of the Company own, immediately after the transaction, less than a majority of the outstanding voting securities of the surviving entity or its parent entity. During 1996, one officer terminated, and the Company repurchased 800,000 shares for $8,000.

STOCK OPTION PLAN

    In December 1996, the Company authorized the 1996 Stock Option Plan (the
Plan) under which the Board of Directors may grant incentive stock options to employees, officers and directors of the Company and any of its subsidiaries. A total of 1,333,333 shares of common stock are reserved for issuance under the Plan.

    Options granted under the Plan generally vest in equal monthly installments over a four-year period. The options generally expire ten years from the date of grant.

    Activity under the Plan is as follows:

                                                                                                         WEIGHTED
                                                   SHARES                                                 AVERAGE
                                                AVAILABLE FOR     NUMBER       EXERCISE     AGGREGATE    EXERCISE
                                                    GRANT       OF SHARES       PRICE         PRICE        PRICE
                                                -------------  ------------  ------------  -----------  -----------
Balances, December 31, 1996...................      1,333,333            --            --          --           --
Options granted...............................       (309,000)      309,000  $       0.10   $  30,900    $    0.10
Options exercised.............................             --            --            --          --           --
Options canceled..............................          4,000        (4,000) $       0.10        (400)   $    0.10
                                                -------------  ------------                -----------
Balances, December 31, 1997...................      1,028,333       305,000  $       0.10      30,500    $    0.10
Options granted...............................       (114,600)      114,600  $  0.10-0.20      18,420    $    0.16
Options exercised.............................             --      (419,600) $  0.10-0.20     (48,920)   $    0.12
Options canceled..............................             --            --            --          --           --
                                                -------------  ------------                -----------
Balances, December 31, 1998...................        913,733            --            --   $      --           --
                                                -------------  ------------                -----------
                                                -------------  ------------                -----------

    The Company accounts for employee stock options in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123.

    Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying common stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of employee stock options was in excess of the exercise price of the options. This amount is recorded as a reduction of stockholders' equity and is amortized as a charge to

                                BENELYTICS, INC.

7.  STOCKHOLDERS' EQUITY (CONTINUED)
operations over the vesting period of the applicable options. Consequently, the Company deferred stock compensation of $16,400 and $46,600 for the years ended December 31, 1997 and 1998, respectively. Amortization recognized for the years ended December 31, 1997 and 1998 totaled $4,292 and $58,708, respectively.

    Had compensation cost for option grants to employees been determined consistent with SFAS No. 123, the Company's net loss would have been as follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                       1997          1998
                                                                    -----------  -------------
Net loss as reported..............................................  $   628,970  $   1,349,289
Net loss--pro forma...............................................  $   629,828  $   1,351,986

    The above proforma disclosures are not necessarily representative of the effects on reported income or loss for future years as additional grants are made each year and options vest over several years.

    All employee stock options were granted at exercise prices less than the fair market value on the date of grant. The weighted average grant date fair value of stock options granted during 1997 and 1998 was $0.08 and $0.15, respectively.

    The fair value of stock options granted to non-employees was $29,000 and $73,664 for the years ended December 31, 1997 and 1998, respectively. These amounts have been recorded as deferred stock compensation. Of the deferred stock compensation, $7,916 and $94,748 was amortized for the years ended December 31, 1997 and 1998, respectively.

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions by year:

                                                                        1997          1998
                                                                    ------------  ------------
Risk-free interest rate...........................................    6.0 -- 6.4%   5.3 -- 5.5%
Expected life.....................................................       3 years       3 years
Expected dividend yield...........................................            --            --
Volaility.........................................................            --            --

    The risk-free interest rate range represents the low and high end of the range used at different points during the year. Because the Company does not have actively traded equity securities, volatility is not considered in determining the fair value of options granted to employees.

8.  WARRANTS

    In connection with the issuance of the convertible promissory notes in May and June 1998 (see Note 6), the Company issued stock purchase warrants to purchase $132,980 (20% of the amounts borrowed under the convertible promissory notes) of the Company's stock, the series of which will be that series issued in the Company's next equity financing. The exercise price of the stock purchase warrants will be equal to the per share price at which the next series of equity financing is

                                BENELYTICS, INC.

8.  WARRANTS (CONTINUED)
issued. The number of shares which may be issued upon exercise of the stock purchase warrants will be equal to $132,980 divided by the exercise price of the stock purchase warrants.

9.  INCOME TAXES

    No deferred provision or benefit for income taxes has been recorded as the Company is in a net deferred tax asset position as a result of net operating losses. A full valuation has been provided as management believes that it is more likely than not, based on available evidence, that the deferred tax assets will not be realized.

    At December 31, 1998, the Company has federal net operating loss carryforwards of approximately $1,900,000, which begin to expire in 2012. The income tax benefit from the utilization of net operating loss carryforwards may be limited in certain circumstances including, but not limited to, cumulative stock ownership changes of more than 50% over a three-year period. The amount of such limitations, if any, has not yet been determined.

                                  UNDERWRITING

    InsWeb and the underwriters for this offering named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BancBoston Robertson Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are the representatives of the Underwriters.

                                    Underwriters                                       Number of Shares
-------------------------------------------------------------------------------------  -----------------
Goldman, Sachs & Co..................................................................        1,896,000
BancBoston Robertson Stephens Inc....................................................        1,053,000
Donaldson, Lufkin & Jenrette Securities Corporation..................................        1,053,000
A.G. Edwards & Sons, Inc.............................................................          110,000
Deutsche Bank Securities Inc.........................................................          110,000
Prudential Securities Incorporated...................................................          110,000
SG Cowen Securities Corporation......................................................          110,000
Advest, Inc..........................................................................           93,000
Chatsworth Securities, LLC...........................................................           93,000
Dain Rauscher Incorporated...........................................................           93,000
Legg Mason Wood Walker, Incorporated.................................................           93,000
McDonald Investments Inc.,
  a KeyCorp Company..................................................................           93,000
Tucker Anthony Incorporated..........................................................           93,000
                                                                                       -----------------
      Total..........................................................................        5,000,000
                                                                                       -----------------
                                                                                       -----------------

    If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 750,000 shares from InsWeb to cover these sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by InsWeb. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                                                                 Paid by InsWeb
                                                                         -------------------------------
                                                                          No Exercise     Full Exercise
                                                                         --------------  ---------------
Per share..............................................................  $         1.19  $          1.19
Total..................................................................  $    5,950,000  $     6,842,500

    Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount of up to $0.70 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    InsWeb, its directors, officers and stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the Underwriters. These agreements apply to all shares owned by these individuals prior to this offering, as well as to any shares purchased by these individuals pursuant to the reserve share program described below. InsWeb's agreement does not limit its ability to make grants under its existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    Prior to this offering, there was no public market for the shares. The initial public offering price was negotiated among InsWeb and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were InsWeb's historical performance, estimates of the business potential and earnings prospects of InsWeb, an assessment of InsWeb's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    InsWeb's common stock has been approved for quotation on the Nasdaq National Market under the symbol "INSW."

    In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions. In no other situation will a penalty bid be imposed on a particular Underwriter who sells shares to an investor who subsequently resells those shares.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    The Underwriters have reserved for sale, at the initial public offering price, up to 7.5% of the common stock offered by this prospectus for directors, officers, employees, members of their families, customers and other persons with whom InsWeb has strategic relationships through a directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares to be sold in this offering.

    InsWeb estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

    InsWeb has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ----------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Forward-Looking Statements.....................          20
Use of Proceeds................................          21
Dividend Policy................................          21
Capitalization.................................          22
Dilution.......................................          23
Selected Consolidated Financial Data...........          24
Selected Pro Forma Consolidated Financial
 Data..........................................          25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          26
Business.......................................          36
Management.....................................          56
Certain Transactions...........................          66
Principal Stockholders.........................          69
Description of Capital Stock...................          72
Shares Eligible For Future Sale................          75
Legal Matters..................................          76
Experts........................................          76
Where to Find Additional Information About
 InsWeb........................................          76
Index to Financial Statements..................         F-1
Underwriting...................................         U-1

                                ----------------

    Through and including August 16, 1999, (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
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
                                5,000,000 Shares

                               INSWEB CORPORATION

                                  Common Stock

                         ------------------------------

                                 [INSWEB LOGO]

                         ------------------------------

                              GOLDMAN, SACHS & CO.

                         BANCBOSTON ROBERTSON STEPHENS

                          DONALDSON, LUFKIN & JENRETTE

                      Representatives of the Underwriters